UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
SCHEDULE 14C Information

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
_________________________

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

Advanced Environmental Recycling Technologies, Inc.

(Name of Registrant as Specified in its Charter)

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.
914 N. Jefferson Street
Springdale, Arkansas 72764
(479) 756-7400

NOTICE OF ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND US A PROXY.

April 10, 2017

Dear Stockholder:

This notice of action by written consent and appraisal rights and the accompanying information statement are being furnished to the holders of common stock and preferred stock of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (“AERT,” the “Company,” “we,” “our” or “us”), in connection with the Agreement and Plan of Merger, dated as of March 16, 2017 (the “Merger Agreement”), by and among the Company, Oldcastle Architectural, Inc., a Delaware corporation (“Parent”), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share of AERT Class A common stock, par value $0.01 per share (“Common Stock”), and each share of AERT Series E Convertible Preferred Stock, par value $0.01 per share (“Preferred Stock”), issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive $0.135936 in cash per share of Common Stock and $2,603.483278 in cash per share of Preferred Stock, respectively, without interest and subject to any applicable withholding taxes (the “Merger Consideration”), in each case other than any shares of Common Stock or Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. A copy of the Merger Agreement is attached as Annex A to the accompanying information statement.

If the Merger is completed, you will be entitled to receive $0.135936 in cash, without interest and subject to required tax withholdings, for each share of Common Stock owned by you and $2,603.483278 in cash, without interest and subject to required tax withholdings, for each share of Preferred Stock owned by you (unless you have properly exercised your appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) with respect to such shares).

The Company’s board of directors (the “Board”) unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, declared that it was in the best interests of the Company’s stockholders that the Company enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, and recommended that the Company’s stockholders adopt the Merger Agreement.

Under Section 251 of the DGCL and the applicable provisions of the Company’s certificate of incorporation and bylaws, each as amended to date, the adoption of the Merger Agreement by AERT’s stockholders required the affirmative vote or written consent of (i) holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and (ii) holders of a majority of the outstanding shares of Preferred Stock, voting separately as a class.  On March 17, 2017, H.I.G. AERT, LLC (the “Preferred Stockholder” or “H.I.G.”), holder of 15,289,890 shares of Common Stock and 20,524.149 shares of Preferred Stock (which shares represent all of the outstanding shares of Preferred Stock and are convertible into 393,084,089 shares of Common Stock), which represented approximately 85% of the voting power of the issued and outstanding shares of the Company’s stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (in the form attached to the Merger Agreement as Exhibit A) adopting the Merger Agreement and approving the Merger, subject to a right to withdraw such consent only if the Board takes certain actions prior to April 15, 2017, including (i) withholding, withdrawing or rescinding (or modifying or qualifying in a manner adverse to Parent or Merger Sub), its recommendation of the Merger, (ii) adopting, approving or recommending, or publicly proposing to adopt, approve or recommend, any acquisition proposal involving the Company (other than with respect to Parent and Merger Sub), and (iii) making any public statement inconsistent with its recommendation of the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

This notice of action by written consent and appraisal rights and the accompanying information statement shall constitute notice to you from the Company of the action by written consent to adopt the Merger Agreement taken by the Preferred Stockholder as required by Section 228(e) of the DGCL.

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Common Stock, other than H.I.G., will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. In order to exercise your appraisal rights, you must submit a written demand for an appraisal no later than 20 days after the date of mailing of this notice and the accompanying information statement, or May 1, 2017, and precisely comply with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice of action by written consent and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Common Stock or Preferred Stock.

By order of the Board of Directors,

/s/ Bobby J. Sheth
Bobby J. Sheth
Secretary

Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This information statement is dated April 10, 2017 and is first being mailed to stockholders on or about April 11, 2017.

THE MERGER AGREEMENT	42
Explanatory Note Regarding the Merger Agreement	42
Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers	42
Consummation and Effectiveness of the Merger	43
Consideration to be Received in the Merger	43
Appraisal Shares	43
Procedures for Receiving Merger Consideration	43
Representations and Warranties	43
Operation of the Company’s Business	46
No Solicitation by the Company	48
Other Offers; Superior Proposal	49
Adverse Recommendation Change	50
Stockholder Action by Written Consent	51
Reasonable Best Efforts to Complete	51
Indemnification and Insurance	52
Employees	53
Other Covenants and Agreements	53
Conditions to Completion of the Merger	55
Termination of the Merger Agreement	57
Effect of Termination; Termination Fee; Reverse Termination Fee	58
Amendment and Waiver	59
Specific Performance	59
Governing Law	59
MARKET PRICE OF THE COMPANY’S COMMON STOCK	60
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
APPRAISAL RIGHTS	62
WHERE YOU CAN FIND ADDITIONAL INFORMATION	65

ANNEX A – Agreement and Plan of Merger
ANNEX B – William Blair Fairness Opinion
ANNEX C – Section 262 of the Delaware General Corporation Law
ANNEX D – Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2016

SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 16, 2017, by and among the Company, Oldcastle Architectural, Inc., a Delaware corporation (“Parent”), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. Unless we otherwise indicate or unless the context requires otherwise: all references to the terms “Company,” “AERT,” “we,” “our” and “us” refer to Advanced Environmental Recycling Technologies, Inc.; all references to the “Board” refer to the Company’s board of directors;all references to “H.I.G.” refer to H.I.G. AERT, LLC; all references to “Common Stock” refer to the Company’s Class A common stock, par value $0.01 per share; all references to “Preferred Stock” refer to the Company’s Series E Convertible Preferred Stock, par value $0.01 per share; and all references to the “Merger Consideration” refer to the right to receive $0.135936 in cash per share of Common Stock and $2,603.483278 in cash per share of Preferred Stock, as applicable, without interest and subject to any required withholding taxes, contemplated to be received by the holders of our Common Stock and Preferred Stock pursuant to the Merger Agreement. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement.

The Parties to the Merger (page 14)

Advanced Environmental Recycling Technologies, Inc.

Advanced Environmental Recycling Technologies, Inc. is a Delaware corporation. Founded in 1988, AERT develops and commercializes technologies to recycle waste polyethylene plastics and develops, manufactures, and markets value-added, green building products. The majority of its products are composite building materials that are a superior replacement for traditional wood or plastic products for exterior applications in building and remodeling homes and for certain other industrial or commercial building purposes. AERT’s products are sold and distributed by leading companies such as Lowe’s Companies, Inc., BlueLinx Corp. and CanWel Building Materials Ltd., its Canadian distributor for Lowe’s Canada. AERT’s shares are traded on the OTCQB Tier of the OTC Markets Group, Inc. under the symbol “AERT”. AERT’s principal executive offices are located at 914 N. Jefferson Street, Springdale, Arkansas 72764, and its telephone number is (479) 756-7400.

 Oldcastle Architectural, Inc.

Parent is the leading supplier of innovative and sustainable masonry and hardscape products for North America’s building and landscaping markets. Parent is the innovator behind many of the industry’s well-known brands including Belgard Hardscapes, Echelon masonry products, Sakrete bagged dry-mixes and Anchor Wall Systems retaining wall solutions, among others. With over 172 operating locations and 5,300 employees, Parent operates across 33 states and 5 Canadian provinces. Parent is a U.S. subsidiary of CRH plc, a leading global diversified building materials group, employing approximately 87,000 people at 3,800 operating locations in 31 countries worldwide. Parent’s principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338, and its telephone number is (800) 899-8455.

Oldcastle Ascent Merger Sub, Inc.

Merger Sub is a Delaware corporation formed by Parent solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business to date, except for activities incidental to its incorporation and activities undertaken in connection with the Merger and the other transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338, and its telephone number is (800) 899-8455.

The Merger (page 15)

On March 16, 2017, the Company entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the Merger, the Company will cease to be an independent company traded on the OTCQB and will become a wholly-owned subsidiary of Parent. As the Merger Consideration will be paid in cash, you will receive no equity interest in Parent, and after the effective time of the Merger you will have no equity interest in the Company.

The Merger Consideration (page 43)

At the effective time of the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, and each issued and outstanding share of Preferred Stock will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, in each case other than any shares of Common Stock and Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders have properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. As a result of the Merger, upon surrender of your Common Stock or Preferred Stock, as applicable, you will receive a total amount equal to the product obtained by multiplying the relevant per share Merger Consideration by the number of shares of Common Stock or Preferred Stock, as applicable, that you own at the effective time of the Merger, less any amounts required by law to be withheld.

Reasons for the Merger (page 22)

After careful consideration of various factors, the Board, after consultation with its financial advisor and its legal advisor, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable, and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the Company’s stockholders adopt the Merger Agreement. For a discussion of the material factors considered by the Board in reaching its conclusion, see the section entitled “The Merger – Reasons for the Merger”.

Opinion of William Blair, the Company’s Financial Advisor (page 28)

William Blair & Company, L.L.C. (“William Blair”) was retained to act as financial advisor to the Board in connection with the possible sale of the Company. As part of its engagement, the Board requested that William Blair render an opinion to the Board as to whether the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) was fair to such stockholders, from a financial point of view. On March 16, 2017, William Blair delivered its oral opinion to the Board and subsequently confirmed in writing that, as of March 16, 2017 and based upon and subject to the assumptions, qualifications and limitations stated therein, the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) was fair to such stockholders, from a financial point of view.

The full text of William Blair’s written opinion, dated March 16, 2017, is attached as Annex B to this information statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation. William Blair’s fairness opinion was directed to the Board for its benefit and use in evaluating the fairness of the Merger Consideration to be received pursuant to the Merger Agreement and relates only to the fairness, as of the date of William Blair’s fairness opinion and from a financial point of view, of the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) in the Merger pursuant to the Merger Agreement. William Blair’s fairness opinion does not address any other aspects of the Merger or any related transaction, and does not constitute a recommendation to any of the holders of Common Stock with respect to the Merger Agreement or the Merger. William Blair did not address the merits of the underlying decision by the Company to engage in the Merger.

 For further information, see the section entitled “The Merger — Opinion of William Blair, the Company’s Financial Advisor” and Annex B.

Stockholder Action by Written Consent (page 15)

Under Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), and the applicable provisions of the Company’s certificate of incorporation and bylaws, each as amended to date, the adoption of the Merger Agreement by AERT’s stockholders may be approved without a meeting by written consent of (i) the stockholders holding a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and (ii) stockholders holding a majority of the outstanding shares of Preferred Stock, voting separately as a class.  On March 17, 2017, H.I.G., holder of 15,289,890 shares of Common Stock and 20,524.149 shares of Preferred Stock (which shares represent all of the outstanding shares of Preferred Stock and are convertible into 393,084,089 shares of Common Stock), which represented approximately 85% of the voting power of the issued and outstanding shares of the Company’s stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (in the form attached to the Merger Agreement as Exhibit A) (the “Written Consent”) adopting the Merger Agreement subject to a right to withdraw the Written Consent only if the Board takes certain actions prior to April 15, 2017, including (i) withholding, withdrawing or rescinding (or modifying or qualifying in a manner adverse to Parent or Merger Sub), its recommendation of the Merger, (ii) adopting, approving or recommending, or publicly proposing to adopt, approve or recommend, any Acquisition Proposal (as defined in the section entitled “The Merger Agreement – No Solicitation by the Company” beginning on page 48) involving the Company (other than with respect to Parent and Merger Sub), and (iii) making any public statement inconsistent with its recommendation of the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires that notice of the action be provided to those stockholders who did not consent. This information statement and the notice attached hereto shall constitute notice to you of action by written consent as required by Section 228(e) of the DGCL.

Interests of the Company’s Directors and Executive Officers in the Merger (page 35)

You should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include, among others, potential bonus payments to executive officers in connection with the closing of the Merger, bonus and severance benefits and other payments to executive officers pursuant to employment agreements entered into with Parent which are effective on, and contingent upon, the consummation of the Merger, and rights to ongoing indemnification and insurance coverage.

In addition, certain members of the Board are affiliated with H.I.G. Accordingly, such members of the Board may have an indirect interest in the portion of the Merger Consideration to be paid to H.I.G. as holder of Preferred Stock and Common Stock, and may also have an indirect interest in transaction fees of $2.34 million to be paid to an affiliate of H.I.G, at the closing of the Merger.

The Board was aware of these different or additional interests and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. These interests are discussed in more detail in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”.

The Merger Agreement (page 42)

Conditions to Completion of the Merger (page 55)

As more fully described in this information statement and the Merger Agreement, the completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the Merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. If these conditions are not satisfied or waived, the Merger will not be completed.

In addition, pursuant to federal securities laws and the Merger Agreement, the Merger may not be completed until 20 days after the date of mailing of this information statement to AERT stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent (which was obtained shortly after the signing of the Merger Agreement), the Merger will not occur until that time has elapsed. We expect the Merger to be completed during the second quarter of 2017. However, there can be no assurance that the Merger will be completed at that time, or at all.

No Solicitation by the Company (page 48)

The Company has agreed that it will not, nor will it authorize any of its representatives to, directly or indirectly:

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solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal (as defined in the section entitled “The Merger Agreement – No Solicitation by the Company”);

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enter into, continue or otherwise participate in any discussions or any negotiations regarding, or furnish to any party any non-public information with or for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal; or

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enter into any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal or with respect to any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

The Company has agreed, and has agreed to cause each of its directors and officers to, and to direct its other representatives to, immediately cease and cause to be terminated all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal and to require such persons to return or destroy, and to cease producing access to, any non-public information of or relating to the Company promptly after closing. The Company is permitted to grant waivers of any “standstill” provision to the limited extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Board in accordance with the terms of the Merger Agreement, in which case the Company has agreed to similarly waive or terminate any “standstill” provision applicable to Parent contained in the confidentiality agreement between the Company and Parent. All but one of the confidentiality and nondisclosure agreements entered into by the Company in connection with discussions or negotiations with respect to a potential proposal to acquire the Company included customary “standstill” provisions, the terms of which “standstill” provisions terminated on March 17, 2017 upon announcement of the Company’s entry into the Merger Agreement.

Notwithstanding the restrictions described above, if at any time prior to April 15, 2017, the Company receives an unsolicited bona fide written Acquisition Proposal that does not result from a breach of the non-solicitation covenant within the Merger Agreement and the Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then the Company may furnish information to, and participate in discussions and negotiations with, the party making such Acquisition Proposal (and waive such party’s noncompliance with the provisions of any “standstill” agreement solely to permit such discussions and negotiations).

Termination of the Merger Agreement (page 57)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company if:

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the Merger has not been consummated on or prior to the close of banking business, New York time, on May 31, 2017 (the “Outside Date”), provided, that a party is not permitted to terminate the Merger Agreement pursuant to this right if the failure to consummate the Merger is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under the Merger Agreement;

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any governmental body of competent jurisdiction has issued a final and nonappealable order or taken any action, or there exists any law, in each case, making illegal, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger, provided, that a party is not permitted to terminate the Merger Agreement pursuant to this right if the issuance of such order or the taking of such action is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under the Merger Agreement; or

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on or prior to the Outside Date, the Written Consent has not been obtained and the requisite Company stockholder approval has not been obtained at the Company stockholders meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of the Merger Agreement was taken.

The Merger Agreement also may be terminated by Parent if:

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the Board has made an adverse recommendation change (as defined in “The Merger Agreement – Adverse Recommendation Change” beginning on page 50);

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(i) there has been a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement, or (ii) any representation or warranty of the Company set forth in the Merger Agreement was inaccurate when made or, if not made as of a specific date, has become inaccurate, which, in either case of clauses (i) or (ii), results in the conditions to closing related to the Company’s representations and warranties not being satisfied, and in the case of both clauses (i) and (ii), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

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either (i) the Written Consent was not obtained and delivered to Parent within the required period of time, or (ii) the requisite Company stockholder approval was not obtained at the Company stockholders meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of the Merger Agreement was taken.

The Merger Agreement also may be terminated by the Company if:

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(i) there has been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement; or (ii) any representation or warranty of Parent or Merger Sub set forth in the Merger Agreement was inaccurate when made or has become inaccurate, which, in either case of clauses (i) or (ii), results in the conditions to closing related to Parent’s or Merger Sub’s representations and warranties not being satisfied, and in the case of both clauses (i) and (ii), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

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the Board effected an adverse recommendation change with respect to a superior proposal (as defined in “The Merger Agreement – Other Offers; Superior Proposal” beginning on page 49) or an intervening event (as defined in “The Merger Agreement – Adverse Recommendation Change ” beginning on page 50) (other than an intervening event that would reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole) in accordance with, and in compliance with the requirements of, the Merger Agreement and concurrently with the termination of the Merger Agreement, the Company (i) entered into an agreement related to the applicable superior proposal, if such adverse recommendation change relates to a superior proposal, and (ii) paid the termination fee as required under the Merger Agreement.

Termination Fees (page 58)

If the Merger Agreement is terminated by Parent after the Board makes an adverse recommendation change or by the Company after the Board makes an adverse recommendation change (unless the adverse recommendation change relates to an intervening event that would reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole), the Company has agreed to pay to Parent a termination fee of $4.68 million.

In the event that the Merger Agreement is terminated by the Company (i) as a result of the Merger not being consummated by the Outside Date or (ii) as a result of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement or the inaccuracy of any representations or warranties of Parent or Merger Sub set forth in the Merger Agreement, and in the case of clause (i), both (A) the conditions to the obligations of all parties and the conditions to the obligations of Parent and Merger Sub are satisfied or capable of being satisfied or are waived (other than those conditions that by their nature are to be satisfied by actions taken at closing, each of which is capable of being satisfied at closing), and (B) either Parent or Merger Sub fails to satisfy its obligations to effect closing by the date the closing is required to have occurred pursuant to the Merger Agreement, then Parent has agreed pay to the Company a reverse termination fee of $7.02 million.

Financing (page 34)

The Merger Agreement does not contain any financing-related closing condition and Parent has represented that it will have sufficient funds at the closing to fund the payment of the Merger Consideration and any other payments required in connection with consummation of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 39)

If you are a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash in exchange for shares of Common Stock or Preferred Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of Common Stock or Preferred Stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 41)

 Under the Merger Agreement, both the Company and Parent have agreed to use reasonable efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except for the expiration of 20 days from the dissemination of this information statement to the Company’s stockholders and the filing of a certificate of merger with the Delaware Secretary of State at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Appraisal Rights (page 62)

If the Merger is consummated, holders of our Common Stock may elect, in lieu of accepting the Merger Consideration, to pursue appraisal rights under Section 262 of the DGCL and to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the Merger Consideration, but only if they comply with the procedures required by Section 262 of the DGCL. In order to perfect these rights, you must make a written demand for appraisal by no later than May 1, 2017, which is the date that is 20 days following the mailing of this information statement, and otherwise comply with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. For a summary of these procedures, see the section entitled “Appraisal Rights” beginning on page 62. A copy of Section 262 of the DGCL is also included as Annex C to this information statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Delisting and Deregistration of Common Stock (page 41)

If the Merger is completed, the Common Stock, which is currently listed on the OTCQB Tier of the OTC Markets Group, Inc. under the symbol “AERT,” will cease to be quoted on the OTCQB. In addition, if the Merger is completed, the Common Stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of our Common Stock.

Market Price of the Company’s Common Stock (page 60)

The closing price of our Common Stock on the OTCQB on March 16, 2017, the last trading day prior to our public announcement that we had entered into the Merger Agreement, was $0.1021 per share. On April 7, 2017, the most recent practicable trading date prior to the date of this information statement, the closing price of our Common Stock on the OTCQB was $0.134 per share.

Procedures for Receiving Merger Consideration (page 43)

Shortly after the effective time of the Merger, a paying agent will mail a letter of transmittal and instructions to stockholders of the Company who hold shares of Company stock represented by stock certificates. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the Merger without any further action required on the part of those holders.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as an AERT stockholder. Please refer to the additional information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to in this information statement, each of which you should read carefully.

Q.
Why am I receiving this information statement?

A.
The Company and Parent have agreed to the acquisition of the Company by Parent upon the terms and conditions of the Merger Agreement described in this information statement, and the Preferred Stockholder has adopted the Merger Agreement and approved the Merger. Applicable provisions of Delaware law and applicable securities regulations require us to provide you with information regarding the Merger, even though your vote or consent is neither required nor requested to adopt the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q.
What is the proposed transaction?

A.
The proposed transaction is the acquisition of the Company by Parent. The proposed transaction will be accomplished through a merger of Merger Sub, a wholly-owned subsidiary of Parent, with and into the Company, with the Company as the surviving corporation. As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent and its Common Stock will cease to be quoted on the OTCQB.

Q.
Why did the Board approve the Merger and the Merger Agreement?

A.
After careful consideration and evaluation of the Merger, the Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable, and in the best interests of, the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the Company’s stockholders adopt the Merger Agreement. To review the Board’s reasons for recommending and approving the Merger and the Merger Agreement, see the section entitled “The Merger - Reasons for the Merger” beginning on page 22.

Q.
Is the approval of stockholders necessary to adopt the Merger Agreement? Why am I not being asked to vote on the Merger Agreement?

A.
The Merger requires the adoption of the Merger Agreement by (i) the holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Preferred Stock, voting separately as a class. The requisite stockholder approval was obtained on March 17, 2017, the date on which H.I.G., holder of all of the issued and outstanding shares of Preferred Stock, and holder of approximately 85% of the voting power of the issued and outstanding shares of the Company’s stock on that date, delivered to the Company a written consent adopting and approving the Merger Agreement and the Merger. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q.
If the Merger is completed, what will I receive for my shares of Common Stock and my shares of Preferred Stock?

A.
In the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, and each issued and outstanding share of Preferred Stock will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, which we refer to as the “Merger Consideration.” As a result of the Merger, upon the surrender of your shares of Common Stock or Preferred Stock, as applicable, you will receive a total amount equal to the product obtained by multiplying the Merger Consideration applicable to such shares of Common Stock or Preferred Stock, respectively, by the number of shares of Common Stock or Preferred Stock, as applicable, that you own, rounded up to the nearest cent. This does not apply to any shares of Common Stock or Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. You will not own shares in the surviving corporation.

Q.
Will the Merger Consideration I receive in the Merger increase if AERT’s results of operations improve or if the price of AERT’s Common Stock increases above the current Merger Consideration to be paid in respect of Common Stock?

A.
No. The Merger Consideration in respect of Common Stock is fixed at $0.135936 in cash per share of Common Stock, without interest and subject to any required withholding taxes. The Merger Agreement does not contain any provision that would adjust the Merger Consideration (in either direction) based on fluctuations in the price of the Common Stock or based on the results of operations of the Company prior to the consummation of the Merger.

Q.
Is the Merger subject to fulfillment of certain conditions?

A.
Yes. Before completion of the Merger, the Company, Parent and Merger Sub must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement - Conditions to Completion of the Merger” beginning on page 55.

Q.
Am I entitled to appraisal rights instead of receiving the Merger Consideration for my shares?

A.
Yes. Under the DGCL, stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e., stockholders other than H.I.G.) are entitled to appraisal rights in connection with the Merger with respect to their shares, so long as they precisely follow specific procedures to exercise their rights under Delaware law. See the section entitled “Appraisal Rights” beginning on page 62.

Q.
What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A.
If a third party makes an unsolicited bona fide written acquisition proposal to the Company prior to April 15, 2017, the Company may, prior to such date, negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. If the Board determines in good faith that such acquisition proposal constitutes a superior proposal and the Company notifies Parent and complies with certain additional requirements of the Merger Agreement, including, if requested by Parent, negotiating with Parent during a period of four business days so that Parent has the opportunity to submit a matching or topping proposal, and Parent does not submit a matching or topping proposal during such four business day period, then the Company may terminate the Merger Agreement until April 15, 2017 to accept the superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay Parent the termination fee prior to or concurrently with such termination. See the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57. As of the date of this information statement, the Company has not received any such acquisition proposal.

Q.
When is the Merger expected to be completed?

A.
As of the date of this information statement, we expect to complete the Merger during the second quarter of 2017. We are working to complete the Merger as quickly as possible. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to the completion of the Merger, which are described in this information statement, including that the Merger may not be completed until 20 days after the date of mailing of this information statement to AERT stockholders. It is possible that factors outside the control of the Company or Parent could delay the completion of the Merger, or prevent it from being completed at all.

Q.
What happens if the Merger is not completed?

A.
If the Merger is not completed for any reason, the Company’s stockholders will not receive any payment for their shares of Common Stock or Preferred Stock in connection with the Merger. Instead, shares of our Common Stock will continue to be registered under the Exchange Act, as well as listed and traded on the OTCQB. In the event that either the Company or Parent terminates the Merger Agreement, then, in certain circumstances, the Company will pay Parent a termination fee of $4.68 million or Parent will pay the Company a reverse termination fee of $7.02 million. See the section entitled “The Merger Agreement — Effect of Termination; Termination Fee; Reverse Termination Fee” beginning on page 58.

Q.
What happens if I sell or otherwise transfer my shares before completion of the Merger?

A.
If you sell or otherwise transfer your shares of Company stock, you will have transferred to the person that acquires your shares of Company stock the right to receive the Merger Consideration to be received in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q.
Should I surrender my shares of Company stock now?

A.
No. After the Merger is completed, you will be sent detailed instructions for exchanging your shares of stock for the Merger Consideration. Holders of uncertificated shares of Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the effective time of the Merger without any further action required on the part of those holders.

Q.
Will I owe taxes as a result of the Merger?

A.
The Merger will be a taxable transaction for U.S. holders of our Common Stock or Preferred Stock. As a result, assuming you are a U.S. holder, any gain you recognize as a result of the Merger will be subject to United States federal income tax and also may be taxed under applicable state, local or other tax laws. In general, you will recognize gain or loss equal to the difference between (1) the applicable Merger Consideration and (2) the adjusted tax basis of the shares of Common Stock or Preferred Stock you surrender in the Merger. See the section entitled “The Merger – Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 39 for a more detailed explanation of the tax consequences of the Merger. You should consult your tax advisor on how specific tax consequences of the Merger apply to you.

Q.
Where can I find more information about the Company?

A.
We file periodic reports and other information with the SEC. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is attached as Annex D to this information statement. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the internet site maintained by the SEC at www.sec.gov. For a more detailed description of the information available, please refer to the section entitled “Where You Can Find More Information” on page 65.

Q.
Who can help answer my questions?

A.
If you have questions about the Merger after reading this information statement, please contact our Investor Relations Department by mail at 914 N. Jefferson Street, Springdale, Arkansas, 72764, Attention: Investor Relations, or by telephone at (479) 203-5084.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain certain “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger, and include, without limitation, information in this information statement under the headings “Summary” and “The Merger.” Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “continues” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations on these words and similar expressions. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect the Company’s business. These factors include, among others:

●
the possibility that the closing conditions to the Merger may not be satisfied or waived;

●
the timing and ability to complete the Merger;

●
the occurrence of any event that could give rise to termination of the Merger Agreement;

●
the outcome of legal and regulatory proceedings that may be instituted following the announcement of our entering into the Merger Agreement;

●
risks inherent in the achievement of cost synergies and the timing thereof;

●
risks that the Merger disrupts current plans and operations including potential impairments to our ability to retain and motivate key personnel and maintain relationships with customers, suppliers and other third parties;

●
limitations placed on the Company’s ability to operate its business under the Merger Agreement;

●
the diversion of management's attention from ongoing business operations and opportunities as a result of the Merger;

●
the amounts of costs, fees, and expenses relating to the Merger;

●
market, political or other forces affecting the pricing and availability of plastics and other raw materials;

●
accidents or other unscheduled shutdowns affecting us, our suppliers' or our customers' plants, machinery, or equipment;

●
competition from products and services offered by other enterprises;

●
our ability to refinance short-term indebtedness;

●
state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legal or regulatory delays or other factors beyond our control;

●
execution of planned capital projects;

●
weather conditions affecting our operations or the areas in which our products are marketed;

●
adverse rulings, judgments, or settlements in litigation or other legal matters;

●
difficult global economic and capital markets conditions; and

●
other risks detailed in our filings with the SEC, including, but not limited to, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 attached hereto as Annex D.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

THE PARTIES TO THE MERGER

The Company

Advanced Environmental Recycling Technologies, Inc.

Advanced Environmental Recycling Technologies, Inc. is a Delaware corporation. Founded in 1988, AERT develops and commercializes technologies to recycle waste polyethylene plastics and develops, manufactures, and markets value-added, green building products. The majority of its products are composite building materials that are a superior replacement for traditional wood or plastic products for exterior applications in building and remodeling homes and for certain other industrial or commercial building purposes, and are primarily used in renovation and remodeling by consumers, homebuilders, and contractors as an exterior environmentally responsible building alternative for decking, railing, and trim products. The Company’s products are sold and distributed by leading companies such as Lowe’s Companies, Inc., BlueLinx Corp. and CanWel Building Materials Ltd., its Canadian distributor for Lowe’s Canada. AERT’s shares are traded on the OTCQB Tier of the OTC Markets Group, Inc. under the symbol “AERT.”

AERT’s principal executive offices are located at 914 N. Jefferson Street, Springdale, Arkansas 72764, and its telephone number is (479) 756-7400.

For more information about AERT, please visit our website at www.aert.com. The information provided on our website is not part of this information statement, and therefore is not incorporated by reference. Detailed descriptions about our business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is attached to this information statement as Annex D.

Parent

Oldcastle Architectural, Inc.

Parent is the leading supplier of innovative and sustainable masonry and hardscape products for North America’s building and landscaping markets. Parent is the innovator behind many of the industry’s well-known brands including Belgard Hardscapes, Echelon masonry products, Sakrete bagged dry-mixes and Anchor Wall Systems retaining wall solutions, among others. With over 172 operating locations and 5,300 employees, Parent operates across 33 states and 5 Canadian provinces. Parent is a U.S. subsidiary of CRH plc, a leading global diversified building materials group, employing approximately 87,000 people at 3,800 operating locations in 31 countries worldwide.

Parent’s principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338, and its telephone number is (800) 899-8455.

Merger Sub

Oldcastle Ascent Merger Sub, Inc.

Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement. Merger Sub has not carried on any activities on or prior to the date of this information statement except for activities incidental to its formation and activities in connection with Parent’s acquisition of the Company. Upon completion of the Merger, Merger Sub will merge with and into the Company and will cease to exist. Merger Sub’s principal executive offices are located at 900 Ashwood Parkway, Suite 600, Atlanta, Georgia 30338, and its telephone number is (800) 899-8455.

THE MERGER

The description of the Merger in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, and each issued and outstanding share of Preferred Stock will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, in each case other than any shares of Common Stock or Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. H.I.G. owns all of the outstanding shares of Preferred Stock and is entitled to all of the Merger Consideration to be paid in respect of the Preferred Stock.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL and the applicable provisions of the Company’s certificate of incorporation and bylaws, each as amended to date, the adoption of the Merger Agreement by AERT’s stockholders required the affirmative vote or written consent of (i) holders of a majority of the votes represented by the outstanding shares of Common Stock and Preferred Stock, voting together as a single class, and (ii) holders of a majority of the outstanding shares of Preferred Stock, voting separately as a class.  The Board approved the Merger Agreement on March 16, 2017. On March 17, 2017, H.I.G., holder of 15,289,890 shares of Common Stock and 20,524.149 shares of Preferred Stock (which shares represent all of the outstanding shares of Preferred Stock and are convertible into 393,084,089 shares of Common Stock), which represented approximately 85% of the voting power of the issued and outstanding shares of the Company’s stock entitled to vote on the adoption of the Merger Agreement, delivered a written consent (the “Written Consent”) adopting the Merger Agreement and approving the Merger, subject to a right to withdraw such consent only if the Board takes certain actions prior to April 15, 2017, including (i) withholding, withdrawing or rescinding (or modifying or qualifying in a manner adverse to Parent or Merger Sub), its recommendation of the Merger, (ii) adopting, approving or recommending, or publicly proposing to adopt, approve or recommend, any Acquisition Proposal involving the Company (other than with respect to Parent and Merger Sub), and (iii) making any public statement inconsistent with its recommendation of the Merger. As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement or approve the Merger, and the Company has not solicited and will not be soliciting your authorization and adoption of the Merger Agreement and does not intend to call a meeting of stockholders for purposes of voting on the adoption of the Merger Agreement.

Pursuant to federal securities laws and the Merger Agreement, the Merger may not be completed until 20 days after the date of mailing of this information statement to AERT stockholders. Therefore, notwithstanding the execution and delivery of the Written Consent (which was obtained shortly after the signing of the Merger Agreement), the Merger will not occur until that time has elapsed. We expect the Merger to be completed during the second quarter of 2017. However, there can be no assurance that the Merger will be completed at that time, or at all.

Background of the Merger

As part of the Company’s ongoing strategic planning, the Board and members of Company management periodically review and assess the Company’s operations and financial performance and industry conditions that may impact the Company’s long-term strategic goals and plans. Company management also regularly discusses with the Board the strategic direction of the Company and ways to maximize shareholder value, including through business combinations, acquisitions and strategic partnerships, and returning capital to stockholders through dividends.

On June 22, 2016, the Board held a meeting at which the directors affiliated with H.I.G. updated other members of the Board that H.I.G. was considering liquidating its investment. The Board discussed the exploration of strategic alternatives to maximize value for all stockholders and to achieve liquidity for H.I.G., including a sale of the Company and continuing to operate the Company as an independent public company while taking steps aimed at increasing trading volume of the stock, including recapitalizing the balance sheet to potentially return capital to stockholders in the form of a dividend, and pursuing an acquisition strategy to more quickly grow the Company.

On June 30, 2016, the Board and Company management met with representatives of William Blair & Company, L.L.C. (“William Blair”). A representative of William Blair made a presentation regarding a potential sale of the Company. The parties also discussed the possibility of the Company continuing to operate as an independent public company.

In a series of discussions during the first week of July 2016, members of the Board considered the pros and cons of exploring strategic alternatives, focusing on the alternatives of a sale of the Company and continuing to operate the Company as an independent public company. The Board discussed the potential benefits to the Company’s stockholders of a sale of the Company, including receiving immediate liquidity and a premium over the current price of the Common Stock. They also considered the possible disruption to the Company’s business that could result from the public announcement of an exploratory process and the resulting distraction of the attention of Company management and employees. The Board considered the Company’s business trajectory, customer concentration and execution risks of new Company products, and the potential benefit of having a partner to assist in their development. The Board also reviewed and discussed materials and information presented to it by Company management, William Blair, and three other investment banks interviewed by the Board, including information regarding comparable public companies, comparable transactions, market forecasts and financing market conditions. At the conclusion of these discussions, the Board determined that it was in the best interests of the Company and its stockholders to explore a sale of the Company.

In a series of discussions during the week of July 11, 2016, members of the Board discussed with representatives of Paul Hastings LLP (“Paul Hastings”) the directors’ fiduciary duties under Delaware law in connection with the exploration of strategic alternatives as well as the legal implications of a potential sale of the Company.

During the period from July 4, 2016 to July 20, 2016, the Board also discussed the merits of retaining qualified investment banking and legal advisors. The Board evaluated whether to retain William Blair and Paul Hastings. In connection with its evaluation, the Board considered the fact that William Blair provided investment banking services for affiliates of H.I.G. and that Paul Hastings represented H.I.G. and certain of its affiliates in connection with their transactions with the Company and represents affiliates of H.I.G. in connection with matters unrelated to the Company. The Board determined that these preexisting relationships did not present conflicts of interest that would preclude those advisors from representing the Company’s best interests. On July 20, 2016, the Board resolved to engage William Blair as its financial advisor and Paul Hastings as its legal advisor in connection with its consideration of a potential sale of the Company. The Company and William Blair executed an engagement letter on July 20, 2016. The Board retained William Blair as its financial advisor after considering and interviewing other advisors because of, among other things, William Blair’s familiarity with the building products industry, its public company experience and its experience advising companies in similar circumstances. The Board retained Paul Hastings as its legal advisor because of, among other things, its familiarity with the Company through its representation of H.I.G. and its affiliates and its experience advising companies in similar circumstances.

With respect to all Board meetings and discussions in June and July 2016, as well as all subsequent Board meetings and discussions related to the Company sale process, where fewer than all members of the Board participated, the directors who did not participate were promptly apprised, by either other directors or Company management, of the matters discussed.

In late July and early August 2016, the Company and the Board, with the assistance of William Blair, prepared to commence a process to solicit interest from potential buyers and Company management prepared a preliminary confidential presentation describing the Company’s business and included historical financial information. Working with William Blair, the Board and Company management identified a broad group of potential strategic and financial buyers that they believed might be both interested in acquiring the Company and would have the requisite financial resources to do so.

On August 18, 2016, at the direction of the Board, William Blair began contacting potential buyers. Over the next six weeks, William Blair contacted 307 potential buyers, of which 88 were strategic parties and 219 were financial sponsors. Of those 307 potential buyers, 96 parties, including 21 strategic parties and 75 financial sponsors, entered into nondisclosure agreements with the Company and received the preliminary confidential presentation. All but one of these nondisclosure agreements included customary standstill provisions, the terms of which standstills terminated upon announcement of the Company’s entry into the Merger Agreement.

In late September 2016, Company management, with the assistance of William Blair, prepared a confidential information presentation to be provided to potential buyers during introductory meetings describing the Company’s business and historical financial information, as well as certain financial projections for 2016 to 2021 prepared by Company management.

During the period from September 26, 2016 through October 14, 2016, representatives of Company management and William Blair held introductory meetings, some of which included tours of the Company’s facilities, with seven potential buyers (including Parent) which were viewed as good strategic fits and as having the financial resources to complete an acquisition of the Company.

From October 6, 2016 through October 18, 2016, at the direction of the Board, William Blair distributed process letters to 90 potentially interested parties requesting that written indications of interest be submitted by October 25, 2016. During this period of time, William Blair had numerous conversations with these parties. Nine bidders, consisting of eight strategic bidders and one financial sponsor, submitted non-binding initial indications of interest ranging from $76 million to $147 million as follows: Bidder A proposed between $117 million and $147 million; Bidder B proposed $125 million; Bidder C proposed $120 million; Bidder D proposed $113 million; Bidder E proposed between $105 million and $115 million; Bidder F proposed between $95 million and $102 million; Bidder G proposed $76 million; and Parent proposed between $92 million and $110 million. All of the non-binding indications of interest stated that the values represented enterprise values for the Company on a cash-free, debt-free basis. Most also assumed a normalized level of working capital.

On October 27, 2016, members of the Board and Company management met with representatives of William Blair. Prior to the meeting, a presentation prepared by William Blair summarizing the marketing process, the potential buyers’ progress on due diligence, and a summary of the indications of interest was distributed to the Board and certain members of Company management. During the meeting, a representative of William Blair reviewed the presentation with members of the Board and Company management. Bidder H had not yet submitted its indication of interest, and William Blair discussed it as a potential strategic buyer whose indication of interest was still outstanding. The Board considered the proposed transaction values, the financial strength of the potential buyers in relation to their ability to consummate a transaction, and the opportunities and challenges the Company would face if it chose not to continue with the exploratory process and remained as an independent company. Following these discussions, the Board directed Company management to continue working with William Blair to explore a potential sale of the Company, including allowing six of the remaining potential buyers who had submitted indication of interest to conduct additional diligence of the Company. The Board determined not to invite Bidder F or Bidder G to move forward to the next phase of the process based on the transaction values set forth in their indications of interest relative to those of other bidders, and with respect to Bidder F, its lack of adequate financial resources. In order to obtain the highest price reasonably available for the Company, the Board determined that the other six bidders should be invited to participate in the next phase of the process which would include management presentations, additional facility visits and access to more extensive information about the Company to be made available via an electronic data room.

During the period from late October through late December, members of the Board participated in weekly status calls during which William Blair provided the Board with updates regarding the sale process.

On October 28, 2017, Bidder H submitted its initial indication of interest of between $100 million and $120 million, which represented an enterprise value for the Company on a cash-free, debt-free basis and assumed a normalized level of working capital. William Blair notified members of the Board of the indication of interest, and Bidder H was invited to participate in the next phase of the process alongside the other six remaining bidders.

After being told that it was not being invited to participate in the next phase of the process, Bidder G submitted, on November 3, 2016, a revised indication of interest of approximately $135 million, which represented an enterprise value for the Company on a cash-free, debt-free basis and assumed a normalized level of working capital. William Blair notified members of the Board of the revised indication of interest, and Bidder G was invited to remain in the process.

During the period from November 8, 2016 through November 29, 2016, Company management met with the eight remaining bidders (including Parent) to present an overview of the Company’s operations, financial performance and industry and strategy, discuss projected future performance of the Company and respond to questions from the bidders.

On November 16, 2016, the eight remaining bidders were provided access to the electronic data room, which included the draft merger agreement and detailed information about the Company’s business and operations for the potential buyers to use in their due diligence review.

On November 22, 2016, Bidder E withdrew from the process.

On November 23, 2016, at the direction of the Board, William Blair distributed process letters to the seven remaining potential buyers requesting that non-binding proposals be submitted by December 20, 2016.

On December 1, 2016, Bidder H withdrew from the process.

Throughout the first half of December 2016, the remaining six bidders continued their diligence review of the Company.

On December 19, 2016, a draft of the confidential disclosure schedules to the merger agreement was made available in the electronic data room.

On December 19, 2016, Bidder D withdrew from the process.

On December 20 and 21, 2016, respectively, non-binding proposals were submitted by Bidder G and Parent together with each party’s proposed changes to the draft merger agreement indicating the potential buyer’s proposed terms. On December 21, 2016, Bidder B informed William Blair that it was expecting to submit a proposal on December 22, 2016. Bidder A and Bidder C did not submit final proposals on December 20, 2016 and were removed from the process.

Bidder G proposed to acquire the Company at an enterprise value of $160 million. Based on the assumptions in Bidder G’s proposal, including a deduction for Company debt of approximately $38.3 million, Bidder G’s proposed per share price for Common Stock equated to $0.2556. Parent proposed to acquire the Company at an enterprise value of $117 million. Based on the assumptions in Parent’s proposal, including deductions for Company debt of approximately $38.9 million and transaction expenses of $5 million, Parent’s proposed per share price for Common Stock equated to $0.15. Both proposals required the Company’s aggregate debt outstanding at the closing and transaction expenses to be paid out of the total consideration, and provided that the remaining consideration was to be distributed to the Company’s stockholders in accordance with the Company’s certificate of incorporation. Bidder G’s proposal required the execution of new agreements between certain members of Company management and the Company as a condition to the consummation of the Merger, and was subject to product durability testing, intellectual property diligence and changes to the Company’s agreement with Lowe’s. Parent’s proposal indicated that it intended to enter into new agreements with certain members of Company management team.

On December 21, 2016, the Board met with William Blair to discuss the key terms of both proposals. Prior to the meeting, a presentation prepared by William Blair summarizing the marketing process, the potential buyers’ progress on due diligence, and a summary of the proposals that had been received was distributed to the Board and Company management. The Board considered this information and instructed William Blair and Paul Hastings to continue discussions with Parent and Bidder G, focusing efforts primarily on Bidder G due to Bidder G’s higher valuation.

On December 23, 2016, Bidder B submitted a proposal to acquire the Company for total consideration of $127 million, consisting of $40 million in cash at closing, assumption of $37.3 million of debt and approximately $50 million contingent upon the achievement of certain financial performance benchmarks over the five-year period after closing. William Blair notified the Board of the proposal. The Board considered the terms of Bidder B’s proposal and directed William Blair to request that Bidder B submit an upfront cash proposal, and if Bidder B did not elect to submit a revised proposal, to notify Bidder B that it was not being selected to advance in the process due to the contingent nature of a significant portion of the total consideration in its proposal as compared to the upfront cash proposals submitted by other bidders.

In late December 2016 and early January 2017, members of the Board and Company management met with Paul Hastings to discuss Parent’s and Bidder G’s proposed revisions to the draft merger agreement and provided feedback on the issues raised by each revised draft.

On January 4, 2017, Bidder B communicated to William Blair that it declined to revise its proposal and was removed from the process.

On January 4, 2017, Paul Hastings circulated to Bidder G’s counsel a revised draft of the proposed merger agreement.

On January 5, 2017, Paul Hastings sent a list summarizing the key issues arising out of Parent’s proposed revisions to the draft merger agreement to Kilpatrick Townsend & Stockton LLP, counsel to Parent (“Kilpatrick”), for discussion.

On January 9, 2017, representatives of Paul Hastings discussed with representatives of Kilpatrick the issues identified in Parent’s proposed revisions to the merger agreement which included, among others, Parent’s proposed requirement that H.I.G. deliver a stockholder written consent approving the proposed merger in lieu of the Company holding a stockholder meeting, the Company’s ability to consider other acquisition proposals in accordance with its fiduciary duties, an increase in the termination fee payable by the Company to Parent in the event that, among other situations, the Company terminated the merger agreement to enter into an alternative transaction from approximately 2.5% of total consideration, or $2.9 million, to approximately 3% of total consideration, or $3.5 million, and available remedies to the Company if Parent improperly terminated the agreement.

On January 10, 2017, Paul Hastings and counsel for Bidder G engaged in further discussions regarding the merger agreement.

On January 19, 2017, Bidder G’s counsel circulated a revised draft of the merger agreement to Paul Hastings.

On January 20, 2017, representatives of Paul Hastings and Bidder G’s counsel discussed Bidder G’s revised draft of the merger agreement, including among others: Bidder G’s addition of numerous conditions to closing (including provisions that allowed Bidder G not to close the merger if (i) certain diligence was not completed to Bidder G’s sole and absolute discretion related to (a) the Company’s intellectual property with respect to upcoming products and (b) the Company’s products, (ii) certain contracts were not renegotiated satisfactorily, (iii) certain of the Company’s directors and officers had not entered into agreements containing noncompetition and non-solicitation provisions in favor of the Company, and (iv) Bidder G’s board of directors had not approved the merger) and the ability for the Company to consider other acquisition proposals in accordance with its fiduciary duties. During the discussion, Bidder G’s counsel indicated that Bidder G would likely not be in a position to complete its due diligence for several weeks.

On January 23, 2017, members of the Board and Company management discussed with Paul Hastings the remaining issues in Bidder G’s proposed merger agreement as well as Bidder G’s proposed timing. Also on January 23, 2017, representatives of Paul Hastings and Bidder G’s counsel discussed Bidder G’s revised draft of the merger agreement in an effort to resolve the open points.

On January 26, 2017, Bidder G withdrew from the process.

On January 30, 2017, Paul Hastings circulated a revised draft of the merger agreement with Parent to Kilpatrick.

On February 6, 2017, the Board and Company management met with William Blair. Prior to the meeting, a presentation prepared by William Blair providing an update on the process and a summary of the bidders who had participated in the process and withdrawn was circulated to the Board and Company management. During the meeting, a representative of William Blair reviewed the presentation with the Board and Company management, and discussed Bidder G’s withdrawal from the process and the status of Parent’s proposal.

On February 8, 2017, certain members of Parent’s management visited certain of the Company’s properties and conducted on-site due diligence, including meetings with Company management.

On February 9, 2017, representatives of Paul Hastings and Kilpatrick discussed the revised draft of the merger agreement.

On February 10, 2017, William Blair communicated to Stifel, Parent’s financial advisor, that Parent could be granted exclusivity in negotiations with the Company in exchange for an increase in the enterprise value from $117 million to $125 million. Parent declined to increase the enterprise value and was not granted exclusivity.

On February 14, 2017, Bidder A requested an update about the process from William Blair and was provided with a business update regarding the Company’s performance. Bidder A was not responsive to subsequent communications.

On February 17, 2017, Kilpatrick circulated a revised version of the merger agreement to Paul Hastings, which included, among other proposed changes, an increase in the termination fee payable to Parent in the event that, among other situations, the Company terminated the merger agreement to enter into an alternative transaction from approximately 3% of total consideration, or $3.5 million, to approximately 4% of total consideration, or $4.7 million. From February 17, 2017 through February 20, 2017, members of the Board and Company management discussed with Paul Hastings the remaining issues in the proposed merger agreement. In addition, in the revised draft, Parent continued to include a requirement that H.I.G. deliver a stockholder written consent approving the proposed merger in lieu of the Company holding a stockholder meeting, but proposed to allow H.I.G. the right to revoke the written consent if the Board, under certain circumstances, were to change its recommendation or pursue a superior proposal within 30 days after the signing of the merger agreement.

On February 21, 2017, the board of directors of CRH plc (of which Parent is a subsidiary) met to discuss the proposed merger of Parent with the Company. The board of directors of CRH plc, in accordance with its internal policies regarding acquisitions, authorized Parent’s management and representatives to continue to negotiate the terms of the merger agreement with the Company and its representatives.

On February 22, 2017, Paul Hastings circulated a revised draft of the merger agreement to Kilpatrick, which among other things, rejected the increased termination fee.

On February 22, 2017, Stifel communicated to William Blair that Parent would require that certain members of Company management enter into new employment agreements with Parent concurrently with the execution of the merger agreement, which agreements would become effective upon closing of the merger. Stifel also requested that Parent be given exclusivity, and continued to periodically ask for exclusivity through March 3, 2017, but Parent was not granted exclusivity for any period of time.

On February 23, 2017, members of Parent management met with members of Company management to discuss the terms of the new management employment agreements with Parent.

On February 24, 2017, William Blair contacted Bidder G and indicated that there was an opportunity to acquire the Company for an enterprise value lower than the $160 million in its proposal.

On February 26, 2017, Kilpatrick circulated a list of open issues in the revised draft of the merger agreement for discussion. On the same date, members of the Board and representatives of Paul Hastings discussed the issues outlined on the list provided by Kilpatrick.

On February 28, 2017, Kilpatrick communicated to Paul Hastings that Parent would require Tim Morrison (Chief Executive Officer), Brian Hanna (Chief Financial Officer), Randall Gottlieb (President) and Brent Gwatney (Senior Vice President of Sales) to execute employment agreements with Parent simultaneously with the execution of the merger agreement.

Between February 26, 2017 and March 3, 2017, representatives of Paul Hastings and Kilpatrick had multiple conversations regarding the outstanding issues in the merger agreement.

On March 3, 2017, Kilpatrick circulated a revised draft of the merger agreement to Paul Hastings, which among other things again proposed to increase the termination fee to approximately 4% of total consideration, or $4.7 million. Over the next several days, representatives of Paul Hastings conferred with members of the Board and Company management regarding the revised draft of the merger agreement.

Also on March 3, 2017, Kilpatrick sent to management’s counsel draft employment agreements between Parent and each of Messrs. Morrison, Hanna, Gwatney and Gottlieb, Gary Hobbs (Senior Engineer R&D), Mary Jones (Controller), Rich Shields (Vice President Operations) and Stormy Luttrell (Director of Purchasing and Logistics). Under the terms of the revised draft of the merger agreement, execution of these agreements was not a condition to the consummation of the merger. Instead, Kilpatrick indicated that Parent intended to enter into these agreements simultaneously with executing the merger agreement, with such agreements to become effective upon the closing of the merger.

On March 7, 2017, representatives of Paul Hastings and Kilpatrick discussed the revised draft of the merger agreement. On March 7, 2017, representatives of Paul Hastings and members of the Board conferred regarding the remaining issues in the Merger Agreement.

On March 8, 2017, Paul Hastings circulated a revised version of the Merger Agreement to Kilpatrick, which among other things accepted the increased termination fee of approximately 4% of total consideration, or $4.7 million.

On March 8, 2017, Bidder G communicated to William Blair that it was not interested in pursuing a transaction to acquire the Company, even at a lower value than it had originally proposed.

From March 11, 2017 through March 15, 2017, representatives from Paul Hastings and Kilpatrick negotiated the remaining open points in the merger agreement, including confirming the final per share merger consideration of $0.135936 per share of Common Stock and $2,603.483278 per share of Preferred Stock.

On March 15, 2017, Paul Hastings provided a draft of the Merger Agreement and the related documents to the Board. The Board called for a meeting on March 16, 2017.

On March 16, 2017, the Board approved by unanimous written consent the amendment of the Company’s Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock (the “Charter Amendment”), and H.I.G., as the sole stockholder of Preferred Stock, approved the amendment by written consent. The amendment fixed the “Conversion Rate” for the Preferred Stock in the event of a Fundamental Transaction (as defined in the certificate of incorporation) occurring prior to August 1, 2017 at 19,152.27. The amendment had the effect of limiting the amount of dividends accruing on the Preferred Stock in the event of such a Fundamental Transaction. The limit was determined based on the amount of dividends that would accrue between the potential signing date of the proposed merger agreement (March 16, 2017) and the shortest period between signing and consummation of the Merger possible under the terms of the proposed merger agreement (30 days). If the Merger is consummated after such date, H.I.G. will not realize the benefit of dividends that would have otherwise accrued but for the adoption of the Amendment. Parent requested that H.I.G. adopt the Charter Amendment in order to facilitate the Merger. On March 16, 2017, representatives of Kilpatrick finalized negotiations with counsel to management of the Company regarding employment agreements that would become effective upon consummation of the Merger.

On March 16, 2017, the Board held a meeting via teleconference. Also in attendance were members of Company management and representatives of Paul Hastings and William Blair. A representative of Paul Hastings made a presentation to the Board that included a discussion of the Board’s fiduciary duties under Delaware law. The Board discussed that certain members of the Board had potential conflicts of interest, including the fact that the two management directors would be entitled to receive transaction bonuses in connection with the consummation of the Merger and that they had received unsolicited offers of employment from Parent and had negotiated employment agreements with Parent to become effective upon closing. Paul Hastings’ representative reviewed with the Board the legal terms of the merger agreement submitted by Parent. Representatives of William Blair reviewed and discussed with the Board financial information and analyses with respect to the proposals from Parent. Then, at the request of the Board, William Blair rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated March 16, 2017 to the effect that, as of that date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in William Blair’s written opinion, the consideration to be received by the holders of Common Stock (other than the excluded persons) in the Merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to such stockholders, as described in the section entitled “The Merger — Opinion of William Blair, the Company’s Financial Advisor”. A discussion ensued following the presentations by William Blair and Paul Hastings, and at the conclusion of such discussions, the Board determined that pursuing the proposed merger with Parent represented the greatest likelihood of maximizing shareholder value. The Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended that the stockholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby and that the Merger and the Merger Agreement be submitted to the stockholders of the Company for approval.

On March 16, 2017, the board of directors of Parent approved the Merger and the Merger Agreement, including all transactions contemplated thereby.

On March 16, 2017, the Company and Parent executed the Merger Agreement, and on March 17, 2017, H.I.G., the holder of approximately 85% of the voting power of the outstanding stock of the Company, delivered the Written Consent.

Before market open on March 17, 2017, the Company issued a press release announcing the transaction.

Reasons for the Merger

In the course of the Board making the determination described above in the section entitled “The Merger—Background of the Merger,” the Board consulted with other members of Company management, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

●
the belief by the Board that the Merger Consideration of $0.135936 per share reflects the highest value per share of Company Common Stock reasonably attainable in light of the sale process conducted by the Board, as more fully described above in the section entitled “The Merger—Background of the Merger”;

●
the fact that the Board sought offers to purchase the Company from a broad group of potential bidders, including strategic parties and financial sponsors, 96 of whom entered into nondisclosure agreements and received information relating to the Company;

●
the belief of the Board that it has obtained the highest price per share for the Common Stock that Parent is willing to pay as a result of extensive negotiations with, and provision of due diligence materials and information to, Parent;

●
the fact that after the extensive discussions described above in the section entitled “The Merger—Background of the Merger,” no alternative proposals were received by the Company offering consideration competitive with the form and amount of consideration proposed by Parent, and the fact that the Board considered other strategic alternatives and partnerships reasonably available to the Company (including the prospect of continuing to operate as an independent company and the possibility of growing its business through acquisitions and organically);

●
the fact that the Merger Consideration of $0.135936 per share of Common Stock to be received by the stockholders of the Company in the Merger represents a significant premium over the market price at which shares of Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $0.135936 per share represented a premium of approximately:

o
33.1% over the closing price of shares of Common Stock on March 16, 2017, the last trading day before the announcement of the execution of the Merger Agreement;

o
29.9% over the 30-day average closing price of shares of Common Stock for the 30 days ended March 16, 2017, the last trading day before the announcement of the execution of the Merger Agreement;

o
4.6% over the highest price of shares of Common Stock of $0.130000 for the 52-week period ended March 16, 2017, the last trading day before the announcement of the execution of the Merger Agreement; and

o
117.5% over the lowest price of shares of Common Stock of $0.062500 for the 52-week period ended March 16, 2017, the last trading day before the announcement of the execution of the Merger Agreement;

●
the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the stockholders of the Company immediately upon the closing of the Merger in comparison to the risks and uncertainty that would be inherent in continuing to operate as an independent company and executing the Company’s business plan;

●
the Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if the Company were to remain an independent public company and the potential impact of those factors on the trading price of Common Stock (which cannot be quantified numerically);

●
the prospective risks to the Company if it were to remain as an independent public company, including:

o
the risks and uncertainties with respect to achieving the Company’s growth plans in light of the current and foreseeable market conditions;

o
the risks and uncertainties with respect to attaining Company management’s internal financial projections and that the Company’s actual financial results in future periods could differ materially from Company management’s forecasted results in both the near and long term; and

o
the “Risk Factors” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

●
the oral opinion of William Blair, which was confirmed by delivery of a written opinion, dated March 16, 2017, and based upon and subject to the assumptions, limitations, qualifications and conditions described in William Blair’s written opinion, that the Merger Consideration of $0.135936 in cash per share to be received in the Merger by holders of Common Stock was fair, from a financial point of view, to such holders (other than holders of dissenting shares), and the financial analyses related thereto prepared by William Blair and described below in the section entitled “The Merger—Opinion of William Blair, the Company’s Financial Advisor”;

●
the support of H.I.G. which controlled approximately 85% of the aggregate voting power of the Company as of March 16, 2017 and will be receiving the same form and amount of Merger Consideration for their shares of Preferred Stock as if they converted all of their shares to shares of Common Stock without any payment of a control premium, as evidenced by its execution and delivery of the Written Consent adopting and approving the Merger Agreement and the Merger;

●
the fact that H.I.G. could eventually decide to divest its holdings in the Company, and the possibility that such sale could relate only to its own stake, in lieu of a sale transaction in which all stockholders would be entitled to participate, and the Board’s belief that such a sale alone by H.I.G. could potentially adversely impact the economic interests of our minority stockholders;

●
the terms of the Merger Agreement and the related agreements, including:

o
Parent’s obligation to complete the Merger is not subject to any financing condition;

o
the provisions of the Merger Agreement provide the Company with sufficient operating flexibility to conduct its business in the ordinary course of business consistent with past practice between the signing of the Merger Agreement and the closing of the Merger;

o
the inclusion of provisions that allowed the Board, under certain circumstances, to consider and respond to unsolicited bona fide written Acquisition Proposals or furnish information to and engage in discussions or negotiations with the person making such Acquisition Proposals, subject to certain notice and other requirements, and until April 15, 2017 to terminate the Merger Agreement in order to accept a superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay the termination fee as more fully described in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 57;

o
our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying the termination fee, which the Board determined was reasonable in light of, among other things, the benefits of the Merger to the stockholders of the Company, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transaction proposals as more fully described in “The Merger Agreement — Effect of Termination; Termination Fee; Reverse Termination Fee” beginning on page 58; and

o
our ability to collect the reverse termination fee, if Parent does not consummate the Merger under certain circumstances, as more fully described in “The Merger Agreement — Effect of Termination; Termination Fee; Reverse Termination Fee” beginning on page 58;

●
the fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;

●
the belief that several factors increased the likelihood that the Merger would be completed, including:

o
the experience, reputation and financial resources of Parent;

o
the fact that the consent of H.I.G., which had been involved with the negotiation process, was sufficient to adopt the Merger Agreement without the need for a meeting of stockholders;

o
the fact that the Board did not expect there to be significant antitrust or other regulatory impediments to the closing of the Merger; and

o
the limited conditions to closing and the fact that the satisfaction of those conditions was, in the view of the Board, likely attainable by May 31, 2017; and

●
the availability of appraisal rights to the holders of Common Stock who properly exercise their statutory rights under Section 262 of the DGCL (see the section entitled “Appraisal Rights” beginning on page 62 and Annex C).

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors which are not intended to be exhaustive and are not presented in any relative order of importance:

●
the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Common Stock;

●
the fact that the Merger Consideration consists of cash and will therefore be taxable to the stockholders of the Company for U.S. federal income tax purposes;

●
the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding an Acquisition Proposal and the requirement that the Company pay Parent the termination fee if the Board accepts a superior proposal;

●
the possible effects on the Company of the pendency or consummation of the transactions contemplated by the Merger Agreement, including the possibility of disruption to the Company’s business, distraction of Company management’s attention from day-to-day operations of the business, the Company’s ability to attract and retain key employees during the pendency of the Merger, and any suit, action or proceeding in respect of the Merger Agreement or the transactions contemplated by the Merger Agreement;

●
the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under the section entitled“The Merger Agreement — Conditions to Completion the Merger” beginning on page 55;

●
the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated;

●
the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Parent, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed; and

●
certain execution risks relating to the consummation of the Merger, including the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals and any adverse litigation or regulatory developments.

During its consideration of the transaction with Parent, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described below under the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 35.

The Board concluded that the potentially negative factors associated with the Merger were outweighed by the potential benefits that it expected stockholders of the Company would receive as a result of the Merger, including the belief of the Board that the Merger would maximize the immediate value of the Common Stock and eliminate the risks and uncertainties affecting the future prospects of the Company if it were to continue as an independent public company. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that the Company’s stockholders adopt the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Company management, William Blair and Paul Hastings, as financial and legal advisor, respectively, and considered the factors overall to be favorable to, and to support, its determination. The explanation of the Board’s reasoning and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12.

Certain Company Forecasts

The Company does not as a matter of general practice develop or publicly disclose forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial projections were prepared by Company management and made available to the Board in connection with the Board’s consideration of a sale of the Company, to William Blair in connection with its rendering of a fairness opinion and to Parent in connection with its due diligence review of the Company.

In September 2016, Company management prepared projections of certain financial information of the Company for 2016 through 2021. The financial projections were made available to the Board and William Blair and included in the confidential information presentation provided to potential buyers in September and October 2016. Prior to the presentations to potential buyers by Company management in November 2016, Company management made certain adjustments to the original financial projections which reflected higher sales of products which had not yet been introduced to the market and these adjusted financial projections were included in the management presentations. Based on feedback from potential buyers that they had discounted the adjusted financial projections prepared by Company management in November 2016, in particular with respect to sales of new products, Company management no longer considered the adjusted financial projections to be reliable and viewed the financial projections prepared in September 2016 to be the most reliable financial projections reasonably available for the Company as of March 16, 2017 (disregarding the financial projections for the year ended December 31, 2016 which had since been superseded by actual results for such period) (the “Forecasts”). Accordingly, the Board instructed William Blair to utilize the Forecasts in connection with the preparation of its fairness opinion described below under the heading “—Opinion of William Blair, the Company’s Financial Advisor.”

While presented with numerical specificity, the Forecasts necessarily were based on numerous variables and assumptions, including, but not limited to, those relating to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. As such, the Forecasts constitute forward-looking information and are subject to a number of risks and uncertainties, including but not limited to risks and uncertainties relating to the Company’s business, industry performance, general business and economic conditions and other factors described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 12, as well as the other risks described in the Company’s Form 10-K for the year ended December 31, 2016 attached hereto as Annex D.

The Forecasts were prepared solely for internal use and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Forecasts. Furthermore, the Forecasts do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Forecasts prepared by Company management is provided in this information statement only because these Forecasts were made available to Parent and also to the Board and William Blair. The Forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information and to review the Company’s Form 10-K for the year ended December 31, 2016 attached hereto as Annex D and its most recent SEC filings for a description of the Company’s reported financial results.

The following table presents a summary of the Forecasts, as described above:

	(dollars in thousands)
	2017 E	2018 E	2019 E	2020 E	2021 E
Net Revenue	$94.7	$104.8	$114.3	$119.4	$123.6
COGS	69.0	74.2	79.1	81.1	82.8
Gross Profit	25.7	30.5	35.3	38.3	40.8
SG&A Expenses	13.6	14.6	15.5	16.1	16.6
Other Operating Income (Expenses)	-	-	-	-	-
EBIT(1)	12.1	16.0	19.7	22.2	24.2
Interest Income (Expenses) (2)	(2.9)	N/A	N/A	N/A	N/A
Other Income (Expenses) (2)	-	N/A	N/A	N/A	N/A
Net Income Before Taxes(2)	$9.2	N/A	N/A	N/A	N/A
Income Taxes(2)	2.7	N/A	N/A	N/A	N/A
Net Income(2)	$6.5(3)	N/A	N/A	N/A	N/A

EBITDA(4)	$16.9	$21.3	$25.6	$28.3	$30.4

CapEx	$3.3	$3.6	$2.2	$2.5	$1.1

(1)
EBIT was calculated as net income before interest income (expenses) and income taxes. EBIT is a non-GAAP financial measure and may be different from EBIT used by other companies.
(2)
Company management did not prepare projections of interest income (expenses), other income (expenses), net income before taxes, income taxes or net income for 2018 through 2021.
(3)
Excludes tax affected expense on Preferred Stock.
(4)
EBITDA was calculated as net income before interest income (expenses), income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and may be different from EBITDA used by other companies.

At the direction of the Board, William Blair calculated the change in net working capital for each period based on the Forecasts for use in William Blair’s analyses, which calculations were approved by Company management. The change in net working capital for the years ending December 31, 2017 through 2021 used by William Blair in its analyses were $2.3 million, $1.9 million, $1.8 million, $0.9 million and $0.8 million, respectively.

No representation is made by the Company, William Blair or their respective affiliates, officers, directors or other representatives, or any other person to any stockholder of the Company or any other person regarding the ultimate performance of the Company compared to the information included in the Forecasts. The inclusion of information regarding the Forecasts in this information statement should not be regarded as an indication that the Forecasts will be an accurate prediction of future events, and it should not be relied on as such. Except to the extent required by federal securities laws, neither the Company nor any of its affiliates, financial advisors or representatives intends to, and each of them disclaims any obligation to, update, revise or correct the Forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Forecasts are shown to be in error or no longer appropriate.

The Forecasts contain non-GAAP financial measures. Company management believes such measures are helpful in understanding forecasts of the Company’s future results. These non-GAAP financial measures constitute forward-looking information, and the Company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. You are encouraged to review all of the Company’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Opinion of William Blair, the Company’s Financial Advisor

William Blair was retained to act as financial advisor to the Board in connection with the possible sale of the Company. As part of its engagement, the Board requested that William Blair render an opinion to the Board as to whether the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) was fair to such stockholders, from a financial point of view. On March 16, 2017, William Blair delivered its oral opinion to the Board and subsequently confirmed in writing that, as of March 16, 2017 and based upon and subject to the assumptions, qualifications and limitations stated therein, the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) was fair to such stockholders, from a financial point of view.

The full text of William Blair’s written opinion, dated March 16, 2017, is attached as Annex B to this information statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation. William Blair’s fairness opinion was directed to the Board for its benefit and use in evaluating the fairness of the Merger Consideration to be received pursuant to the Merger Agreement and relates only to the fairness, as of the date of William Blair’s fairness opinion and from a financial point of view, of the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) in the Merger pursuant to the Merger Agreement. William Blair’s fairness opinion does not address any other aspects of the Merger or any related transaction, and does not constitute a recommendation to any of the holders of Common Stock with respect to the Merger Agreement or the Merger. William Blair did not address the merits of the underlying decision by the Company to engage in the Merger. The following summary of William Blair’s fairness opinion is qualified in its entirety by reference to the full text of William Blair’s fairness opinion attached as Annex B to this information statement and incorporated herein by reference.

In connection with William Blair’s fairness opinion, William Blair examined or discussed, among other things:

●	a draft of the Merger Agreement dated March 15, 2017;
●	audited historical financial statements of the Company for the two fiscal years ended December 31, 2014 and 2015;
●	unaudited financial statements of the Company for the year ended December 31, 2016;
●	a draft dated March 10, 2017 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016;
●	certain internal business, operating and historical financial information of the Company prepared by Company management;
●
the Forecasts prepared by Company management and sensitivity analysis relating to the Forecasts prepared by William Blair at the direction of and approved by the Board relating thereto (the “Sensitivities”);

●	certain information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant;
●	the financial position and operating results of the Company compared with those of certain other publicly traded companies William Blair deemed relevant;
●	the current and historical market prices and trading volumes of the shares of Common Stock; and
●	certain other publicly available information on the Company.

William Blair also held discussions with members of the senior management of the Company to discuss the foregoing, considered other matters that it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant. In connection with its engagement, William Blair was requested to approach, and held discussions with, third parties to solicit indications of interest for a possible acquisition of the Company.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of William Blair’s fairness opinion including, without limitation, the Forecasts prepared and provided by the senior management of the Company, and William Blair assumed no responsibility or liability therefor. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the senior management of the Company that the Forecasts examined by William Blair were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, and at the direction of the Board, William Blair also applied the Sensitivities to the Forecasts. In that regard, William Blair assumed, with the consent of the Board, that (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby, taking into account the application of the Sensitivities, and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the Forecasts, the Sensitivities or the estimates and judgments on which they were based, or the assumptions in or results of the sensitivity analysis. Refer to the section above entitled “—Certain Company Forecasts” for more information about the Forecasts. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the holders of Common Stock. In addition, William Blair expressed no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein) including, without limitation, the form or structure of the Merger, or the tax or accounting consequences thereof. William Blair’s fairness opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair as of, the date of the fairness opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm William Blair’s fairness opinion. William Blair assumed in rendering its opinion that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the Board in connection with its consideration of the Merger contemplated by the Merger Agreement. William Blair’s opinion was limited to the fairness, from a financial point of view, to the holders of Common Stock (other than holders of dissenting shares) of the Merger Consideration in connection with the Merger, and William Blair did not address the merits of the underlying decision by the Company to engage in the Merger and William Blair’s fairness opinion does not constitute a recommendation to any holder of Common Stock with respect to the Merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Board the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at William Blair’s fairness opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

Selected Public Company Analysis

William Blair reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for eighteen publicly traded companies within the building materials sector that William Blair deemed relevant. The companies selected by William Blair were; (i) American Woodmark, (ii) Armstrong, (iii) Fortune Brands, (iv) Gibraltar Industries, (v) Griffon Corporation, (vi) Lennox International, (vii) MASCO, (viii) Owens Corning, (ix) Quanex, (x) Saint-Gobain, (xi) USG, (xii) Acuity Brands, (xiii) Apogee, (xiv) James Hardie, (xv) PGT, (xvi) Simpson Manufacturing Company, (xvii) Trex, and (xviii) Ply Gem.

Among the information William Blair considered were net revenue, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and net income. In calculating adjusted EBITDA, William Blair adjusted for certain non-recurring, non-operating and non-cash items, as applicable. William Blair considered the enterprise value as a multiple of net revenue and adjusted EBITDA for each company for the last 12-month (“LTM”) period for which results were publicly available. William Blair also considered the equity value as a multiple of calendar year 2017 estimated (“CY 2017E”) net income for each company for which estimates were publicly available (seventeen of the eighteen companies in the selected public company analysis). The operating results and the corresponding derived multiples for the selected public companies were based on each company’s most recent publicly available financial information and closing stock prices as of March 13, 2017. William Blair then used the implied enterprise value and the equity value based on the terms of the Merger to derive implied valuation multiples for the Company based on net revenue and adjusted EBITDA for the LTM period and the estimated net income for CY 2017E which was included in the Forecasts. EBITDA of the Company was adjusted for, among other things, business interruption, gain on sale of assets and other non-recurring items. William Blair then compared the multiples implied for the Company based on the terms of the Merger to the range of trading multiples for the selected public companies. Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is directly comparable to the Company. Accordingly, any analysis of the selected public companies involves considerations and judgments concerning the differences in financial and operating characteristics and other factors that would affect the analysis of trading multiples of the selected public companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following tables:

Selected Public Companies
	Current Multiple(1)	Implied Transaction Multiple	Low	Mean	Median	High

Enterprise Value/LTM Revenue	1.07x	1.28x	0.81x	1.95x	1.68x	4.39x
Enterprise Value/LTM Adjusted EBITDA	6.3x	7.5x	7.9x	11.1x	10.1x	17.1x
Equity Value/CY2017E Net Income	8.2x	10.0x	15.8x	20.3x	19.0x	31.1x

(1) Based on the Company’s revenue and adjusted EBITDA, as applicable, for the year ended December 31, 2016.

William Blair noted for the Board that the implied multiple for the Merger was within the range of revenue multiples for the selected public companies. Also, William Blair noted for the Board that the implied multiples for the Merger were below the range of adjusted EBITDA and net income multiples for the selected public companies. In addition, William Blair noted for the Board that the companies selected by William Blair had much larger market capitalizations than the Company and, to the knowledge of William Blair, did not have a similar level of customer concentration as the Company.

Selected Precedent Transactions Analysis

William Blair performed an analysis of selected precedent transactions consisting of 11 transactions closed since 2010 within the building materials sector that involved the acquisition of companies William Blair deemed relevant. William Blair’s analysis was based on publicly available information regarding such transactions. William Blair did not take into account any announced or consummated transaction for which relevant financial information was not publicly disclosed and available. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The transactions that were examined were (target/buyer (date closed)):

(i)
Icopal / Standard Industries (January 2016);

(ii)
Anthony Forest Products / Canfor Corporation (September 2015);

(iii)
Woodcraft Industries / Quanex Building Products (August 2015);

(iv)
Norcraft / Fortune Brands (March 2015);

(v)
IVC Group / Mohawk Industries, Inc. (January 2015);

(vi)
Simonton Companies / Ply Gem Industries (August 2014);

(vii)
Pactiv Building Products / Kingspan (August 2014);

(viii)
CPG International / Ares Management (August 2013);

(ix)
WoodCrafters Home Products / Fortune Brands (April 2013);

(x)
Crane Plastics Siding / Royal Mouldings (February 2011); and

(xi)
Associated Materials / Hellman & Friedman (September 2010).

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue and adjusted EBITDA for the LTM period prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue and adjusted EBITDA for the selected transactions to the implied transaction multiples of LTM net revenue and adjusted EBITDA for the Company based on the terms of the Merger. The following table presents the results of this analysis:

	Implied Transaction Multiple	Min.	Mean	Median	Max.
Enterprise Value/LTM Revenue	1.28x	0.43x	1.26x	1.15x	3.05x
Enterprise Value/LTM Adjusted EBITDA	7.5x	5.6x	8.7x	8.0x	12.9x

William Blair noted for the Board that the implied revenue and adjusted EBITDA multiples for the Merger were within the range of revenue and adjusted EBITDA multiples for the selected precedent transactions.

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of the Company, none of these transactions or associated companies is identical to the Company or the Merger as contemplated by the Merger Agreement. Accordingly,any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors that would necessarily affect the implied value of the Company versus the values of the companies in the selected transactions.

Discounted Cash Flow Analysis

Based solely on the Forecasts (as modified by the Sensitivities), information and assumptions provided by Company management, William Blair performed a discounted cash flow analysis of the Company’s projected free cash flows for the fiscal years ending December 31, 2017 through December 31, 2021. At the direction of the Board, William Blair calculated, based on the Forecasts, free cash flow for each period as adjusted earnings before interest and taxes (“EBIT”) less taxes, less capital expenditures and plus or less change in working capital, as applicable, which calculations were approved by Company management. Using discounted cash flow methodology, William Blair calculated the present values of the projected free cash flows for the Company. In this analysis, William Blair estimated a terminal value by utilizing a range of fiscal year 2021 EBITDA exit multiples of 7.0x to 9.0x and assumed discount rates ranging from 17.0% to 21.0%. The terminal multiples range was derived from the relevant multiple ranges of the selected precedent transaction analysis. The discount rate range was derived based upon a weighted average cost of capital using the capital asset pricing model.

William Blair aggregated the present value of the free cash flows over the applicable forecast period with the present value of the range of terminal values to arrive at an implied enterprise value range. William Blair derived a range of implied equity value per share by deducting the Company’s net debt as of December 31, 2016 and transaction bonuses from the resulting enterprise value range and dividing such amount by the Company’s total diluted shares outstanding per a draft schedule of the Merger Consideration as of March 15, 2017. At the direction of the Board, due to a large percentage of the Company’s growth being attributable to new products and the feedback received from potential purchasers indicating that they discounted certain financial projections prepared by Company management, William Blair applied the Sensitivities to the Forecasts. The Sensitivities applied average revenue growth rates for the years 2017 through 2021 ranging from 4.0% to 8.0%, rather than assumptions used in the Forecasts of projected revenue growth of 7.7% for the years 2017 through 2021. The Sensitivities also applied average EBITDA margins for the years 2017 through 2021 ranging from 18.0% to 22.0%, rather than the LTM adjusted EBITDA margin of 17.0% and average EBITDA margin of 21.8% from estimated calendar years 2017 through 2021 used in the Forecasts. This analysis resulted in a range of implied equity values of $0.157273 to $0.253292 per share of Common Stock based solely on the Forecasts and a range of $0.113171 to $0.183121 per share of Common Stock based on the Forecasts as modified by the Sensitivities, as compared to the Merger Consideration of $0.135936 per share of Common Stock.

Leveraged Buyout Analysis

Based on the Forecasts (as modified by the Sensitivities), William Blair performed a leveraged buyout analysis and projected illustrative implied purchase prices at which a leveraged buyout of the Company could occur for a potential investor. In this analysis, William Blair estimated a terminal value by utilizing a range of fiscal year 2021 EBITDA multiples of 7.0x to 9.0x and assumed internal rate of returns ranging from 22.5% to 27.5%. The terminal multiples range was derived from the relevant multiple ranges of the selected publicly traded companies analysis and the selected precedent transactions analysis. The internal rate of return was derived by William Blair utilizing its professional judgment and experience. At the direction of the Board, due to a large percentage of the Company’s growth being attributable to new products and the feedback received from potential purchasers indicating that they discounted certain financial projections prepared by Company management, William Blair applied the Sensitivities to the Forecasts in the same manner as in the discounted cash flow analysis described above. This analysis resulted in a range of implied purchase prices of $0.117117 to $0.185371 per share of Common Stock based solely on the Forecasts and a range of $0.082053 to $0.134079 per share of Common Stock based on the Forecasts as modified by the Sensitivities, as compared to the Merger Consideration of $0.135936 per share of Common Stock.

M&A Premiums Paid Analysis

William Blair reviewed data from 187 public U.S. target transactions occurring after January 1, 2012 in which 100% of the target’s equity was acquired at an equity value between $25 million and $100 million, excluding transactions involving closed-end funds or REITs. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing stock price one day, one week, one month, 90 days, 180 days, 270 days and 365 days prior to the announcement of each transaction. William Blair compared the range of resulting per share stock price premiums for the reviewed transactions to the premium implied by the Merger Consideration pursuant to the Merger Agreement based on the closing stock price of the Common Stock one day, one week, one month, 90 days, 180 days, 270 days and 365 days prior to March 13, 2017, four days prior to the public announcement of the Merger. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

Premiums Paid Relative to March 13, 2017

	AERT Common Stock Price	Premium at $0.135936/ Per Share	Premiums Paid Data Percentile
Period			10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day Prior	$0.12	13.3%	8.1%	15.0%	23.2%	31.5%	43.9%	56.1%	66.7%	78.3%	103.6%
One Week Prior	$0.10	34.6%	8.5%	17.1%	24.5%	31.7%	43.2%	57.2%	66.7%	80.3%	103.6%
One Month Prior	$0.10	35.4%	4.1%	18.6%	28.0%	33.7%	43.3%	55.4%	69.4%	81.7%	103.7%
90-Days Prior	$0.08	67.8%	1.5%	17.7%	28.0%	37.3%	48.1%	57.9%	74.8%	84.6%	135.4%
180-Days Prior	$0.07	87.5%	4.4%	19.9%	28.7%	36.5%	47.7%	58.6%	76.1%	90.3%	147.3%
270-Days Prior	$0.07	94.2%	0.2%	18.7%	29.7%	40.9%	50.7%	66.3%	83.9%	98.1%	143.9%
365-Days Prior	$0.07	93.9%	(2.3%)	15.0%	29.9%	41.8%	56.2%	67.7%	80.7%	101.9%	159.7%

William Blair noted for the Board that (i) the premium of the per share Merger Consideration to the Company’s closing stock price one day prior to March 13, 2017 was above the 10th percentile and below the 20th percentile of the analyzed precedent public transactions; (ii) the premium of the per share Merger Consideration to the Company’s closing price stock one week and one month prior to March 13, 2017 was above the 40th percentile and below the 50th percentile of the analyzed precedent public transactions; (iii) the premium of the per share Merger Consideration to the Company’s closing stock price 90 days prior to March 13, 2017 was above the 60th percentile and below the 70th percentile of the analyzed precedent public transactions; and (iv) the premium of the per share Merger Consideration to the Company’s closing stock price 180 days, 270 days and 365 days prior to March 13, 2017 was above the 70th percentile and below the 80th percentile of the analyzed precedent public transactions.

General

This summary is not a complete description of the analysis performed by William Blair, but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the Merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Merger Consideration to be received by the holders of Common Stock. Rather, in rendering its oral opinion on March 16, 2017 (subsequently confirmed in writing) to the Board, as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to whether the Merger Consideration to be received by the holders of Common Stock (other than holders of dissenting shares) was fair to such stockholders, from a financial point of view, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair’s fairness opinion considered each valuation method equally and did not place any particular reliance on a specific analysis. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair has been engaged in the investment banking business since 1935. William Blair continually undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.

Fees

Pursuant to an engagement letter dated July 20, 2016, a retainer fee of $35,000 was paid to William Blair upon execution of the engagement letter and a fee of $450,000 became payable to William Blair upon delivery of William Blair’s fairness opinion. A fee equal to $1,586,000 will become payable to William Blair upon the consummation of the Merger. No portion of the fees payable to William Blair was contingent on the conclusions reached by William Blair in William Blair’s fairness opinion. In addition, the Company agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by William Blair) reasonably incurred by it in connection with its services and to indemnify William Blair against certain potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

In the past two years, William Blair has not provided any investment banking or other services to the Company, Parent or Merger Sub. William Blair may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which it may receive compensation. William Blair and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transaction contemplated by the Merger Agreement.

Financing

The Merger Agreement does not contain any financing-related closing condition and Parent has represented that it will have sufficient funds at the closing to fund the payment of the Merger Consideration and any other payments required in connection with consummation of the Merger.

Interests of the Company’s Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the stockholders of the Company generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement be adopted. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and the table below.

Quantification of Outstanding Equity

The table below sets forth the amounts that each director and executive officer would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the Merger with regard to shares of Common Stock held by such director or executive officer. There are no outstanding options or other equity award relating to our Common Stock or Preferred Stock.

Name	Shares of Common Stock (#)	Value of Common Stock ($)
Named Executive Officers
Timothy D. Morrison	700,000	$95,155.20
Randall D. Gottlieb	-	-
J.R. Brian Hanna	500,000	$67,968.00
Other Executive Officers
Brent D. Gwatney	60,000	$8,156.16
Alford E. Drinkwater	100,000	$13,593.60
Non-Employee Directors
Todd Ofenloch	-	-
Michael R. Phillips	-	-
Bobby J. Sheth	-	-
Vernon J. Richardson	10,000	$1,359.36

Transaction Bonus Plan

In connection with the consummation of the Merger, certain of our executive officers will receive transaction bonuses pursuant to the terms of the Advanced Environmental Recycling Technologies, Inc. Key Employee Incentive Plan for Transaction Bonuses, as amended and restated on March 16, 2017 (the “Transaction Bonus Plan”). Pursuant to the terms of the Transaction Bonus Plan, certain members of the Company's management are entitled to cash bonuses upon the consummation of the Merger, half payable within ten business days after the consummation of the Merger subject to their continued employment on such payment date, and half payable within the ten-day period beginning 60 days following the consummation of the Merger, subject to either (i) their continued employment on such 60th day following the consummation of the Merger or (ii) termination of their employment by the Company (or Parent) without “cause” (as defined in the Transaction Bonus Plan) after the consummation of the Merger.

The Transaction Bonus Plan provides that if the executive officers violate certain restrictive covenants in their employment agreements with Parent, as applicable, a portion of their bonus is subject to forfeiture. The portion of the bonus that is subject to forfeiture by a participant is calculated as follows: (i) the entire bonus if the violation occurs prior to the 60th day following the Merger; (ii) two-thirds of the bonus if the violation occurs on or after the 60th day following the Merger and before the termination of the participant’s employment with the Company; and (iii) two-thirds of the bonus, multiplied by a fraction, the numerator of which is the number of full or partial months remaining in the participant’s covenant not to compete at the time of the violation and the denominator of which is the total number of months post-termination of employment in the participant’s covenant not to compete, if the violation occurs after the 60th day following the Merger and after the participant’s termination of employment with the Company.

The table below sets forth the amounts that each executive officer of the Company is eligible to receive (without subtraction of applicable withholding taxes) pursuant to the Transaction Bonus Plan in connection with the Merger.

Name	Title	Cash Bonus Amount
Timothy D. Morrison	Chief Executive Officer	$1,852,977
Randall D. Gottlieb	President	$1,125,022
J.R. Brian Hanna	Chief Financial Officer	$1,125,022
Brent D. Gwatney	Senior Vice President of Sales	$992,666

Golden Parachute Compensation in Connection with the Merger

The following table shows the aggregate dollar value of the various elements of compensation that each of our named executive officers could receive from the Company and Parent in connection with the Merger, as required by Item 402(t) of Regulation S-K. The underlying calculations assume the consummation of the Merger will occur on May 1, 2017. The named executive officers are expected to continue to provide services after the consummation of the Merger; nevertheless, the underlying calculations further assume that the severance obligations payable to each named executive officer pursuant to his respective employment agreement with Parent are triggered immediately after the consummation of the Merger. The Company’s named executive officers for purpose of the table below are Timothy D. Morrison (Chief Executive Officer), Randall D. Gottlieb (President) and J.R. Brian Hanna (Chief Financial Officer).

Name	Cash ($)(1)(2)(3)	Equity ($)	Pension NQDC	Perquisites/ Benefits ($)	Tax Reimbursements	Other	Total ($)(4)
Timothy D. Morrison	$2,138,977	-	-	-	-	-	$2,138,977
Randall D. Gottlieb	$1,415,022	-	-	-	-	-	$1,415,022
J.R. Brian Hanna	$1,498,772	-	-	-	-	-	$1,498,772

(1)
Includes the aggregate dollar value of cash severance payable to each of the named executive officers pursuant to his respective employment agreement with Parent, effective as of the closing of the Merger (described in the section entitled “—Severance ” below), estimated increases in base salary (described in note 3 below), and transaction bonuses payable to each pursuant to the Transaction Bonus Plan (described in the section entitled “—Transaction Bonus Plan” above).

(2)
For Mr. Morrison and Mr. Gottlieb, the cash severance consists of a lump sum cash payment equal to twelve months of the executive’s base salary ($273,000 for Mr. Morrison; $260,000 for Mr. Gottlieb). For Mr. Hanna, the cash severance consists of (i) a lump sum cash payment equal to twelve months of the executive’s base salary ($241,500), and (ii) a lump sum cash severance payment of his retention bonus (see the section entitled “—Severance ” below). Mr. Morrison and Mr. Hanna also are entitled to lesser severance upon an involuntary termination under existing employment agreements with the Company, but those agreements will be superseded at the closing by the new employment agreements with Parent. As described in the section entitled “—Severance” below, the severance portion of this amount is payable only upon a termination of the executive’s employment without “cause” or due to the executive’s resignation for “good reason”. The retention bonus portion of Mr. Hanna’s amount is also payable only if the executive’s employment is terminated without “cause”.

(3)
The following are the named executive officers’ estimated increases in base salary: $13,000 (calculated as $273,000 minus $260,000) for Mr. Morrison; $30,000 (calculated as $260,000 minus $230,000) for Mr. Gottlieb; and $11,500 (calculated as $241,500 minus $230,000) for Mr. Hanna. These figures represent the difference between the base salary pursuant to the individual’s respective employment agreement with Parent, as compared to current base salary levels pursuant to the individual’s respective employment agreement with the Company.

(4)
The amounts listed represent the aggregate dollar value of all golden parachute compensation to be provided to each named executive officer.

Executive Officer Employment Agreements with Parent

In order to promote the retention of key Company employees during the period following the consummation of the Merger, contemporaneously with the execution of the Merger Agreement, Parent entered into employment agreements with certain executive officers and other members of Company management to be effective on, and contingent upon, the consummation of the Merger. For purposes of this “Executive Officer Employment Agreements with Parent” section only, references to the “Company” shall mean to Parent and the Company, collectively.

Compensation Terms

The following table sets forth the employment term, annual salary and maximum annual bonus arrangements for the AERT executive officers who entered into employment agreements with Parent.

Name	Term	Annual Salary	Maximum Annual Performance Bonus
Timothy D. Morrison	Closing through March 15, 2019	$273,000	80% of annual salary
Randall D. Gottlieb	Closing through March 15, 2020	$260,000	80% of annual salary
J.R. Brian Hanna	Closing through March 15, 2018	$241,500	70% of annual salary
Brent D. Gwatney	Closing through March 15, 2020	$180,000	35% of annual salary

In addition to the salary and bonus levels above, the employment agreements for the executive officers provide for the following additional compensation and benefits:

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Each of Mr. Morrison, Mr. Hanna and Mr. Gottlieb will be recommended to participate in Parent’s Deferred Compensation Plan, subject to their meeting eligibility requirements to be eligible to defer compensation into the plan.

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Certain of the executive officers will be eligible for one-time cumulative performance bonuses of up to $1.5 million in the aggregate if the Company meets certain cumulative EBITDA milestones. The EBITDA milestone for these executive officers to be eligible for a maximum one-time cumulative performance bonus is either (i) $82.8 million in cumulative EBITDA for the fiscal years 2017, 2018 and 2019, or (ii) $48.6 million in cumulative EBITDA for fiscal years 2017 and 2018, as applicable.

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Mr. Gottlieb will be recommended to participate in the CRH plc Performance Shares Plan at a level of approximately 40% of his annual base salary in 2018. Mr. Gottlieb will be eligible to be considered for annual share awards at the discretion of Parent, subject to vesting restrictions, performance criteria, and the other terms of the plan.

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Each of Mr. Hanna and Mr. Gwatney is entitled to a retention bonus if he is employed in good standing by the Company on March 15, 2018 for Mr. Hanna and March 15, 2020 for Mr. Gwatney, subject to certain restrictions.

Severance

Each of the executive officers is also entitled to a lump sum severance payment equal to twelve months of the executive’s base salary if his employment is terminated by Parent without “cause” or by the executive for certain reasons constituting “good reason” under the executive’s employment agreement.

 “Cause” includes (i) the employee’s material and willful breach of, failure, or refusal to perform and discharge, the employee’s reasonable duties, responsibilities, or other obligations under the employment agreement or any other agreement between the employee and the Company, or under the Company policy which has been provided to the employee, (ii) the employee’s commission of any act that constitutes fraud, embezzlement or other serious misconduct in the performance of his or her duties and responsibilities thereunder, (iii) the employee’s material breach of fiduciary duty to the Company, (iv) the employee’s disparagement of the Company that causes or is likely to cause a material adverse damage to Company’s goodwill, reputation, or business relationships, (v) the employee being formally charged with a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; provided that in the case of items (i), (ii), (iii) and (iv) above, the Company shall not find that “cause” exists until the Company first provides the employee with a written notice of any alleged facts or circumstances that the Company deems to create “cause,” and, if in the Company’s reasonable opinion such cause can be cured, provides the employee with a thirty day period to effect a reasonable cure.

“Good reason” includes (i) the Company materially reducing the officer’s base salary, (ii) the Company changing the place of work to a location that is more than 75 miles from Springdale, Arkansas, (iii) a material diminution in duties or responsibilities, or (iv) a material breach of the employment agreement by the Company; provided that the employee must deliver notice to the Company of his or her resignation for “good reason” within 60 days of such event, and the Company has the right to cure such occurrence during the 30 days after receipt of such notice.

For each of Mr. Hanna and Mr. Gwatney, if his employment is terminated by the Company without “cause,” in addition to such severance payment, he will also be entitled to their retention bonus.

In the event the executive officer materially breaches the restrictive covenants in his employment agreement, the officer must repay to the Company any portion of the severance payment in excess of $1,000 previously paid to such officer.

Restrictive Covenants

Each of the employment agreements contains a non-competition provision pursuant to which each executive officer agrees to not compete with the Company in the United States, Canada or Mexico during employment and for a period of eighteen months after the employee’s employment with the Company ends for any reason (except for Mr. Hanna, whose non-competition period is twelve months), to maintain the confidentiality of proprietary and trade secret information of the Company, and to certain restrictions on soliciting customers of the Company and soliciting, recruiting or hiring employees of the Company, for a period of two years after such officer’s employment with the Company ends for any reason.

Advisory Services Agreement with H.I.G. Capital

The Company is party to an Advisory Services Agreement with H.I.G. Capital, L.L.C. (“H.I.G. Capital”), an affiliate of H.I.G., that provides for an annual monitoring fee between $250,000 and $500,000 and reimbursement of all other out of pocket fees and expenses incurred by H.I.G. Capital. In addition, pursuant to the terms of the Advisory Services Agreement, H.I.G. Capital is entitled to a financial advisory services fee and a supplemental management fee in connection with any acquisition, disposition or material public or private debt or equity financing of the Company, in each case which has been introduced, arranged, managed and/or negotiated by H.I.G. Capital or its affiliates. For a sale of the Company, or an acquisition of 100% of any other company, the financial advisory fee will be equal to one percent of the enterprise value of such transaction and the supplemental management fee will be equal to one percent of the enterprise value of such transaction. Accordingly, H.I.G. Capital will be entitled to a financial advisory fee of $1.17 million and a supplemental management fee of $1.17 million in connection with the Merger, payable at the closing of the Merger.

Directors Appointed by H.I.G.

Certain members of the Board are affiliated with H.I.G. Mr. Ofenloch is a Managing Director with H.I.G. Capital. Mr. Phillips was a Managing Director with H.I.G. Capital and Mr. Sheth was a Principal with H.I.G. Capital. Accordingly, such members of the Board may have an indirect interest in the portion of the Merger Consideration to be paid to H.I.G. In addition, such members may have an indirect interest in the financial advisory fee of $1.17 million and the supplemental management fee of $1.17 million payable to H.I.G. Capital by the Company in connection with the Merger (as further described above).

Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the Company’s non-employee directors (including directors affiliated with H.I.G.) and executive officers will be entitled to certain ongoing indemnification and coverage under certain directors’ and officers’ liability insurance policies following the Merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance” beginning on page 52.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Common Stock and Preferred Stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock or Preferred Stock that is for U.S. federal income tax purposes:

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a citizen or individual resident of the United States;

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a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of Common Stock or Preferred Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities, or investors in such partnerships, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of Common Stock or Preferred Stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the Merger, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of Common Stock who exercise appraisal rights under the DGCL in connection with the Merger.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock or Preferred Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Common Stock or Preferred Stock, you should consult your tax advisor.

This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Common Stock or Preferred Stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of Common Stock and Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock and/or Preferred Stock pursuant to the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of Common Stock and/or Preferred Stock surrendered in the Merger is greater than one year as of the date of the Merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock or Preferred Stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of Common Stock or Preferred Stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Common Stock and Preferred Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the Merger Agreement, both the Company and Parent have agreed to use reasonable efforts to obtain all required governmental approvals and avoid any action or proceeding by a governmental entity to the extent necessary, proper or advisable to consummate the Merger. Except for the expiration of 20 days from the dissemination of this information statement to the Company’s stockholders and the filing of a certificate of merger with the Delaware Secretary of State at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger or the other transactions contemplated by the Merger Agreement.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock, which is currently listed on the OTCQB Tier of the OTC Markets Group, Inc. under the symbol “AERT,” will cease to be quoted on the OTCQB. In addition, if the Merger is completed, the Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our Common Stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this information statement as Annex A and which is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this information statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this information statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Merger Agreement contains representations and warranties by and covenants of the Company, Parent and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to stockholders. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the Merger Agreement and any descriptions thereof should be read in conjunction with the disclosures in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information” on page 65. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this information statement and the Company’s other public filings. See the section entitled “Where You Can Find Additional Information” beginning on page 65.

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the Merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the Merger and will continue its corporate existence as a Delaware corporation and a wholly-owned subsidiary of Parent. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time of the Merger will become the certificate of incorporation and bylaws of the surviving corporation, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as “Advanced Environmental Recycling Technologies, Inc.”

The individuals holding positions as directors and officers of Merger Sub immediately before the effective time of the Merger will become the initial directors and officers of the surviving corporation.

Consummation and Effectiveness of the Merger

The Merger becomes effective upon the date and time of the filing of the certificate of merger with the Delaware Secretary of State or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the certificate of merger. The closing of the Merger is scheduled to occur on the later of April 15, 2017 or the business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions of the consummation of the Merger set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), or such other date and time as Parent and the Company mutually designate.

Consideration to be Received in the Merger

Upon consummation of the Merger, (i) all shares of Common Stock and Preferred Stock held by the Company (or held in the Company’s treasury) will be canceled and retired, and no consideration will be paid in exchange therefor, (ii) each share of Common Stock and Preferred Stock issued and outstanding immediately prior to the consummation of the Merger, other than shares for which appraisal rights have been properly demanded and not withdrawn and shares held in treasury, will automatically be canceled and will be converted into the right to receive $0.135936 per share of Common Stock and $2,603.483278 per share of Preferred Stock, less any required withholding taxes, if any. Each holder of Common Stock and Preferred Stock will be entitled to receive a total amount equal to the product obtained by multiplying the per share Merger Consideration applicable to shares of Common Stock or Preferred Stock, respectively, by the number of shares of Common Stock or Preferred Stock, as applicable, owned by such holder, rounded up to the nearest cent.

Appraisal Shares

Any appraisal shares the holders of which neither voted in favor of nor consented in writing to the adoption of the Merger Agreement will not be converted into the right to receive the applicable the Merger Consideration. If any holder of such appraisal shares loses, withdraws, or fails to perfect the right to appraisal, each such share of such holder will be converted into the right to receive the applicable Merger Consideration as of the consummation of the Merger. The Company will serve prompt notice to Parent of any demands for appraisal, attempted withdrawals of such notices or demands and any other instruments served pursuant to Delaware law received by the Company, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. The Company will not settle or make any payment with respect to the withdrawal of appraisal demands without the prior written consent of Parent.

Procedures for Receiving Merger Consideration

As soon as reasonably practicable after the consummation of the Merger (but no later than two business days later), the paying agent will mail to each holder of record of Company shares immediately prior to the effective time of the Merger a letter of transmittal and instructions for use in effecting the surrender of the share certificates or book entry shares in exchange for the applicable Merger Consideration.

Upon surrender to the paying agent of a share certificate for cancellation or the delivery to the agent of an “agent’s message,” together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such Company share will be entitled to receive, in exchange for such Company share, the applicable amount of Merger Consideration that such holder has the right to receive, subject to any required withholding taxes and without interest, and (ii) any such surrendered share certificate will be canceled.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the share is registered, it will be a condition of payment that proper endorsement or transfer be documented and the proper taxes be paid.

Each of Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Common Stock or Preferred Stock, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Parent, Merger Sub and the Company, including representations and warranties relating to, among other things:

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organization, good standing, authority and similar matters of the Company, Parent and Merger Sub;

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due authorization, execution, delivery and enforceability of the Merger Agreement;

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absence of conflicts with the parties’ governing documents, contracts, and applicable laws;

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absence of required approvals and authorizations of or other filings with governmental entities;

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absence of pending or, to the knowledge of the respective parties, threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties; and

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absence of brokers’, financial advisors’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company:

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capitalization;

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documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

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compliance of financial statements with applicable accounting requirements and related SEC rules and regulations, preparation of financial statements in accordance with GAAP and the absence of certain undisclosed liabilities;

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maintenance of certain internal controls and procedures;

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delivery of a schedule setting forth certain indebtedness of the Company, transaction expenses incurred in connection with the Merger, management and advisory fees owed by the Company and the proper calculation of the Merger Consideration;

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compliance with laws, the applicable provisions of the Sarbanes-Oxley Act, and the rules and regulations of the OTCQB;

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interested party transactions;

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since September 30, 2016, the absence of any change, event or development that has had a material adverse effect and the absence of changes to the Company’s business from past practice;

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title to assets;

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intellectual property matters;

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material contracts;

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governmental authorizations;

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filing of tax returns, payment of taxes and other tax matters;

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employee benefit plans, matters relating to ERISA and labor and employment matters;

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ownership and use of real property;

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insurance matters;

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the absence of legal proceedings by or against the Company;

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compliance with environmental laws and regulations;

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the receipt of a fairness opinion from William Blair; and

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the Company’s customers and suppliers.

The Merger Agreement also contains the following customary representations and warranties of Parent and Merger Sub:

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activities of Merger Sub;

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the availability to Parent of funds necessary to consummate the Merger;

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absence of ownership by Parent, Merger Sub or their respective affiliates of capital stock of the Company; and

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the absence of consent or vote by the holders of Parent’s equity to approve the Merger.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality,” “Parent material adverse effect” or “Company material adverse effect.” The Merger Agreement provides that a Company material adverse effect means any effect, change, event, occurrence, circumstance or development (an “Effect”) that has or would reasonably be expected to, individually or in the aggregate with any other Effects, have a material adverse effect on (i) the assets, liabilities, business, financial condition, or results of operations of the Company, taken as a whole; or (ii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the surviving corporation after the Merger. With respect to (i) in the preceding sentence, Company material adverse effect will not include any Effect, alone or in combination, with respect to, or resulting from:

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general changes in the U.S. or global economy, or change in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States of America or anywhere else in the world;

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operating, business, regulatory or other conditions generally affecting the industry in which the Company conducts business (except to the extent that such Effect has a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industry in which the Company conducts business);

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changes in applicable law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof;

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changes in the market price or trading volume of the Common Stock;

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failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but not excluding any of the reasons for or factors contributing to the failure);

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any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing (other than any act that is targeted at the Company or causes physical damage to the assets, properties, facilities or personnel of the Company which such damage causes a Company material adverse effect);

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any legal proceeding against the Company or any of its directors by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by the Merger Agreement;

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events attributable to any action by the Company if that action is contemplated or required by the Merger Agreement and Parent or Merger Sub refuses to waive such requirement, or the failure to take any action by the Company if that action is prohibited by the Merger Agreement and Parent or Merger Sub refuses to waive such prohibition;

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events attributable to the announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or the pendency of the Merger (including the loss or departure of officers or other employees of the Company), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or

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any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under the Merger Agreement to any action requiring Parent’s consent under the Merger Agreement with respect to the items described in the section entitled “Operation of the Company Business” below, requested to be taken by the Company to Parent in writing.

The Merger Agreement also provides that a Parent material adverse effect means, with respect to Parent or Merger Sub, any Effect that would, individually or in the aggregate, restrict, prevent, prohibit, impede or materially delay the consummation of Merger and the transactions contemplated by the Merger Agreement or prevent or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger.

Operation of the Company’s Business

Prior to the consummation of the Merger, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), and except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith and as required by law, the Company has agreed to (i) carry on its business in the ordinary course consistent with prior practice and in material compliance with applicable law and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization, present relationships with those persons having significant business relationships with the Company, keep available the services of its current executive officers and maintain in effect all material governmental authorizations.

Further, the Company agreed that until the consummation of the Merger, it will not (except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith, or with the prior written approval of Parent, which consent will not be unreasonably withheld, conditioned or delayed):

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amend or permit the adoption of any amendment to the Company charter documents;

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effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or adopt a plan of complete or partial liquidation;

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declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine, or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Common Stock held by an employee of the Company upon termination of such employee’s employment;

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sell, issue, grant or authorize the sale, issuance, or grant of: (i) any capital stock or other security; (ii) any option, call, warrant or right to acquire any capital stock or other security; (iii) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may adopt a stockholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith; or (iv) or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units.

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lend money to any person (other than advances to employees of the Company in the ordinary course of business);

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except in the ordinary course of business and not exceeding $250,000, in the aggregate, incur or guarantee any indebtedness;

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other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

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make or change any material tax election or method, settle or compromise any material liability of the Company for taxes (other than (i) in the ordinary course of business and (ii) the payment of taxes that become due and payable in the ordinary course), change any method of tax accounting, file any material amendment to a previously filed tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax, or surrender any right to claim a material tax refund;

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enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any contract or other arrangement with H.I.G. or H.I.G. Capital, or any affiliate or related person of H.I.G. or H.I.G. Capital;

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enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any contract or other arrangement with any broker, finder or investment banker in connection with the Merger or any of the other transactions contemplated by the Merger Agreement;

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make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to the Merger Agreement) assets of any other person;

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transfer, sell, assign, lease, license, divest, mortgage, sell and leaseback or otherwise encumber or subject to any encumbrance (other than certain encumbrances permitted by the Merger Agreement) or otherwise dispose of any material properties or other material assets (including any intellectual property), except for (i) sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business, or (ii) dispositions of assets that are no longer useful in the conduct of the business of the Company;

●
pay, discharge, settle or satisfy any legal proceeding, in each case for an amount in excess of $125,000, or $250,000 in the aggregate (excluding amounts that will be paid under any of the Company’s insurance policies), or that would impose any material restraint on the continued conduct by the Company of its business consistent with past practices;

●
amend or modify in any material respect or terminate any material contract, or unwritten material agreement, in each case, other than in the ordinary course of business, or enter into any contract or oral arrangement that would constitute a material contract if it had been entered into in writing prior to the date the Merger Agreement was entered into;

●
except as required to comply with applicable law or to comply with any contract or any of the Company’s employee benefit plans entered into prior to the date hereof (i) adopt, enter into, terminate or materially amend (A) any of the Company’s material employee benefit plans or (B) any other agreement, plan or policy involving the Company and one or more of their respective current or former officer, members of the Board, or non-officer employees with base salary in excess of $100,000, in each case that is not terminable by the Company at will without liability, (ii) increase the compensation, bonus or fringe or other benefits offered by the Company other than increases in the ordinary course of business consistent with past practice, (iii) take any action to accelerate the vesting or payment of any compensation or benefit under any of the Company’s employee benefit plans, (iv) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) or forgive any loans to any current or former member of the Company Board or officer or employee of the Company, or (v) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (A) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (B) has a direct or indirect financial interest, or (C) directly or indirectly controls, is controlled by or is under common control with;

●
enter into any line of business in any geographic area other than the current lines of business of the Company and products and services reasonably ancillary thereto;

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enter into any new commitment for capital expenditures of the Company involving, individually or in the aggregate, expected expenditures of more than $875,000;

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cancel, modify, or waive any debts or claims held by it or waive any rights having in each case a value or cost in excess of $100,000 individually or $250,000 in the aggregate; or

●
authorize any of, or commit, resolve, propose, or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation by the Company

The Company has agreed that it will not, nor will it authorize any of its representatives to, directly or indirectly:

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solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal;

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other than informing persons of the provisions contained in the non-solicitation provisions of the Merger Agreement, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating any Acquisition Proposal; or

●
enter into any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal or with respect to any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

The Company has agreed to, and to cause each of its directors and officers to, and to direct its other representatives to, immediately cease and cause to be terminated all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal and to require such persons to return or destroy, and to cease providing access to any non-public information of or relating to the Company promptly after the closing. The Company is permitted to grant waivers of any “standstill” provision to the limited extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Board in accordance with the terms of the Merger Agreement, in which case the Company has agreed to similarly waive or terminate any “standstill” provision applicable to Parent contained in the confidentiality agreement between the Company and Parent.

The Merger Agreement provides that the term “Acquisition Proposal” means any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any acquisition transaction or series of related transactions involving:

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any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or

●
any sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company that constitute or account for twenty percent (20%) or more of the consolidated net revenues of the Company or consolidated net income of the Company or twenty percent (20%) or more of the fair market value of the assets of the Company.

For purposes of a superior proposal, references to twenty percent (20%) are instead references to fifty percent (50%).

Other Offers; Superior Proposal

Notwithstanding the restrictions described above, if at any time prior to April 15, 2017 the Company receives an unsolicited bona fide written Acquisition Proposal that does not result from a breach of the non-solicitation covenant within the Merger Agreement and the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, then the Company is permitted to:

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furnish information with respect to the Company to the person or group who has made the Acquisition Proposal (provided that the Company (i) provides to Parent any non-public information concerning the Company that is provided to such person or group and that was not previously provided to Parent, (ii) enters into an confidentiality agreement containing terms that are not less favorable to the Company than those in the confidentiality agreement between Parent and the Company with such person or group, and (iii) if the person making such Acquisition Proposal is a competitor of the Company, does not provide any commercially sensitive non-public information to such person other than in accordance with “clean team” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information), and

●
engage in discussions or negotiations with such person or group regarding such Acquisition Proposal (and waive such person’s or group’s noncompliance with the provisions of any “standstill” agreement solely to permit such discussions and negotiations).

The Merger Agreement provides that the term “superior proposal” means a bona fide written proposal for an acquisition transaction that the Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such acquisition transaction and the Merger Agreement (including any modification to the terms of the Merger Agreement as may be proposed by Parent pursuant to the terms of the Merger Agreement that the Board determines to be relevant) (including any required financing, stockholder approval requirements of the person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Board, such other factors that may be considered in making such a determination under the DGCL).

As of the date of this information statement, the Company has not received any Acquisition Proposal.

The Company has agreed to keep Parent reasonably apprised in all material respects on a reasonably current basis of the status and content of any material discussions regarding any Acquisition Proposal with any person or group. The Company has also agreed to notify Parent in writing promptly after receipt (and in any event within 24 hours) by the Company (or any of its representatives) of any Acquisition Proposal (or material modification or amendment thereof), or the granting of any access to non-public information of the Company or access to their books and records, business property or assets and such notice shall specify the identity of the Person making the Acquisition Proposal or receiving such access and the material terms and conditions thereof. The Company also agreed to keep Parent informed, on a reasonably current basis, of the status of any such Acquisition Proposal or access (including the material terms and conditions thereof and any material modifications thereto). The Company agreed to provide Parent with at least 48 hours prior notice of any meeting of the Board at which the Board is reasonably expected to consider any Acquisition Proposal. The Company may not enter into any confidentiality agreement after the date the Merger Agreement was signed that would prevent the Company from complying with these requirements.

Adverse Recommendation Change

The Board and any committee thereof cannot:

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withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the declaration of advisability by the Board of the Merger Agreement, the Merger and the related transactions (the “board recommendation”);

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adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal;

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fail to include the board recommendation in the proxy statement if one is disseminated to the Company’s stockholders;

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in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days of such commencement thereof;

●
make any public statement inconsistent with the board recommendation (each of the previously listed items is an “adverse recommendation change”); or

●
approve, cause or authorize or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an confidentiality agreement) with any person or group from whom the Company has received an Acquisition Proposal, or resolve, agree or publicly propose to take any such action.

Notwithstanding the foregoing, at any time prior to the April 15, 2017, the Board (or a duly authorized committee thereof) is permitted to (i) make an adverse recommendation change, or (ii) terminate the Merger Agreement to accept such superior proposal, but only if, in either case:

●
the Board (or a duly authorized committee thereof) determined in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change in response to the receipt of such superior proposal not involving a material breach of the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

●
the Company provided Parent prior written notice of its intent to make an adverse recommendation change or to terminate the Merger Agreement at least four business days prior to taking such action (which notice was required to include a summary of the material terms of the superior proposal, the relevant proposed transaction agreements and any financing commitments relating thereto);

●
during such four business day period following Parent’s receipt of the notice, the Company negotiated, and caused its financial and legal advisors and other representatives to negotiate, in good faith with Parent (if Parent desired to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement that Parent proposed to make as would obviate the basis for an adverse recommendation change or the termination of the Merger Agreement;

●
at the end of such four business day period and having taken into account any modifications to the terms of the Merger Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Board (or a duly authorized committee thereof) determined in good faith (after consultation with outside legal counsel) that the failure to make such an adverse recommendation change or the failure to terminate the Merger Agreement would reasonably be expected to be inconsistent with its fiduciary duties under applicable law; and

●
in the event of any change to the material terms of such superior proposal, the Company, in each case, had delivered to Parent an additional notice consistent with that described above.

In addition and notwithstanding the foregoing, other than in connection with a superior proposal, the Board (or a duly authorized committee thereof) is permitted to make an adverse recommendation change in response to an intervening event, if and only if:

●
the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

●
the Company then provided an adverse recommendation change notice to Parent at least four business days prior to the taking of such action and not later than April 15, 2017 and describing the intervening event that is the basis for such action in reasonable detail;

●
during the four business day period following Parent’s receipt of such notice, the Company negotiated, and caused its financial and legal advisors and other representatives to negotiate, with Parent (if Parent desired to so negotiate) to make such adjustments in the terms and conditions of the Merger Agreement that Parent proposed to make as would obviate the basis for an adverse recommendation change; and

●
following the end of such four business day period, the Board (or a duly authorized committee thereof) then determined in good faith, taking into account any changes to the terms of the Merger Agreement proposed by Parent to the Company in a written, binding and irrevocable offer in response to the adverse recommendation change notice, that the failure to effect an adverse recommendation change in response to such intervening event would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

The Merger Agreement provides that the term “intervening event” means any material event with respect to the Company occurring or arising prior to April 15, 2017 (other than a superior proposal) that was neither known to the Board nor reasonably foreseeable as of or prior to the date the Merger Agreement was signed, which becomes known to the Board. However, the following events, developments or changes in circumstances do not constitute an intervening event: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any events, developments or changes in circumstances relating to the Parent or any of Parent’s affiliates or any competitor of the Company, (iii) changes in law applicable to the Company, or (iv) changes in the market price or trading volume of shares of Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period (except that the underlying causes of such change or fact will not be excluded by this clause (iv) prior to April 15, 2017).

In addition, nothing contained in the Merger Agreement prohibits the Company or the Board (or a duly authorized committee thereof) from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by or otherwise complying with Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Stockholder Action by Written Consent

Immediately following the execution and delivery of the Merger Agreement, the Company agreed to, in accordance with Delaware law, seek and use its reasonable best efforts to obtain the Written Consent. The Written Consent was delivered on March 17, 2017 following the execution of the Merger Agreement. H.I.G. is permitted to revoke the Written Consent only if the Board makes an adverse recommendation change.

Reasonable Best Efforts to Complete

Each of the Company, Merger Sub and Parent have agreed:

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to use its reasonable best efforts to, and will use its reasonable best efforts to cause its representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to: (i) cause each of the conditions to the Merger to be satisfied as promptly as practicable after the date the Merger Agreement is signed; (ii) obtain, as promptly as practicable after the date the Merger Agreement is signed, and maintain all necessary actions or non-actions and consents from any governmental bodies and make all necessary registrations, declarations and filings with any governmental bodies that are necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (iii) resist, contest, appeal and remove any legal proceeding and to have vacated, lifted, reversed or overturned any restraint, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the transactions contemplated by the Merger Agreement;

●
not to take any action that is intended to prevent, impair, materially delay or otherwise adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the ability of such party to fully perform its obligations under the Merger Agreement (except that none of the Company, Parent or Merger Sub will be required prior to the effective time of the Merger to pay any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any obligation, liability or commitment that is not conditioned upon the consummation of the Merger, to obtain any consent of any person (including any governmental body) under any contract);

●
to provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of the Merger Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, the Merger Agreement as promptly as practicable after the date the Merger Agreement is signed;

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on behalf of itself and its affiliates, to, between the date the Merger Agreement is signed and the effective time of the Merger, not, and to cause its affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any person or division or part thereof, or any securities or collection of assets, if doing so would, or such party reasonably anticipates it would, (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any consent of any governmental body required in connection with the transactions contemplated by the Merger Agreement (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) take or agree to take any other action that it expects will (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any consent of any governmental body required in connection with the transactions contemplated by the Merger Agreement (including the Merger) or (B) restrict, prevent, prohibit, impede, or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The surviving corporation will honor the obligations of the Company for six years after the effective time of the Merger under all indemnification, advancement of expenses and exculpation provisions in its current governing documents and any indemnification agreements between the Company and its current or former directors or officers. In addition, from the effective time of the Merger through the sixth anniversary of the effective time of the Merger, the surviving corporation will cause its governing documents to contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the current or former directors or officers as those contained in the governing documents of the Company as of the date of the Merger Agreement.

In addition, the Company will obtain, prior to the effective time of the Merger, prepaid “tail” directors’ and officers’ liability insurance policies, for six years from the effective time of the Merger, for acts or omissions occurring at or prior to the effective time of the Merger on terms with respect to coverage and amount no less favorable than those contained in such policy in effect on the date the Merger Agreement was signed. In the event any such policy is not available on a fully prepaid basis, then the Company will obtain, prior to the effective time of the Merger, such policy for as long a term as is then available, and Parent will, for the remaining period up to and including six years after the closing date of the Merger, purchase and keep such policy available at all times during such period (except that if the premiums required to be paid by Parent or the Company for such insurance policy for any one year period would exceed 300% of the current annual premium paid by the Company for the directors’ and officers’ liability insurance in effect as of the date the Merger Agreement was signed, then Parent or the Company (or any successor thereto) will cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Company’s current premium for its insurance policy as of the date the Merger Agreement was signed).

             If Parent or the Company or any of their successors or assigns, as the case may be, (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or otherwise conveys all or substantially all of its properties and assets to any other person, then and in each case, proper provisions are required to be made so that the successors and assigns of Parent or the surviving corporation or their respective successors or assigns, as the case may be, assume in writing all of the obligations with respect to director and officer indemnification and insurance set forth in the Merger Agreement.

             The indemnification obligations may not be terminated, amended or otherwise modified in any manner that adversely affects the current and former directors and officers of the Company without the prior written consent of such directors and officers. The current and former directors and officers of the Company will have the right to enforce the provisions of the Merger Agreement relating to their indemnification and insurance and are express third-party beneficiaries of the Merger Agreement for this purpose.

Employees

             In the event any individual who is employed by the Company immediately prior to the effective time of the Merger (a “Covered Employee”) first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Company or any of their respective subsidiaries (the “New Plans”) following the effective time of the Merger, Parent has agreed to, or to cause the Company to: (i) waive any preexisting condition exclusions, “actively-at-work” requirements and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any New Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any New Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan which the Covered Employee participated in immediately prior to coverage under the New Plan, in satisfying any applicable deductible or out-of-pocket requirements under the New Plan.

             As of the effective time of the Merger and thereafter, Parent has agreed to recognize, or cause the Company and their respective subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or, to the extent previously recognized by the Company, any predecessor entities of the Company) for vesting and eligibility purposes, and for purposes of calculating vacation and other paid time off benefits, under any New Plans. In no event will this requirement result in any duplication of benefits for the same period of service.

             As of the effective time of the Merger Agreement, the Company has agreed to take all necessary actions to provide for full vesting of all amounts credited to the account of each Covered Employee under the Company’s 401(k) plan.

Other Covenants and Agreements

The parties acknowledged that the confidentiality agreement between Parent and the Company remains in full force and effect in accordance with its terms until the effective time of the Merger. The Merger Agreement contains other covenants and agreements in which each of Parent and the Company covenants or agrees to not issue any public release or make any public announcement concerning the Merger Agreement or the transactions contemplated by the Merger Agreement without the prior written consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except for pursuant to certain exceptions set forth in the Merger Agreement and as required by law or applicable regulations (in which case the party required to make the release or announcement is required to use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance).

The Company has also agreed to, during the period between the date the Merger Agreement is signed and the earlier of: (i) the effective time of the Merger and (ii) the termination of the Merger Agreement:

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provide Parent and Parent’s representatives with reasonable access during normal business hours, upon reasonable notice by Parent, to the respective representatives of the Company, and to the books, records, tax returns, material operating and financial reports, work papers and other documents and information relating to the Company;

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provide reasonable access during normal business hours, to the real property owned, leased, subleased, licensed, other otherwise occupied by Company as of the date the Merger Agreement is signed for purposes of conducting Phase I environmental site assessments and limited reviews of compliance with applicable environmental law, upon reasonable notice, to the Company’s facilities and personnel; and

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permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger.

Information obtained by Parent or Merger Sub pursuant to these access obligations are confidential and governed by the terms of the confidentiality agreement between Parent and the Company. Nothing in these access obligations requires the Company to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (i) result in a violation of applicable law; or (ii) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection. Any investigation conducted pursuant to these provisions must be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a reasonable risk of damage or destruction to any property or assets of the Company, are subject to the Company’s existing security measures and insurance requirements, and may not include the right to perform invasive testing without the Company’s prior written consent, in its reasonable discretion.

The Company, Parent and Merger Sub agreed to make all required antitrust filings and to cooperate and coordinate with the other in the makings of such filings.

The Company and Parent also agreed to notify the other:

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upon becoming aware that any representation or warranty made by it in the Merger Agreement has become untrue or inaccurate in any material respect, or of any failure of such person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement;

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of any material written communication from any governmental body related to the Merger; and

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of any legal proceeding commenced and served upon it that challenges the Merger or would reasonably be expected to delay or materially impair the closing of the Merger.

In the event that any of certain state takeover laws specified in the Merger Agreement is or becomes applicable to any of the transactions contemplated by the Merger Agreement, the Company, Parent and Merger Sub agreed to use their respective reasonable best efforts to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the transactions contemplated by the Merger Agreement.

In addition, the Company has agreed to:

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in consultation with Parent, prepare and file with the SEC this information statement and, promptly after receiving clearance from the SEC, mail this information statement to stockholders of the Company;

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furnish information about itself and such other matters as may be reasonable necessary or advisable in connection with any statement, filing, notice, or application made in connection with the Merger and the transactions contemplated by the Merger Agreement;

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use its reasonable best efforts to deliver to Parent the resignations of certain directors of the Company, which resignations become effective at the closing of the Merger;

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prior to the earlier of the effective time of the Merger or the date of termination of the Merger Agreement: (i) promptly advise Parent in writing of any stockholder litigation against the Company or its directors or officers relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and keep Parent reasonably informed regarding any such stockholder litigation; (ii) give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense or settlement of any stockholder litigation that arises after the date the Merger Agreement was signed against the Company or its directors or officers as a result of the Merger Agreement or the transactions contemplated thereby; and (iii) not agree to any settlement without Parent’s consent to such settlement, which consent may not be unreasonably withheld, conditioned or delayed (and Parent agreed to a reciprocal commitment to the Company), provided, however, that Parent agreed that the Company is not obligated to agree to any settlement unless such settlement includes a full release of any director or executive officer of the Company that was a party to such litigation;

●
take all such steps as may be required to cause Merger, and any other dispositions of equity securities of the Company by any director or executive officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

●
prior to the effective time of the Merger Agreement, cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable laws to enable the deregistration of the applicable Company shares under the Exchange Act promptly after the effective time of the Merger Agreement and to use all commercially reasonable efforts to cause the applicable Company shares to be deregistered under the Exchange Act as soon as practicable after the effective time of the Merger Agreement;

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on the closing date, deliver to Parent a release of the Company from any fees or expenses payable to (a) William Blair under the Engagement Letter, dated July 20, 2016, between the Company and William Blair and (b) H.I.G. Capital under the Advisory Services Agreement, dated March 18, 2011, between the Company and H.I.G. Capital;

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promptly after the date the Merger Agreement is signed, deliver to Parent a CD-ROM reflecting the full and complete contents of the “Project ASCENT” Intralinks data room maintained by the Company as of the date the Merger Agreement is signed; and

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file its annual report on Form 10-K for the year ended December 31, 2016 as soon as practicable after the execution and delivery of the Merger Agreement.

Conditions to Completion of the Merger

The respective obligations of each party to effect the Merger are subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party entitled to the benefit thereof) at or prior to the closing of the following conditions:

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All governmental authorizations having been obtained;

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No governmental body having enacted, issued, promulgated or entered any law or restraint which is in effect and has the effect of making the transactions contemplated by the Merger Agreement illegal or other restraining or prohibiting consummation of such transactions;

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Either the Written Consent or the vote required of the stockholders of the Company to approve the Merger having been obtained; and

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The information statement having been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the closing date of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver, of the following conditions:

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(i) the representations and warranties of the Company related to approval of the transaction, capitalization (other than de minimis inaccuracies) and brokers being true and correct in all respects as of the effective time of the Merger as though made on and as of the effective time of the Merger, (ii) the representations and warranties of the Company related to delivery of a schedule setting forth certain indebtedness of the Company, transaction expenses incurred in connection with the Merger, management and advisory fees owed by the Company and the proper calculation of the Merger Consideration being true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company material adverse effect”) as of the effective time of the Merger as though made on and as of such time, and (iii) all other representations and warranties of the Company contained in the Merger Agreement being true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company material adverse effect”) as of the effective time of the Merger as though made on and as of such time, except where the failure of such representations and warranties described in this clause (iii) to be true and correct does not have, individually or in the aggregate, a Company material adverse effect; provided in each case that representations and warranties made as of a specific date need only be true and correct (subject, in the case of the representations and warranties described in clauses (ii) and (iii), to such qualifications) as of such specified date;

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the Company having performed in all material respects its obligations or covenants contained in the Merger Agreement at or prior to the closing;

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since the date the Merger Agreement was signed, there having not occurred any event that has had, or would reasonably be expected to have, a Company material adverse effect;

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the Company having provided to Parent a certificate dated the closing date signed on its behalf by the chief financial officer of the Company to the effect that the conditions set forth in the three bullets above were satisfied; and

●
at least two business days prior to closing, the Company having delivered to Parent a payoff letter from certain holders of the Company’s indebtedness indicating that upon payment of a specific amount, such indebtedness will be paid in full and, if applicable, any related security interest will be automatically released and Parent or its designees will, to the extent applicable, be authorized to file releases of all encumbrances relating thereto on the assets and properties of the Company, including, to the extent applicable Uniform Commercial Code termination statements, or such other customary documents or endorsements necessary to evidence the release of the securities interests of all holders.

The obligations of the Company to effect the Merger are be subject to the satisfaction or waiver, of the following conditions:

●
the representations and warranties of Parent and Merger Sub contained in the Merger Agreement being true and correct as of the effective time of the Merger as though made on and as of such time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent material adverse effect”) does not have, individually or in the aggregate, a Parent material adverse effect;

●
Parent and Merger Sub having performed in all material respects its obligations or covenants contained in the Merger Agreement at or prior to the closing;

●
Parent having provided to the Company a certificate dated the closing date signed on its behalf by the chief financial officer of Parent to the effect that the conditions set forth in the two bullets above were satisfied; and

●
simultaneously with the closing, Parent, on behalf of the Company, paying the amounts reflected in the payoff letters the Company is required to deliver to the lenders named therein in the manner set forth therein.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Parent and the Company.

In addition, the Merger Agreement may be terminated by either Parent or the Company if:

●
the Merger has not been consummated on or prior to the Outside Date, provided, that a party is not permitted to terminate the Merger Agreement pursuant to this right if the failure to consummate the Merger is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under the Merger Agreement;

●
any governmental body of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the consummation of the Merger and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (ii) issued or granted any restraint that is in effect as of immediately prior to the consummation of the Merger and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such restraint is final and nonappealable, provided, that the right to terminate the Merger Agreement pursuant to this right is not available to a party if the issuance of such restraint is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under the Merger Agreement; or

●
on or prior to the Outside Date, the Written Consent has not been obtained and the vote required of the stockholders of the Company to approve the Merger has not been obtained at the Company stockholders meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of the Merger Agreement was taken.

The Merger Agreement also may be terminated by Parent if:

●
the Board has made an adverse recommendation change;

●
(i) there has been a breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement or (ii) any representation or warranty of the Company set forth in the Merger Agreement was inaccurate when made or, if not made as of a specific date, has become inaccurate, which, in either case of clauses (i) or (ii), results in the conditions to the closing related to the Company’s representations and warranties not being satisfied, and in the case of both clauses (i) and (ii), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

●
either (i) the Written Consent was not obtained and delivered to Parent within the required period of time, or (ii) the Company Stockholder Approval was not obtained at the Company stockholders meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of the Merger Agreement was taken.

The Merger Agreement also may be terminated by the Company:

●
(i) there has been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement; or (ii) any representation or warranty of Parent or Merger Sub set forth in the Merger Agreement was inaccurate when made or has become inaccurate, which, in either case of clauses (i) or (ii), results in the conditions to the closing related to Parent’s or Merger Sub’s representations and warranties not being satisfied, and in the case of both clauses (i) and (ii), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

●
the Board effected an adverse recommendation change with respect to a superior proposal or an intervening event (other than an intervening event that would reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole) in accordance with, and in compliance with the requirements of, the Merger Agreement and concurrently with the termination of the Merger Agreement, the Company (i) entered into an agreement related to the applicable superior proposal, if such adverse recommendation change relates to a superior proposal, and (ii) and paid the termination fee as required under the Merger Agreement.

Effect of Termination; Termination Fee; Reverse Termination Fee

In the event the Merger Agreement is terminated, the Merger Agreement will become void and have no effect without any liability or obligation on the part of Parent, Merger Sub or the Company, unless the Merger Agreement is terminated as a result of fraud or willful and material breach of any representations and warranties set forth in the Merger Agreement or any material breach of any covenant set forth in the Merger Agreement, in which case the aggrieved party will be entitled to all remedies available to such party in law and equity. The parties acknowledged and agreed that any failure by Parent or Merger Sub to consummate the Merger and other transactions contemplated by the Merger Agreement after the applicable conditions to the closing are satisfied or waived (except for those conditions that by their nature are to be satisfied at the closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) constitutes a material breach of a covenant set forth in the Merger Agreement.

If the Merger Agreement is terminated by Parent after the Board makes an adverse recommendation change or by the Company after the Board makes an adverse recommendation change (unless the adverse recommendation change relates to an intervening event that would reasonably be expected to have an adverse effect on the Parent and its subsidiaries, taken as a whole), then the Company has agreed to pay to Parent a termination fee of $4.68 million, in no event more than once. The termination fee must be paid in cash (i) no later than two business days following termination by Parent and (ii) substantially concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination by the Company. Parent’s right to receive payment of the termination fee constitutes the sole and exclusive remedy of Parent and Merger Sub against the Company and its affiliates and representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated.

In the event that the Merger Agreement is terminated by the Company (i) as a result of the Merger not being consummated by the Outside Date or (ii) as a result of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement or the inaccuracy of any representations or warranties of Parent or Merger Sub set forth in the Merger Agreement, and in the case of clause (i), both (A) the conditions to the obligations of all parties and the conditions to the obligations of Parent and Merger Sub are satisfied or capable of being satisfied or are waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing, each of which is capable of being satisfied at the Closing), and (B) either Parent or Merger Sub fails to satisfy its obligations to effect the closing by the date the closing is required to have occurred pursuant to the Merger Agreement, then Parent has agreed pay to the Company a reverse termination fee of $7.02 million. The reverse termination fee must be paid in cash (i) no later than two  business days following termination as a result of the Merger not being consummated by the Outside Date and (ii) substantially concurrently (or the next business day if payment is not feasible on the date of termination) with any other termination where the reverse termination fee is required to be paid. The Company’s right to receive the reverse termination fee constitutes the sole and exclusive remedy of the Company or its stockholders against the Parent, Merger Sub and their respective affiliates and representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated.

Amendment and Waiver

At any time prior to the consummation of the Merger, the Merger Agreement and any exhibit attached thereto, may be amended or supplemented in any and all respects only by a written agreement signed by all of the parties to the Merger Agreement, provided, that if in connection with any amendment or supplement, the Written Consent or the consent of the Company’s stockholders is required under the DGCL, after the Written Consent or the consent of the Company’s stockholders has been obtained, there may not be any amendment or supplement that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

Except as otherwise provided in the Merger Agreement, any provision of the Merger Agreement may be waived prior to the consummation of the Merger, if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder will operate as a waiver of rights, nor will any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Except as otherwise provided in the Merger Agreement, the rights and remedies herein provided are cumulative and not exclusive of any rights provided by law.

Specific Performance

The parties agreed that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of the Merger Agreement are not performed in accordance with the terms thereof or are otherwise breached, and that the party seeking to enforce the Merger Agreement against such nonperforming party under the Merger Agreement is entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches of the Merger Agreement. The parties further agreed to waive any requirement for the securing or posting of any bond or similar collateral in connection with the obtaining of any such injunctive or other equitable relief, which is in addition to any other remedy to which they are entitled at law or in equity. Each party also agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (i) the other party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles of Delaware.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company’s Common Stock is traded on the OTCQB Tier of the OTC Markets Group, Inc. over-the-counter market under the symbol “AERT”.

The following table sets forth during the periods indicated the high and low bid prices for the Common Stock as reported by the OTCQB. No cash dividends were declared per share for the Common Stock during such periods.

	Bid Price
	High	Low
Fiscal 2015
First Quarter	$0.10	$0.07
Second Quarter	$0.11	$0.07
Third Quarter	$0.09	$0.02
Fourth Quarter	$0.12	$0.06

Fiscal 2016
First Quarter	$0.10	$0.06
Second Quarter	$0.09	$0.06
Third Quarter	$0.09	$0.06
Fourth Quarter	$0.15	$0.07

Fiscal 2017
First Quarter	$ 0.13	$ 0.08
Second Quarter (through April 7, 2017)	$ 0.14	$ 0.13

The closing price of our Common Stock on March 16, 2017 which was the last trading day before the Merger was publicly announced, was $0.1021 per share. On April 7, 2017 the most recent practicable date before the filing of this information statement, the closing price for our Common Stock was $0.134 per share. You are encouraged to obtain current market quotations for our Common Stock. There are no shares of our Preferred Stock listed for trading on any market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and Preferred Stock as of April 7, 2017 by: (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock or Preferred Stock. (2) each of our directors; (3) each of our named executive officers. and (4) all of our directors and executive officers as a group. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director and executive officer. With respect to beneficial owners of more than 5% of our outstanding Common Stock or Preferred Stock, information is based on information filed with the SEC. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are reported as beneficially owned by such person or entity. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Advanced Environmental Recycling Technologies, Inc., 914 N. Jefferson Street, Springdale, Arkansas 72764.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(4)

Series E Preferred	H.I.G. AERT, LLC(1)	20,524.149	100.0%
Class A Common	H.I.G. AERT, LLC	408,373,979(3)	84.6%
Directors and Executive Officers
Class A Common	Alford E. Drinkwater	100,000	*
Class A Common	Randall D. Gottlieb	0	*
Class A Common	J.R. Brian Hanna	500,000	*
Class A Common	Brent D. Gwatney	60,000	*
Class A Common	Timothy D. Morrison	700,000	*
Class A Common	Todd J. Ofenloch	0	*
Class A Common	Michael R. Phillips	0	*
Class A Common	Vernon J. Richardson	10,000	*
Class A Common	Bobby J. Sheth	0	*
Class A Common	All directors and executive officers as a group (9 persons)	1,370,000	1.5%

*
Less than 1% of the Company’s outstanding Common Stock.

(1)
H.I.G. AERT, LLC’s address is 1450 Brickell Avenue, 31st Floor, Miami, Florida 33131.

(2)
Beneficial ownership of shares was determined in accordance with Rule 13-3(d)(1) of the Exchange Act.

(3)
Includes (i) 15,289,890 shares of Common Stock and (ii) 393,084,089 shares of Common Stock issuable upon conversion of 20,524.149 shares of Preferred Stock at the fixed rate of 19,152.27 shares of Common Stock for each share of Preferred Stock, the “Conversion Rate” for the Preferred Stock pursuant to the Company’s Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock in the event a fundamental transaction (which includes the Merger) occurs prior to August 1, 2017. Pursuant to Schedule 13D/A last filed by H.I.G. on April 1, 2016 with the SEC, (i) H.I.G. has sole voting and dispositive power over all the shares and no shared voting or dispositive power with respect to any shares (ii) beneficial ownership of the securities is shared with H.I.G. Capital Partners IV, L.P., Bayside Opportunity Fund, L.P., H.I.G. Advisors IV, LLC, Bayside Opportunity Advisors, LLC, H.I.G.-GPII, Inc., Sami W. Mnaymneh and Anthony A. Tamer. Each such party expressly disclaims beneficial ownership, except to the extent of its pecuniary interest in the shares of Common Stock. The shares of Preferred Stock are convertible into shares of Common Stock at H.I.G’s election and for no additional consideration provided.

(4)
Common Stock beneficial ownership was calculated by dividing the beneficial ownership of each stockholder by the sum of (i) the total of 89,631,162 shares of Common Stock outstanding as of April 7, 2017 and (ii) in the case of each such stockholder, any shares issuable to such stockholder upon the exercise or conversion of any derivative securities that are currently exercisable or become exercisable within 60 days of April 7, 2017 (which, with respect to H.I.G., includes 393,084,089 shares of Common Stock issuable to H.I.G. in connection with conversion of its Preferred Stock).

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which is attached as Annex C to this information statement and incorporated herein by reference, and which sets forth the statutory rights of appraisal and the procedures for effecting these rights. Holders of record of Common Stock intending to exercise appraisal rights should carefully review Annex C. Failure to precisely satisfy any of the statutory procedures and requirements set forth in Annex C may result in a termination or waiver of your appraisal rights under applicable law. Therefore, this summary and Annex C should be reviewed carefully in their entirety by any stockholder who wishes to exercise statutory appraisal rights or who wishes to reserve the right to do so.

Under the DGCL, a stockholder of record of shares of Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the Merger and who otherwise complies with the statutory requirements of Section 262 of the DGCL ("Section 262") will be entitled to an appraisal by the Delaware Court of Chancery (the "Court") of the fair value of such shares of Common Stock. To exercise and perfect appraisal rights, a record holder of our Common Stock must follow the statutory procedures of Section 262 required to be followed by a stockholder to perfect appraisal rights. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Common Stock" are to the record holder or holders of shares of Common Stock.

Section 262 sets forth the procedures a stockholder must follow to have his, her or its shares appraised by the Court and to receive payment of the "fair value" of such shares of Common Stock. The statutory rights of appraisal granted by Section 262 are subject to strict compliance with the procedures set forth in Section 262.

Under the DGCL, holders of our Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court and to receive payment in cash of the "fair value" of those shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective time of the merger or the surviving or resulting corporation, within 10 days after the effective time of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders, and must include in each such notice a copy of Section 262. This information statement constitutes notice to holders of the Common Stock concerning the availability of appraisal rights under Section 262 and Section 262 is annexed to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve such stockholder's right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

A stockholder of record of Common Stock electing to exercise appraisal rights must deliver to the Company a written demand for the appraisal of his, her or its shares of Common Stock within 20 days after the date of mailing of this information statement. Accordingly, this 20-day period will terminate on May 1, 2017. Such demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder of record and that the stockholder intends to demand appraisal of his, her or its shares of Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of our Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares.

Only a stockholder of record of shares of our Common Stock at the effective time of the Merger is entitled to assert appraisal rights for the shares of Common Stock registered in her, his or its name. The demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stockholder's stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal must be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. Where the number of shares of our Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal. If a stockholder holds shares of Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

All written demands for appraisal of shares must be mailed or delivered to: Advanced Environmental Recycling Technologies, Inc., c/o Corporate Secretary at 914 N. Jefferson Street, Springdale, Arkansas 72764.

Within 120 days after the effective date of the Merger, the Company or any stockholder who has satisfied the provisions of Section 262 may commence an appraisal proceeding by filing a petition with the Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares held by all dissenting stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal for their shares. Stockholders seeking to exercise appraisal rights should not assume that the Company will file a petition with respect to the appraisal of the value of their shares or that the Company will initiate any negotiations with respect to the "fair value" of such shares. Accordingly, it is the responsibility of each stockholder to initiate all necessary action to perfect such stockholder's appraisal rights within the time periods prescribed by Section 262.

Within 120 days after the effective date of the Merger, any stockholder who has theretofore complied with the requirements for exercise of appraisal rights, as discussed above, will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been made and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company or, if later, within 10 days after the expiration of the period for delivery to the Company of appraisal demands. A person who is the beneficial owner of shares of Common Stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request such a statement from the Company and may also file a petition for appraisal.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. If such petition is filed by the Company, the petition is required to be accompanied by such a duly verified list. After notice to the stockholders as required by the Court, the Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court may require the stockholders who have demanded an appraisal for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

After the Court determines which stockholders are entitled to appraisal of their shares of Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the fair value of such shares of Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger with interest thereon to be paid in accordance with Section 262 as the Court so determines.

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more, the same, or less than the per share Merger Consideration they would be entitled to receive if they do not seek appraisal of their shares and that investment banking opinions as to fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although the Company believes the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court. Moreover, the Company does not anticipate offering more than the per share Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Common Stock is less than the per share Merger Consideration. In determining "fair value" of shares, the Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that such factors include "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation." In Weinberger, the Delaware Supreme Court further stated that "proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in Court" should be considered in an appraisal proceeding. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

When the fair value is so determined, the Court shall direct the payment of the fair value of the shares, with interest thereon to be paid in accordance with Section 262 and as the Court so determines, to the dissenting stockholders entitled thereto, upon the surrender to the Company by such dissenting stockholders of the certificates representing such shares. Unless the Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the Merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving entity may pay to each AERT stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such AERT stockholder), in which case interest shall accrue after such payment only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (ii) interest theretofore accrued, unless paid at that time. The costs of the appraisal proceeding (which do not include attorneys' or expert fees or expenses) may be determined by the Court and taxed against the parties as the Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears her, his or its own expenses.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the Merger, be entitled to vote the shares subject to such demand for any purpose or be entitled to receive the payment of dividends or other distributions in respect of those shares (other than those payable to stockholders of record as of a date prior to the effective time of the Merger).

If any stockholder who demands appraisal of their shares under Section 262 fails to perfect or effectively withdraws or loses the right to appraisal, the shares of such stockholder will be converted into the right to receive the per share Merger Consideration in accordance with the Merger Agreement. A stockholder will fail to perfect or effectively lose a right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger or if the stockholder delivers to the Company a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the Merger requires the written approval of the Company, and (ii) no appraisal proceeding in the Court shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the Merger within 60 days after the effective time of the Merger. The Company has no obligation or intention to file such a petition. Therefore, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

If you properly demand appraisal of your shares of Common Stock under Section 262 of the DGCL but you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in Section 262 of the DGCL, your shares of Common Stock will be converted into the right to receive the per share Merger Consideration to be paid pursuant to the Merger Agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the Merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the Merger will require our written approval.

If you desire to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262. Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights. In view of the complexity of Section 262, stockholders who may wish to pursue appraisal rights should consult their legal advisors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is included as Annex D and constitutes part of this information statement. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the “SEC Filings” section of our Investor Relations website at http://www.aert.com. The information provided on our website is not part of this information statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this information statement is delivered may request copies of this information statement or other information concerning us, without charge, by written or telephonic request directed to the Company at 914 N. Jefferson Street, Springdale, Arkansas, 72764, Attention: Investor Relations, (479) 203-5084, or on the Investor Relations section of our website (http://www.aert.com) or from the SEC through the SEC’s website at http://www.sec.gov.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household, unless we have received contrary instructions from you or other stockholders in your household. We will promptly deliver a separate copy of this information statement to you upon written or oral request to the Company by mail or telephone to 914 N. Jefferson Street, Springdale, Arkansas, 72764, Attention: Investor Relations, (479) 203-5084. If you want to receive separate copies of the Company’s communications to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Parent has supplied all information in this information statement pertaining to Parent and Merger Sub, and we have supplied all information in this information statement pertaining to us.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among:

OLDCASTLE ARCHITECTURAL, INC.

a Delaware corporation;

OLDCASTLE ASCENT MERGER SUB, INC.,

a Delaware corporation; and

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of March 16, 2017

A-i

TABLE OF CONTENTS
(continued)

A-ii

TABLE OF CONTENTS
(continued)

A-iii

SCHEDULES

Part 1.1	Specified Individuals
Part 1.2	Permitted Encumbrances
Part 3.3(c)	Material Contract Consents
Part 3.4(a)	Capitalization
Part 3.5(a)	SEC Filings
Part 3.5(c)	Disclosure Controls
Part 3.7	Interested Party Transactions
Part 3.8	Absence of Changes
Part 3.9	Title to Assets
Part 3.10(d)	Intellectual Property
Part 3.11	Contracts
Part 3.13	Governmental Authorizations
Part 3.15(a)	Employee Matters
Part 3.15(d)	280G Payments
Part 3.16	Real Property; Leasehold; Tangible Assets
Part 3.19	Environmental Matters
Part 4.2(b)	Corporate Authority; Non-contravention
Part 5.2(a)	Operation of the Company’s Business

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 16, 2017 (the “Agreement Date”) by and among Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), Oldcastle Architectural, Inc., a Delaware corporation (“Parent”), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, each of the respective boards of directors of the Company, Parent and Merger Sub have determined that it is advisable to effect a merger of Merger Sub with and into the Company (the “Merger”) with the Company remaining as the surviving corporation in the Merger in accordance with and pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that this Agreement and the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) subject to Section 5.3, resolved to recommend approval of the Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved, adopted and declared advisable this Agreement and the Merger, upon and subject to the terms of this Agreement;

WHEREAS, the board of directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.

As used in this Agreement, the following terms have the following meanings, which meanings shall be applicable equally to the singular or plural of the terms defined:

“Acceptable Confidentiality Agreement” shall mean an agreement which contains provisions limiting disclosure or use of non-public information with respect to the Company that are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement.

“Acquisition Proposal” shall mean any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving: (i) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (A) a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (B) the Company issues securities representing more than twenty percent (20%) of the outstanding shares of any class of voting securities of the Company; or (ii) any sale, lease, exchange, transfer, acquisition or disposition of any assets of the Company that constitute or account for twenty percent (20%) or more of the consolidated net revenues of the Company or consolidated net income of the Company or twenty percent (20%) or more of the fair market value of the assets of the Company.

“Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Adverse Recommendation Change Notice” has the meaning set forth in Section 5.3(d)(i).

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” has the meaning set forth in the Preamble.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose of effect of monopolization, restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Book-Entry Shares” has the meaning set forth in Section 2.5(a)(ii).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Certificate” has the meaning set forth in Section 2.5(a)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Company Approvals” has the meaning set forth in Section 3.3(b).

“Company Balance Sheet” has the meaning set forth in Section 3.6.

“Company Balance Sheet Date” has the meaning set forth in Section 3.6.

“Company Benefit Plan” has the meaning set forth in Section 3.15(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Charter Documents” has the meaning set forth in Section 3.3(c).

“Company Common Stock” shall mean the common stock, $0.01 par value, of the Company.

“Company Contract” shall mean any Contract to which the Company is currently a party or bound.

“Company Insurance Policy” has the meaning set forth in Section 3.17.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.10(a).

“Company Material Adverse Effect” shall mean any Effect that has or would reasonably be expected to, individually or in the aggregate with any other Effects, have a material adverse effect on (1) the assets, liabilities, business, financial condition, or results of operations of the Company, taken as a whole; or (2) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the shares of the Surviving Corporation; provided, however, that with respect to clause (1) in no event shall any of the following, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect, any Effect with respect to, or resulting from: (A) general changes in the U.S. or global economy, or change in general economic conditions, including changes in the credit, debt, financial or capital markets, in each case, in the United States of America or anywhere else in the world; (B) operating, business, regulatory or other conditions generally affect the industry in which the Company conduct business (except to the extent that such Effect has a disproportionate adverse effect on the Company relative to other companies of a similar size operating in the industry in which the Company conducts business); (C) changes in applicable Law or in GAAP or other applicable accounting rules or the interpretation or enforcement thereof; (D) changes in the market price or trading volume of the Company Common Stock; (E) failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions or estimates (but not excluding any of the reasons for or factors contributing to the failure); (F) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing (other than any act that is targeted at the Company or causes physical damage to the assets, properties, facilities or personnel of the Company, which such damage causes a Company Material Adverse Effect); (G) any Legal Proceeding against the Company or any of its directors by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement; (H) events attributable to any action by the Company if that action is contemplated or required by this Agreement and Parent or Merger Sub refuses to waive such requirement, or the failure to take any action by the Company if that action is prohibited by this Agreement and Parent or Merger Sub refuses to waive such prohibition; (I) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company), or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners; or (J) any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under Section 5.2(a) to any action requiring Parent’s consent under Section 5.2(a) and requested to be taken by the Company to Parent in writing.

“Company Permits” has the meaning set forth in Section 3.12(a).

“Company Preferred Stock” means the preferred stock, $0.01 par value, of the Company.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Share” means each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.4(d).

“Company Stockholders” shall mean the holders of Company Common Stock or Company Preferred Stock.

“Confidentiality Agreement” has the meaning set forth in Section 5.11.

“Consent” shall mean any approval, consent, ratification, permission, waiver, filing, notice or authorization (including any Governmental Authorization).

“Contract” shall mean any written agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan, or other legally binding commitment, including any amendment, modification, supplement, exhibit, annex, or schedule thereto.

“Covered Employee” has the meaning set forth in Section 5.10(a).

“Delaware SOS” shall mean the Secretary of State of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.

“Disclosure Schedule” has the meaning set forth in Article III.

“Dissenting Company Shares” has the meaning set forth in Section 2.8(a).

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“EDGAR” has the meaning set forth in Section 3.5(a).

“Effect” shall mean any effect, change, event, occurrence, circumstance or development.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal, preemptive right, or community property interest.

“Entity” shall mean any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization or entity.

“Environmental Laws” shall mean any Laws (and the regulations promulgated thereunder) relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, reporting, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity other than the Company under common control with the Company within the meaning of Section 414(b)(c), (m) or (o) of the Code and the regulations issued thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“FTC” shall mean the United Stated Federal Trade Commission or any successor thereto.

“GAAP” has the meaning set forth in Section 3.5(b).

“Governmental Authorization” shall mean any: (i) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (ii) right under any Contract with or for the benefit of any Governmental Body.

“Governmental Body” shall mean any: (i) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government (including the European Union); or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity, and any court or other tribunal, including any arbitral tribunal).

“Hazardous Substance” shall mean any substance, material or waste (whether solid, liquid or gas) that is characterized, defined, listed, or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “radioactive,” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, asbestos and asbestos-containing materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” shall mean any obligations of Company in respect of: (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred or contingent purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (ii) indebtedness evidenced by any note, bond, debenture, interest swap agreements, or other debt security, (iii) leases required to be treated as capitalized leases under GAAP, consistently applied, (iv) indebtedness of the types described in the foregoing clauses (i) through (iii) of any other Person guaranteed by Company or secured by an Encumbrance on any asset or property of Company, (v) obligations with respect to interest-rate hedging, swaps or similar financing arrangements, (vi) prepayment penalties or breakage costs in respect of any of the foregoing, and (vii) letters of credit. Indebtedness shall not include (1) undrawn letters of credit, trade payables or any undrawn fidelity, performance, surety or licensing bonds or similar instruments, or (2) any indebtedness incurred by, on behalf of, or at the direction of the Parent or its Affiliates in connection with the transactions contemplated by this Agreement.

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Information Statement” has the meaning set forth in Section 3.3(b).

“Intellectual Property” shall mean all U.S. and foreign (i) patents (including design patents and industrial designs); (ii) trademarks, service marks, trade names, logos, trade dress, domain names and designs and all goodwill associated therewith; (iii) copyrights and the underlying works of authorship (including software); (iv) trade secrets (including inventions, processes, know-how, formulae, methods, software, business plans, schematics, drawings, and other technology); and (v) all registrations and applications for any of the foregoing (including all divisionals, contaminations, contaminations in part, revisions, and extensions of any thereof.

“Interim Period” has the meaning set forth in Section 5.1.

“Intervening Event” shall mean any material event with respect to the Company occurring or arising prior to the Window Shop Date (other than a Superior Proposal) that was neither known to the Company Board nor reasonably foreseeable as of or prior to the Agreement Date, which becomes known to the Company Board; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (2) any events, developments or changes in circumstances relating to the Parent or any of Parent’s Affiliates or any competitor of the Company, (3) changes in Law applicable to the Company, or (4) changes in the market price or trading volume of shares of Company Common Stock or the fact that the Company meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (4) prior to the Window Shop Date.

“International Trade Laws” shall mean all Laws concerning the importation of merchandise, the export or re-export of products, services and technology, the terms and conduct of international transactions, making or receiving international payments and the authorization to hold an ownership interest in a business located in a country other than the United States, including but not limited to, the Tariff Act of 1930 as amended and other laws administered by the United States Customs Service, regulations issued or enforced by the United States Customs Service, the Export Administration Act of 1979 as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the International Traffic in Arms Regulations, any other export controls administered by an agency of the United States government, Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the Foreign Corrupt Practices Act, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries concerning the ability of U.S. Persons to own businesses and conduct business in those countries, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds, and other applicable Laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above, including the U.K. Bribery Act.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge (after reasonable inquiry of those employees or Representatives of the Company who would reasonably be expected to have actual knowledge of the matter in question) of those individuals set forth in Part 1.1 of the Disclosure Schedule.

“Law” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, Restraint ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Leased Real Property” has the meaning set forth in Section 3.16(c).

“Leased Real Property Improvements” has the meaning set forth in Section 3.16(c).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Material Contract” shall mean any of the following to which the Company is a party or by which it or its assets or properties is bound:

(i)           any Contract containing covenants limiting in any material respect the freedom of the Company to compete in any line of business or with any other Person or covenant not to solicit or hire any Person or that grants “most favored nation” status to any Person (other than the Company);

(ii)           any material joint venture, strategic alliance, licensing arrangement, partnership, manufacturer, development or supply agreement or other Contract, in each case, which involves a sharing of revenue, profits, losses, costs or liabilities by the Company with any other Person;

(iii)          any royalty, dividend or similar arrangement to be paid, or received, by the Company that is based on the revenue or profits of the Company or any material Contract or agreement involving fixed price or fixed volume arrangements;

(iv)           any Contract for the purchase or sale of products, materials, supplies, goods, services, advertisements, equipment or other assets or with any agent, dealer or reseller and providing for annual payments by or to the Company, respectively, of $125,000 or more, other than Contracts that can be terminated by the Company on less than 60 calendar days’ notice without payment by the Company of any penalty;

(v)           any Contract or agreement under which the Company has incurred any Indebtedness or Company’s obligations or performance are secured by any letter of credit or fidelity, performance, surety or licensing bond or similar instrument of $125,000 or more;

(vi)           any employment, severance agreement, change in control or similar arrangement with any employee of the Company other than (A) at-will employment arrangements and (B) Contracts requiring annual payment of less than $150,000 and a remaining term of less than two (2) years;

(vii)           any Company Benefit Plan, any of the benefits of which will be increased, or the vesting or payment of benefits of which will be accelerated, by the transactions contemplated hereby (whether or not contingent on any other event or occurrence) or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated hereby;

(viii)          any Contract (other than organizational documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(ix)            any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or that prohibits the pledging of the capital stock of the Company;

(x)            any Contract that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xi)           any Government Contract;

(xii)          any collective bargaining agreement or contract with any labor organization, union or association;

(xiii)         any Contract that requires the Company to deal exclusively with any Person or group of Persons and any “take or pay” Contract or Contract that contains any minimum purchase or payment commitment;

(xiv)         any Contract that is an agency, dealer, reseller or other similar Contract, other than Contracts that can be terminated by the Company on less than 60 calendar days’ notice without payment by the Company of any penalty;

(xv)          any Contract pursuant to which the Company licenses any Intellectual Property of a third party that is material to the business of the Company, or grants to any third party a license to any material Intellectual Property of Company, excluding in all cases (1) non-disclosure and confidentiality agreements entered into in the ordinary course of business, (2) Contracts with employees, contractors, consultants, customers, vendors, and suppliers of the Company entered into in the ordinary course of business, and (3) licenses for generally commercially available, off-the-shelf software;

(xvi)         any Contract currently in effect that is a “material contract” as defined in Item 601(b)(10) of Regulation S-K of the SEC;

(xvii)        any Contract pursuant to which the Company has any obligation in respect of any Transaction Expenses;

(xviii)      any Contract that would prohibit or materially delay the consummation of the Merger or otherwise impair the ability of the Company to perform its obligations hereunder; or

(xix)        all Contracts pursuant to which the Company (1) leases, licenses, subleases or sublicenses, from any other Person, or otherwise occupies any real property, or (2) has the right or obligation to acquire or dispose of any interest in real property.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” shall mean the aggregate amount of consideration to be paid to the holders of equity pursuant to this Agreement, including pursuant to Section 2.5(a)(ii).

“Merger Consideration Calculation Schedule” has the meaning set forth in Section 3.5(g).

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth in Section 5.10(a).

“OTCQB” shall mean the OTCQB Venture Market.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” has the meaning set forth in Section 3.16(b).

“Owned Real Property Improvements” has the meaning set forth in Section 3.16(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.2(b).

“Parent Disclosure Schedule” has the meaning set forth in Article IV.

“Parent Material Adverse Effect” has the meaning set forth in Section 4.1.

“Payment Fund” has the meaning set forth in Section 2.7(a).

“Per Share Merger Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Permitted Encumbrance” shall mean: (i) liens for Taxes, including without limitation real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to Real Property that are not yet due and payable or liens for Taxes, including without limitation real estate taxes, assessments, and other governmental levies, fees, or charges imposed with respect to the Real Property, being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (ii) liens to secure obligations to landlords, lessors, renters or other third Persons under leases or rental agreements that have not been breached; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens imposed by applicable Law for amounts not yet due; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature, in each case in the ordinary course of business; (vi) as to Real Property, defects, imperfections or irregularities in title, easements, covenants, conditions, restrictions, and rights of way (unrecorded and of record) and other similar matters (or encumbrances of any type), in each case that do not adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company; (vii) zoning, building codes, and other land use laws, and other similar codes or restrictions regulating use or occupancy or the activities conducted on the Real Property that are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents; (ix) liens in favor of depository banks and financial institutions constituting statutory, common law or contractual rights of set off or securing treasury or cash management obligations arising in the ordinary course of business; (x) restrictions on transfer of securities imposed by applicable securities Laws, (xi) the rights of licensors and licensees under licenses of Intellectual Property; and (xii) with respect to Real Property, any Encumbrances described on Part 1.2 of the Disclosure Schedule.

“Person” shall mean any individual, Entity or Governmental Body.

“Planned Products” has the meaning set forth in Section 3.10(e).

“Proxy Statement” has the meaning set forth in Section 5.4(d).

“Real Property” has the meaning set forth in Section 3.16(a).

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors, and representatives.

“Restraint” shall mean any order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent).

“Reverse Termination Fee” shall mean an amount, in cash, equal to $7,020,000.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Stockholder Consent” has the meaning set forth in Section 5.4(a).

“Stockholder Consent Delivery Period” has the meaning set forth in Section 5.4(a).

“Subsidiary” of a Person shall mean another Person as to which such first Person directly or indirectly owns, beneficially or of record: (i) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (ii) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean a bona fide written proposal for an Acquisition Transaction that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination, all legal, financial and regulatory considerations of such Acquisition Transaction and this Agreement (including any modification to the terms of this Agreement as may be proposed by Parent pursuant to Section 5.3(d)(i) that the Company Board determines to be relevant) (including any required financing, stockholder approval requirements of the Person or group making the proposal, regulatory approvals, stockholder litigation, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation, and, to the extent deemed appropriate by the Company Board, such other factors that may be considered in making such a determination under the DGCL); provided, however, that for purposes of this definition of Superior Proposal, the references to “20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” shall mean any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover or similar Law.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, employment tax, or payroll tax including amounts due under any escheat or unclaimed property Law), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any additions thereto, fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $4,680,000.

“Transaction Expenses” shall mean any costs, fees and expenses, paid or payable by the Company at or after the Closing, either to or for (i) any Person, that is conditioned, in whole or in part, on the consummation of the Merger, or (ii) advisors and other third parties in connection with or in preparation for the Merger (whether or not contingent on any other event or occurrence), the negotiation of this Agreement or any other documents required to effectuate the Merger or the performance thereof (including all fees and disbursements of counsel, investment banks, financial advisers, lawyers, and accountants).

“Window Shop Date” shall have the meaning set forth in Section 5.3(b).

ARTICLE II.
THE MERGER

2.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall thereupon cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by and shall be effected under the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Agreement Date and after attainment of the Company Stockholder Approval in accordance with the DGCL.

2.2           Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place by electronic mail and overnight courier service, or by physical exchange of documentation at the offices of Paul Hastings LLP located at 71 South Wacker Drive, Suite 4500, Chicago, Illinois 60606, at 10:00 a.m., New York time, on the later of thirty (30) days after the Agreement Date or the Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other date and time as Parent and the Company shall mutually designate. The date on which the Closing takes place is referred to herein as the “Closing Date.” On the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Delaware SOS. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Delaware SOS or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the time the Merger becomes effective being referred to hereinafter as the “Effective Time”).

2.3           Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL.

2.4           Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time:

(a)           the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law;

(b)           the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; and

(c)           the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, to serve until the earlier of their respective resignations or removals or until their respective successors are duly elected and qualified.

2.5           Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           all shares of Company Common Stock and Company Preferred Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii)           except as provided in clause (i) above and subject to Section 2.7 and Section 2.8, (A) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in the amount of $0.135936 and (B) each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive cash in the amount such share would be entitled to receive under the Company Charter Documents in relation to a Fundamental Transaction (as defined in the Company Charter Documents) in the amount of $2,603.483278 (the amounts in each of (A) and (B), the “Per Share Merger Consideration”), less any required withholding Taxes if any, as described in Section 2.7(e). As of the Effective Time and subject to Section 2.8, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders immediately prior to the Effective Time of Company Shares not represented by certificates (the “Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented Company Shares (each a “Certificate”) shall cease to be outstanding, shall be cancelled, and shall cease to have any rights with respect thereto, except the right to receive the applicable Per Share Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Shares or Certificates in accordance with Section 2.7; and

(iii)           each share of the common stock, no par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock, no par value, of the Surviving Corporation.

(b)           If, during the period commencing on the Agreement Date and ending at the Effective Time, any outstanding Company Shares are changed into a different number or class of shares (including by reason of any reclassification, recapitalization, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, or other similar transaction), the applicable Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

2.6           Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the Effective Time. After the Effective Time, there shall be no further registration of the transfer of Company Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Exchange Agent, they shall be canceled and shall be exchanged for the applicable Per Share Merger Consideration as provided for and in accordance with the procedures set forth in this Article II.

2.7           Surrender of Certificates.

(a)           On or prior to the Closing Date, Parent shall designate a reputable bank or trust company reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as exchange agent with respect to the Merger (the “Exchange Agent”). At or prior to the Closing, Parent shall irrevocably deposit, or cause to be deposited, with the Exchange Agent a cash amount in immediately available funds necessary for the Exchange Agent to make all payments of the Merger Consideration as contemplated by Section 2.5(a)(ii). The cash amount so deposited with the Exchange Agent is referred to as the “Payment Fund.” The Exchange Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that: (i) no such investment or losses thereon shall relieve Parent or the Surviving Corporation or the Exchange Agent from making the payments of Merger Consideration required to be paid under Section 2.5(a)(ii); (ii) in the event there are any losses that result in the amount of funds in the Payment Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall immediately provide additional funds to the Exchange Agent to the extent of such insufficiency; and (iii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or other income resulting from the investment of such funds shall be the property of Parent.

(b)           As soon as practicable after the Effective Time (but in no event more than two (2) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares immediately prior to the Effective Time: (i) a letter of transmittal in (and which, in the case of Company Shares represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the applicable Per Share Merger Consideration, in each case, in a customary form to be reasonably agreed upon by Parent and the Company prior to Closing. Upon surrender of Certificates for cancellation to the Exchange Agent, or in the case of Book-Entry Shares, receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with the letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange for each such Company Share, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, subject to any required withholding Taxes, the applicable Per Share Merger Consideration without interest. Any Certificate surrendered in accordance with the preceding sentence shall be canceled. If any Certificate shall have been lost, stolen or destroyed, Parent or the Exchange Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the Company Shares previously represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate, and upon the making of such affidavit and delivering any such bond, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration to be paid in respect of the Company Shares formerly represented by such Certificate.

(c)           If any portion of the Merger Consideration is to be paid to any Person other than the Person in whose name the Certificate or the Book-Entry Shares is registered, it shall be a condition to such payment that: (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Book-Entry Shares, that such documentation as may be reasonably requested by the Exchange Agent is provided; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of the payment to a Person other than the registered holder of such Certificate of Book-Entry Shares or to otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           Any portion of the Payment Fund that remains undistributed to holders of Certificates or Book-Entry Shares as of the date that is one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore surrendered such Certificates or Book-Entry Shares in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.

(e)           Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of Certificates or Book-Entry Shares (in his or her capacity as a holder of Company Common Stock or Company Preferred Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax Law or under any other applicable Law, provided, however, that prior to making any such deduction or withholding, the applicable withholding agent shall provide notice to the affected recipient of the amounts subject to withholding and a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding Tax. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)           Neither Parent nor the Surviving Corporation shall be liable to any holder of Certificates or Book-Entry Shares or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8           Statutory Rights of Appraisal.

(a)           Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have (A) neither voted in favor of the adoption of this Agreement nor consented thereto in writing and (B) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the applicable Per Share Merger Consideration pursuant to Section 2.5. Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, upon surrender of the Certificates or Book-Entry Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.5.

(b)           The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For the purposes of this Section 2.8(b), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) and may offer comments or suggestions with respect to such demands, and may attend and participate in all negotiations and other proceedings related thereto through counsel of its choosing, but prior to Closing Parent will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

2.9           Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed since January 1, 2014 and publicly available at least five (5) Business Days prior to the Agreement Date (without giving effect to any amendment to any such Company SEC Document filed on or after such date and excluding any disclosures that contain general cautionary, predictive or forward-looking statements set forth in any section of a Company SEC Document entitled “Uncertainties, Issues and Risks,” “Forward-looking information,” “risk factors” or a similar title, or constituting “forward-looking statements”), or (b) the corresponding section of the disclosure schedule delivered by the Company to Parent (the “Disclosure Schedule”) immediately prior to the execution of this Agreement (providing that a matter disclosed in the Disclosure Schedule with respect to one representation or warranty shall also be deemed to be disclosed with respect to each other representation or warranty to the extent that it is on its face reasonably apparent from the text of such disclosure that such disclosure applies to or qualifies such other representation or warranty), the Company represents and warrants to Parent and Merger Sub, as of the Agreement Date and as of the Closing Date (subject to any notices delivered by the Company in accordance with Section 5.9 of this Agreement), as follows:

3.1           Qualifications, Organization, etc. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease, and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business. The Company is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified and in good standing, would not, (a) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (b) prevent or materially delay the consummation of the Merger.

3.2           Subsidiaries. The Company does not own, directly or indirectly, any equity interest in or other securities of any Person.

3.3           Corporate Authority; Non-contravention.

(a)           The Company has the requisite corporate power and authority to enter into this Agreement and, except for the receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The separate affirmative votes of the holders of (i) a majority of the Preferred Company Stock and (ii) a majority of the votes represented by the Company Shares (including, for the avoidance of doubt, the votes represented by the Preferred Company Stock) are the only votes of the holders of the Company’s Shares required in connection with the consummation of the Merger (the “Company Stockholder Approval”). The Company Board at a duly held meeting has: (i) determined that the Merger and the other transactions contemplated hereby are fair and in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement; (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (iii) subject to Section 5.3, resolved to recommend that the Stockholders of the Company adopt this Agreement and approve the Merger. Except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors, and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b)           The execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body or stock exchange other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any antitrust, competition or similar Laws of any foreign jurisdiction; (iii) compliance with the applicable requirements of the Exchange Act, including the filing with the SEC of an information statement of the type contemplated by Rule 14c-2 under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”); (iv) compliance with the rules and regulations of the OTCQB; and (v) compliance with any applicable foreign or state securities or blue sky laws (collectively, clauses (i) through (v), the “Company Approvals”). The approvals of the Company Board referred to in Section  3.3(a) constitute all necessary approvals of the Company Board such that no restrictions of any Takeover Laws apply to the Company with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c)           Assuming compliance with the matters referenced in Section 3.3(b), receipt of the Company Approvals and the receipt of the Company Stockholder Approval, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation, bylaws or any certificate of designation of the Company, including all amendments thereto (collectively, the “Company Charter Documents”); (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to the Company or its properties or assets; or (iii) except as set forth on Part 3.3(c) of the Disclosure Schedule, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Material Contract or any material oral arrangement binding upon the Company or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company.

3.4           Capitalization.

(a)           The authorized capital stock of the Company consists of 525,000,000 shares of Company Common Stock, $0.01 par value and 30,000 shares of Company Preferred Stock, $0.01 par value. 89,631,162 shares of Company Common Stock are issued and outstanding, all of which are shares of Company’s Class A Common Stock, and 20,524.149 shares of Company Preferred Stock are issued and outstanding, all of which are shares of Company’s Class E Preferred Stock. No shares of Company Common Stock are held in the treasury of the Company and no shares of Company Preferred Stock are held in the treasury of the Company. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as described in Part 3.4(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock or Company Preferred Stock are entitled or subject to any preemptive right, right of participation or any similar right or subject to any right of first refusal in favor of the Company; (B) there is no Company Contract or other arrangement relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock; and (C) the Company is not under any obligation or bound by any Company Contract or other arrangement pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or Company Preferred Stock. An amendment to the Company’s certificate of designation substantially identical to the amendment attached as Exhibit A hereto has been duly and validly adopted, and an amendment to the Company’s bylaws substantially identical to the amendment attached as Exhibit B hereto has been duly and validly adopted.

(b)           There are no outstanding options issued by the Company or equity awards subject to future vesting, including any outstanding “phantom” stock, “phantom” stock rights, stock appreciation rights, or stock-based performance units, whether or not vested.

(c)           Except as set forth in Part 3.4(a) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or similar right (whether or not currently exercisable) to which the Company is a party obligating the Company to issue, transfer or sell any shares of the capital stock or other securities or equity interests of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract or other arrangement under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) agreement or understanding (including any voting trust or irrevocable proxy) to which the Company is a party with respect to the issuance of or the voting interest in or consent of any shares of capital stock or other equity interests of the Company or which restrict the transfer of any such shares or equity interests.

(d)           All outstanding shares of Company Common Stock, Company Preferred Stock and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities Laws and other applicable Laws; and (ii) all requirements set forth in applicable Company Contracts.

3.5           SEC Filings; Financial Statements.

(a)           Except as set forth on Part 3.5(a) of the Disclosure Schedule, the Company has filed or furnished all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2014 (the “Company SEC Documents”), and, to the extent any Company SEC Document is not available in full without redaction on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) (including the full text of any document filed subject to a request for confidential treatment), the Company has made available to Parent the unredacted full text of such Company SEC Document. As of their respective filing dates (after giving effect to any amendments or supplements thereto), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be. Except to the extent that information contained in any Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company has delivered to Parent true and complete copies of all comment letters received by the Company from the Staff of the SEC since January 1, 2014 and all responses to such comment letters by or on behalf of the Company and all other correspondence since January 1, 2014 between the SEC and the Company. As used in this Section 3.5, the term “file” shall be broadly construed to include any manner in which a document or information is filed, furnished, transmitted, supplied, or otherwise made available to the SEC. The Annual Report on Form 10-K for the year ended December 31, 2016 (draft dated March 10, 2017) previously delivered by the Company to Parent will be identical in all material respects to the form in which it will be filed with the SEC (with such changes thereto pertaining to this Agreement and the transactions contemplated hereby as may be reasonably necessary, and which shall be provided to Parent in advance of signing).

(b)           Each of the consolidated financial statements (including the related notes) of the Company included in the Company SEC Documents: (i) complied at the time it was filed (after giving effect to any amendments or supplements thereto filed before the Agreement Date) in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC, and except that the unaudited financial statements may not contain all of the footnotes required in annual audited financial statements and are subject to year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)           The Company is and, to the Company’s Knowledge, each of its officers are, and has or have been since January 1, 2014, in compliance with the applicable provisions of the Sarbanes-Oxley Act. Except as set forth on Part 3.5(c) of the Disclosure Schedule, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since January 1, 2014, Company’s outside auditors and the audit committee of the Company Board have not been advised of (A) any material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed and each material weakness previously so disclosed has been remediated.

(d)           The Company is, and since January 1, 2014 has been, in compliance with the applicable listing and corporate governance rules and regulations of the OTCQB. The Company has delivered to Parent complete and correct copies of all material correspondence between the OTCQB and the Company since January 1, 2014.

(e)          Since January 1, 2014, neither the Company nor, to the Knowledge of the Company, any Representative of the Company, has received or has otherwise had written notice of any complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

(f)           The Company has implemented and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has delivered to Parent copies of, all reports and other documents concerning internal control delivered to the Company by its auditors since January 1, 2014.

(g)           The Company has delivered to Parent a schedule (the “Merger Consideration Calculation Schedule”) that sets forth, as of the Agreement Date, the amount of: (i) all outstanding Indebtedness of the Company (inclusive of any applicable prepayment penalties or breakage costs assuming repayment in full as of the Agreement Date), (ii) Transaction Expenses incurred by the Company in respect of all periods through the Agreement Date, and without duplication of the foregoing, the amount of any brokerage, finder’s, opinion, success, transaction or other fee or commission payable or to become payable to William Blair & Co. in connection with the Merger or any of the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company, (iii) all management, advisory or similar fees accrued or otherwise owing by the Company to H.I.G. Capital, LLC or any Affiliate in respect of all periods through the Agreement Date, and (iv) the proper calculation of the Per Share Merger Consideration under the Company Charter Documents assuming the Effective Time occurred on the Agreement Date and the total Merger Consideration were $65,618,159.00 in the aggregate. As of the Closing, (x) the amount of outstanding Indebtedness of the Company (inclusive of any applicable prepayment penalties or breakage costs assuming repayment in full as of the Closing) shall not be in excess of the amount shown on the Merger Consideration Calculation Schedule pursuant to clause (i) of the preceding sentence, plus any additional amounts incurred in accordance with Section 5.2(a)(vi) and additional interest accrued in accordance with the stated terms of the applicable Contract, (y) the amount of Transaction Expenses incurred by the Company in respect of all periods through the Closing Date shall be the same amount as shown on the Merger Consideration Calculation Schedule, except that any amounts payable to the Company’s legal or other third party advisors (other than William Blair & Co.) shall have increased to include fees for the periods between the Agreement Date and the Closing Date, and (z) the amount of management, advisory or similar fees accrued or otherwise owing by the Company to H.I.G. Capital, LLC or any Affiliate shall be the same amount as shown on the Merger Consideration Calculation Schedule plus any amounts accruing in the period between the Agreement Date and Closing in accordance with the stated terms of the applicable Contact.

3.6           No Undisclosed Liabilities. The Company does not have any liabilities or obligations except those liabilities or obligations: (a) reflected or reserved against on the balance sheet of the Company as of September 30, 2016, including the notes and other disclosure items thereto (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”) included in the Company SEC Documents; (b) incurred after the Company Balance Sheet Date in the ordinary course of business, consistent with past practice; or (c) incurred in connection with this Agreement and the transactions contemplated hereby.

3.7           Interested Party Transactions. Except as disclosed in the Company SEC Documents or Part 3.7 of the Disclosure Schedule, from the Company Balance Sheet Date through the Agreement Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

3.8           Absence of Changes. Except in connection with this Agreement and the transactions contemplated hereby and as required by applicable Law and as set forth on Part 3.8 of the Disclosure Schedule, since the Company Balance Sheet Date: (a) the Company has conducted its business in the ordinary course consistent with past practice in all material respects; (b) there has not been any Company Material Adverse Effect; and (c) neither the Company has not taken any action that, if taken after the Agreement Date, would require the prior written consent of Parent under Section 5.2(a).

3.9           Title to Assets. The Company owns, and has good and valid title to, all tangible assets purported to be owned by it on the Company Balance Sheet. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (a) Permitted Encumbrances; and (b) Encumbrances described in Part 3.9 of the Disclosure Schedule. The Company is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them.

3.10           Intellectual Property.

(a)           To the Company’s Knowledge, the Company owns, licenses or otherwise has the right to use all Intellectual Property used by the Company in the conduct of the business of the Company as currently conducted (the “Company Intellectual Property Rights”). The Company Intellectual Property Rights owned by the Company are free and clear of Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property Rights which are material to the conduct of the business of the Company, taken as a whole, as currently conducted, will be owned by or available for use by the Company after the Closing on terms and conditions identical to those under which the Company owned or used such Company Intellectual Property Rights immediately prior to the Closing. The Company has taken commercially reasonable steps under the circumstances to protect and maintain the secrecy of its material trade secrets and other confidential information. To the Company’s Knowledge, the material Company Intellectual Property Rights that are the subject of a patent or registration owned by the Company are valid, subsisting and enforceable.

(b)           The Company has not received, in the three (3) years preceding the date hereof, any written charge, complaint, claim, demand, unsolicited offer to license or notice alleging any material infringement, misappropriation or violation by the Company that has not been settled or otherwise fully resolved. To the Company’s Knowledge, as of the date hereof, no other Person is infringing, misappropriating or violating any material Company Intellectual Property Rights owned by the Company.

(c)           The Company is in compliance in all material respects with: (i) all applicable Laws; and (ii) all of the Company’s published policies and contractual obligations, in each case relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company. To the Company’s Knowledge, during the three (3) years prior to the date hereof, the Company has not experienced any incident in which personally identifiable information or other information protected under applicable Law relating to individuals was stolen or improperly accessed, including any breach of security.

(d)           Part 3.10(d) of the Disclosure Schedule sets forth a correct and complete list as of the date hereof of all: (i) patented or registered Intellectual Property owned by the Company; and (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company, including, to the extent applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed. The Company owns such Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(e)           The Company owns, or has a valid and enforceable right to use, all Intellectual Property created by employees, consultants or contractors for the Company and that is material to the conduct of the business of the Company, taken as a whole, (a) as currently conducted and (b) as currently planned to be conducted in connection with publicly announced but not yet currently marked product technologies including Co-ex, LPC and CoolDeck (the “Planned Products”). In respect of the Planned Products, the Company has delivered to Parent the results of all prior art searches, freedom-to-operate opinions, and infringement investigations conducted or prepared by it or on its behalf. The Company does not currently make, use, sell, offer for sale, or import products or perform steps that would infringe the as-filed or currently-pending claims of U.S. patent application number 14/218,166, if issued, nor does the Company currently plan to do so in the future.

(f)           The Company has not used, modified or distributed any “open source” software in a manner that requires any software owned by the Company be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or (iii) redistributed at no charge.

(g)           Except for the Material Contracts, the Company is not a party to any Contract pursuant to which the Company has an express obligation to pay to any third party, which either individually or in the aggregate exceed $125,000 or more, in the 12-month period immediately following the Closing in consideration for a license of any Intellectual Property from such third party.

(h)           Notwithstanding anything in this Agreement to the contrary, this Section 3.10, along with Section 3.5(b), Section 3.8, Section 3.11 and Section 3.18, contain the sole and exclusive representations and warranties of the Company with respect to Intellectual Property, privacy, and the collection and use of data (including personal information).

3.11           Contracts. Except as set forth on Part 3.11 of the Disclosure Schedule, each “Material Contract” is valid and binding on the Company and, to the Company’s Knowledge, each other party thereto and is enforceable against the Company in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law. Except as set forth on Part 3.11 of the Disclosure Schedule, the Company has delivered to Parent correct and complete copies of all Material Contracts, and summaries of the terms of any unwritten material contracts. The Company, and to the Company’s Knowledge, any other party thereto, has performed all obligations required to be performed under each Material Contract and neither the Company nor, to the Company’s Knowledge, the other party thereto, is (or would, with the passage of time, the giving of notice, or both, be) in breach of or default under any Material Contract. The Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract in effect as of the Agreement Date, except for any such notices that have been withdrawn or where the period for the taking of the threatened action has lapsed without such action having been taken.

3.12           Compliance with Law; Permits. The Company, is, and since January 1, 2014 has been, in compliance in all material respects with, and has not been in material default under or in material violation of, any applicable Law.

(a)           The Company is in possession of, and is, and since January 1, 2014 has been, in material compliance with, all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Body necessary for the Company to own, lease, and operate its properties and assets or to carry on its businesses as it is now being conducted (the “Company Permits”). All such material Company Permits are in full force and effect.

(b)           To the Company’s Knowledge, since January 1, 2014, neither the Company nor any other Person acting on its behalf, violated or made any unlawful payment under any anti-bribery, anti-corruption or similar Laws or any International Trade Laws and, since January 1, 2014, the Company has not received any written notice from a Governmental Body that alleges any of the foregoing.

3.13           Governmental Authorizations. The Company holds all material Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted. All such material Governmental Authorizations are valid and in full force and effect. Except as set forth in Part 3.13 of the Disclosure Schedule: (a) the Company is, and at all times since January 1, 2014, has been, in compliance in all material respects with the terms and requirements of such material Governmental Authorizations; and (b) since January 1, 2014, the Company has not received any material notice or other communication from any Person regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

3.14           Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Laws. All material Taxes due or required to be paid by the Company on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with GAAP.

(b)           No claim or Legal Proceeding by any Governmental Body is pending or, to the Company’s Knowledge, has been threatened against or with respect to the Company in respect of any material amount of Taxes. There are no unsatisfied liabilities for material amount of Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material amount of Taxes (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). No extension or waiver of the limitation period applicable to any of the Company’s Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested by the Company other than as a result of extending the due date of such Tax Returns. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable or liens being contested in good faith by the Company and with respect to which adequate reserves for payment have been established.

(c)           No written claim has been made within the last three (3) years by any Governmental Body in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation, or required to file Tax Returns in, by that jurisdiction.

(d)           The Company is not a party to, bound by, or has any contractual obligation under any Tax allocation or sharing agreement (except for customary agreements to indemnify lenders or security holders in respect of Taxes or other agreements of which the primary subject matter is not Taxes).

(e)           The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the last two (2) years.

(f)           The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Law to which the Company may be subject, other than the affiliated group of which the Company is the common parent.

(g)           The Company has not participated, nor is it currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Law.

3.15           Employee Matters.

(a)           Part 3.15(a) of the Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. As used herein, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material pension, retirement, incentive, bonus, employment, consulting, change in control, retention, severance, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant of the Company (or to any dependent or beneficiary thereof), which is maintained, sponsored or contributed to by the Company, or under which the Company has any obligation or liability. The Company has made available to Parent copies of all material documents evidencing the terms of each material Company Benefit Plan, including all amendments thereto and all related trust documents, to the extent applicable. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(b)           (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s Knowledge, no event has occurred with respect to such Company Benefit Plan that would reasonably be expected to result in a material liability of Company, other than the obligation to make contributions in the ordinary course of business; and (ii) no suit, administrative proceeding, Action or other litigation has been brought, or to the Company’s Knowledge, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefit claims and appeals).

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or Code Section 412. No Company Benefit Plan is a “multiple employer plan” within the meaning of Section 4063 of ERISA. No act or omission has occurred that has caused or could reasonably be expected to cause the Company to incur any Liability under Title IV of ERISA or Code Section 412 as a result of being an ERISA Affiliate with any other Person.

(d)           The consummation of any of the transactions contemplated by this Agreement, alone or in combination with a termination of any employee, officer, director, stockholder or other service provider of the Company (whether current, former or retired) or their beneficiaries, will not give rise to any liability under any Company Benefit Plan, or accelerate the time of payment or funding or vesting or increase the amount of compensation or benefits due to any such Person. Except as set forth on Part 3.15(d) of the Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of any of the transactions contemplated by this Agreement, by any employee, officer, director, stockholder or other service provider of the Company who is a disqualified individual (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. The Company does not have any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(e)           Except as required by Law, no Company Benefit Plan or any other arrangement provides any post-employment medical or life insurance benefit coverage.

(f)           Since January 1, 2014, there has not been and there is no pending or, to the Company’s Knowledge, threatened: (i) strike; (ii) work stoppage; or (iii) other material labor dispute against the Company that may interfere with the business activities of the Company. The Company is not party to any collective bargaining agreement or collective bargaining relationship with any labor organization.

3.16           Real Property; Leasehold; Tangible Assets.

(a)           Part 3.16(i) of the Disclosure Schedule sets forth a correct and complete list of all real property owned, leased, subleased, licensed or otherwise occupied by the Company (collectively, “Real Property”). Except as set forth on Part 3.16(ii) of the Disclosure Schedule, no Person other than the Company has the right to use or occupy any of the Real Property or any portion thereof.

(b)           The improvements (the “Owned Real Property Improvements”) constructed on any real property owned in fee simple by the Company (the “Owned Real Property”) are in a condition satisfactory for the operation of the Company’s business in substantially the same manner as currently conducted, subject to ordinary wear and tear. To the Company’s Knowledge, the Company has not received any written notice of the Owned Real Property Improvements violating any applicable Laws. Since the date of the most current surveys relating thereto that are in the possession of the Company, the Company has not made any changes to the Owned Real Property Improvements.

(c)           With respect to the improvements (the “Leased Real Property Improvements”) constructed on any real property to which the Company has a leasehold or subleasehold estate (the “Leased Real Property”), such Leased Real Property Improvements are in a condition satisfactory for the operation of the Company’s business in substantially the same manner as currently conducted, subject to ordinary wear and tear. For the sake of clarity, the foregoing representation shall apply to the particular spaces leased or subleased by the Company, and not the other portions of the improvements adjacent to such Leased Real Property to which the Company does not have a leasehold or subleasehold estate.

(d)           With respect to the Owned Real Property, the Company has delivered or made available to Parent: (y) the most current surveys relating thereto that are in the possession of the Company, if any, and (z) the most current title insurance policies that are in the possession of the Company with respect thereto, if any.

(e)           The tangible properties, assets and rights of the Company are all of the material tangible properties, assets and rights necessary to conduct the business as presently conducted by the Company.

3.17           Insurance. Each insurance policy under which the Company is an insured or otherwise the principal beneficiary of coverage (each a “Company Insurance Policy”) is in full force and effect and all premiums due thereon as of the Agreement Date have been paid in full. To the Company’s Knowledge: (a)  the Company is not in material breach or default under any Company Insurance Policy; and (b) no event has occurred which, with notice or lapse of time, would constitute a material breach or default, or permit termination or material modification, under any Company Insurance Policy. The Company has timely given notice of all material losses or liabilities reasonably expected to be covered under any such Company Insurance Policy. The Company has delivered to Parent true and complete copies of any insurance “loss runs” with respect to Company for the past three (3) years.

3.18           Legal Proceedings. There are no pending Legal Proceedings pending (or, to the Company’s Knowledge, threatened) by or before any Governmental Body that involve an amount in controversy greater than $100,000, in the aggregate, or that seek any form of non-monetary relief with respect to the Company or any of its material assets, properties or businesses, or that challenges or seeks to prevent, delay or make illegal the Merger or any of the other transactions contemplated by this Agreement. There is no Restraint to which the Company or any of the assets owned or leased by the Company is subject.

3.19           Environmental Matters. Except as set forth on Part 3.19 of the Disclosure Schedule:

(a)           The Company is, and since January 1, 2014, has been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all permits required under applicable Environmental Laws for the operation of the business of the Company.

(b)           There are no pending or, to the Company’s Knowledge, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or, to the Company’s Knowledge, any property owned, leased or occupied by the Company alleging material non-compliance with or material liability under any Environmental Law.

(c)           The Company has not stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to material liability under any Environmental Laws.

(d)           The Company has provided true and complete copies of all material environmental assessment reports, health and safety audits, and reports of investigations in the Company’s possession or control with respect to the real property owned, leased, subleased, licensed, other otherwise occupied by the Company or relating to its operations.

3.20           Fairness Opinion. The Company Board has received the opinion of William Blair & Co. to the effect that, as of the date of such opinion (which is not more than five (5) Business Days prior to the Agreement Date), and subject to the limitations, qualifications, and assumptions set forth therein, the Per Share Merger Consideration applicable to the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

3.21           Brokers. Except for William Blair & Co. and H.I.G. Capital, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.22           Customers and Suppliers. The Company has provided a true, correct, and complete list of the names of (i) the ten (10) largest customers of the Company, ranked by revenue received or receivable by such customer, and (ii) the ten (10) largest suppliers or vendors of the Company, ranked by costs paid or owed to such supplier or vendor, and any sole source suppliers or vendors, in each case for the years ended December 31, 2015 and December 31, 2016. To the Company’s Knowledge, no such listed customer or supplier (x) has terminated or intends to terminate its relationship with the Company, (y) has materially reduced or intends to materially reduce the use of services or goods provided by or to the Company or (z) has notified the Company of an intent to renegotiate its Contract or terms of supply with the Company.

3.23           No Other Representations. Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company hereunder, neither the Company nor any other Person acting on behalf of the Company makes any representation or warranty, express or implied with respect to the Company or its business or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated in this Agreement. Neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or its or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated in this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III or any certificate delivered by the Company hereunder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the Agreement Date and as of the Closing Date (subject to any notices delivered by Parent in accordance with Section 5.9 of this Agreement), as follows:

4.1           Qualifications; Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, restrict, prevent, prohibit, impede or materially delay the consummation of Merger and the transactions contemplated by this Agreement or prevent or materially impair the ability of Parent or Merger Sub to satisfy the conditions precedent to the Merger (any such prevention, delay or impairment, a “Parent Material Adverse Effect”).

4.2           Corporate Authority; Non-contravention.

(a)           Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or Law.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Body other than: (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of any antitrust, competition or similar Laws of any foreign jurisdiction; and (iii) the other consents and/or notices set forth on Part 4.2(b) of the Parent Disclosure Schedule (collectively, clauses (i) through (iii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)           Assuming compliance with the matters referenced in Section 4.2(b), and receipt of the Parent Approvals, the execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not: (i) contravene or conflict with the organizational documents of Parent or Merger Sub; (ii) contravene or conflict with in any material respect or constitute a material violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material contract binding upon Parent or Merger Sub or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Parent or Merger Sub, other than, in the case of clauses (ii) or (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.3          No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub that challenges or seeks to prevent, delay or make illegal, the Merger or any other transaction contemplated by this Agreement.

4.4           Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.5           Information Supplied. None of the information supplied or to be supplied to the Company in writing by or on behalf of Parent, Merger Sub or any of their respective Affiliates expressly for inclusion or incorporation by reference in the Information Statement or, if applicable, Proxy Statement, will, at the time such document is filed with the SEC, at any time such documents are amended or supplemented or at the time such documents are first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6           Availability of Funds. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all Company Shares outstanding at the Effective Time. Each of Parent and Merger Sub expressly acknowledge and agree that its obligation to consummate the Merger and the other transactions contemplated by this Agreement is not subject to any condition or contingency with respect to financing.

4.7           Brokers. Except for Stifel Financial Corp., no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent or Merger Sub.

4.8           Interested Stockholder. None of Parent, Merger Sub, any of Parent’s Subsidiaries and any of their respective Affiliates, is or has been, an “interested stockholder” of the Company as defined in Section 203(c)(5) of the DGCL. None of Parent, Merger Sub nor any of their respective Affiliates owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

4.9           No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement or the Merger.

4.10        No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, each of Parent and Merger Sub hereby acknowledges and agrees that: (a) neither the Company, nor any of its Affiliates or Representatives nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or their respective businesses or operations, including with respect to any information provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person; and (b) it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE V.
COVENANTS

5.1           Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of: (a) the Effective Time; and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall: (A) provide Parent and Parent’s Representatives with reasonable access during normal business hours, upon reasonable notice by Parent, to the respective Representatives of the Company, and to the books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Company; (B) provide reasonable access during normal business hours, to the real property owned, leased, subleased, licensed, other otherwise occupied by Company as of the Agreement Date for purposes of conducting Phase I environmental site assessments and limited reviews of compliance with Environmental Law, upon reasonable notice, to the Company’s facilities and personnel; and (C) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger. Information obtained by Parent or Merger Sub pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose or provide any access to any information, that in the reasonable judgment of the Company would: (x) result in a violation of applicable Law; or (y) reasonably be expected to violate or result in a waiver, loss or impairment of any attorney-client privilege or work product doctrine or similar applicable privilege or legal protection. Any investigation conducted pursuant to this Section 5.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or create a reasonable risk of damage or destruction to any property or assets of the Company, shall be subject to the Company’s existing security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its reasonable discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 5.1. Nothing in this Section 5.1 or elsewhere in this Agreement shall be construed to require the Company or any of the Company’s Representatives to prepare any appraisals or opinions.

5.2           Operation of the Company’s Business.

(a)           Except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall ensure that it conducts its business in all material respects in the ordinary course of business and consistent with past practices and in material compliance with applicable Law, and the Company will use commercially reasonable efforts to maintain and preserve intact its business organization, present relationships with those Persons having significant business relationships with the Company, keep available the services of its current executive officers and maintain in effect all material Governmental Authorizations. Without limiting the generality of the foregoing, except as expressly contemplated, required or permitted by this Agreement, as required by applicable Law, as set forth in Part 5.2(a) of the Disclosure Schedule, or as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not:

(i)           amend or permit the adoption of any amendment to the Company Charter Documents;

(ii)          effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction or adopt a plan of complete or partial liquidation;

(iii)          declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine, or reclassify any capital stock; or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment;

(iv)         sell, issue, grant or authorize the sale, issuance, or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may adopt a stockholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith; or (D) or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units.

(v)           lend money to any Person (other than advances to employees of the Company in the ordinary course of business);

(vi)          except in the ordinary course of business and not exceeding $250,000, in the aggregate, incur or guarantee any Indebtedness;

(vii)         other than as required by GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;

(viii)       make or change any material Tax election or method, settle or compromise any material liability of the Company for Taxes (other than (A) in the ordinary course of business and (B) the payment of Taxes that become due and payable in the ordinary course), change any method of Tax accounting, file any material amendment to a previously filed Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, or surrender any right to claim a material Tax refund;

(ix)          enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any Contract or other arrangement with HIG AERT, LLC or H.I.G. Capital, LLC or any Affiliate or related Person of HIG AERT, LLC or H.I.G. Capital, LLC,

(x)           enter into (or amend in any respect that would increase the obligations or liabilities of the Company under) any Contract or other arrangement with any broker, finder or investment banker in connection with the Merger or any of the other transactions contemplated by this Agreement;

(xi)         make any acquisition (including by merger, consolidation, stock acquisition or otherwise) of the capital stock or (except in the ordinary course of business or as otherwise permitted pursuant to this Agreement) assets of any other Person;

(xii)           transfer, sell, assign, lease, license, divest, mortgage, sell and leaseback or otherwise encumber or subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any material properties or other material assets (including any Intellectual Property), except (A) for sales, licenses or dispositions of properties or other assets or interests therein in the ordinary course of business, or (B) dispositions of assets that are no longer useful in the conduct of the business of the Company;

(xiii)          pay, discharge, settle or satisfy any Legal Proceeding, in each case for an amount in excess of $125,000, or $250,000 in the aggregate (excluding amounts that will be paid under any Company Insurance Policies), or that would impose any material Restraint on the continued conduct by the Company of its business consistent with past practices;

(xiv)          amend or modify in any material respect or terminate any Material Contract, or unwritten material agreement, in each case other than in the ordinary course of business, or enter into any Contract or oral arrangement that would constitute a Material Contract if it had been entered into in writing prior to the Agreement Date;

(xv)           except as required to comply with applicable Law or to comply with any Contract or Company Benefit Plan entered into prior to the date hereof (A) adopt, enter into, terminate or materially amend (1) any material Company Benefit Plan or (2) any other agreement, plan or policy involving the Company and one or more of their respective current or former officer, members of the Company Board, or non-officer employees with base salary in excess of $100,000, in each case that is not terminable by the Company at will without liability, (B) increase the compensation, bonus or fringe or other benefits offered by the Company other than increases in the ordinary course of business consistent with past practice, (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan, (D) loan or advance any money or other property (other than reimbursement of reimbursable expenses or any advances of such expenses, whether directly, pursuant to Company credit cards or otherwise) or forgive any loans to any current or former member of the Company Board or officer or employee of the Company; (E) enter into any agreement or engage in any transaction with one or more of the Company’s directors, officers or stockholders, or with any corporation, partnership (general or limited), limited liability company, association or other organization of which one or more of the Company’s directors, officers or stockholders is (1) a director, officer, manager, managing partner, managing member (or the holder of any office with similar authority), (2) has a direct or indirect financial interest, or (3) directly or indirectly controls, is controlled by or is under common control with;

(xvi)            enter into any line of business in any geographic area other than the current lines of business of the Company and products and services reasonably ancillary thereto;

(xvii)           enter into any new commitment for capital expenditures of the Company involving, individually or in the aggregate, expected expenditures of more than $875,000;

(xviii)          cancel, modify, or waive any debts or claims held by it or waive any rights having in each case a value or cost in excess of $100,000 individually or $250,000 in the aggregate; or

(xix)            authorize any of, or commit, resolve, propose, or agree in writing or otherwise to take any of, the foregoing actions.

5.3           No Solicitation by the Company; Other Offers.

(a)           Subject to Section 5.3(b), from the Agreement Date until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage or knowingly facilitate the making, submission or announcement of an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.3, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or furnish to any Person any non-public information in connection with or for the purpose of knowingly encouraging or knowingly facilitating any Acquisition Proposal; or (iii) enter into any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal or with respect to any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause each of its directors and officers to, and shall direct its other Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal and require such Persons to return or destroy, and to cease producing access to said Persons or their Representatives to, any non-public information of or relating to the Company promptly after the Closing. Nothing in this Section 5.3 shall prohibit the Company from granting waivers of any “standstill” provision to the limited extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board in accordance with the terms of this Section 5.3, in which case the Company shall similarly waive or terminate any “standstill” provision applicable to Parent contained in the Confidentiality Agreement.

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time prior to the date which is thirty (30) days after the Agreement Date (the “Window Shop Date”), (i) the Company, or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal from any Person or group (other than HIG AERT, LLC or its Affiliate) that did not result from a material breach of this Section 5.3, and (ii) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take the actions described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company, the Company Board (or a duly authorized committee thereof) shall be permitted to (A) furnish information with respect to the Company to the Person or group who has made the Acquisition Proposal; provided, however, that (x) the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any non-public information concerning the Company that is provided to such Person or group and that was not previously provided to Parent, (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group, and (z) if the Person making such Acquisition Proposal is a competitor of the Company, the Company shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 5.3(b) other than in accordance with “clean team” or other similar procedures designed to limit any adverse effect on the Company of the sharing of such information, and (B) engage in discussions or negotiations with such Person or group regarding such Acquisition Proposal (and waive such Person’s or group’s noncompliance with the provisions of any “standstill” agreement solely to permit such discussions and negotiations). The Company will keep Parent reasonably apprised in all material respects on a reasonably current basis of the status and content of any material discussions regarding any Acquisition Proposal with any Person or group. The Company will notify Parent in writing promptly after receipt (and in any event within twenty four (24) hours) by the Company (or any of its Representatives) of any Acquisition Proposal (or material modification or amendment thereof), or the granting of any access to non-public information of the Company or access to their books and records, business property or assets and such notice shall specify the identity of the Person making the Acquisition Proposal or receiving such access and the material terms and conditions thereof. The Company will keep Parent informed, on a reasonably current basis, of the status of any such Acquisition Proposal or access (including the material terms and conditions thereof and any material modifications thereto). The Company shall provide Parent with at least forty-eight (48) hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company agrees that it will not enter into any confidentiality agreement after the Agreement Date that would prevent the Company from complying with this Section 5.3(b).

(c)           Except as otherwise provided in this Agreement (including Section 5.3(d) or Section 5.3(e)), neither the Company Board nor any duly authorized committee thereof shall: (i)(A) withhold, withdraw or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation; (B) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal; (C) fail to include the Company Board Recommendation in the Proxy Statement if and when disseminated to the holders of Company Shares; (D) in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days of such commencement thereof, or (E) make any public statement inconsistent with the Company Board Recommendation (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”); or (ii) approve, cause or authorize or permit the Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment (other than an Acceptable Confidentiality Agreement) with any Person or group from whom the Company has received an Acquisition Proposal (a “Company Acquisition Agreement”), or resolve, agree or publicly propose to take any such action.

(d)           Notwithstanding anything to the contrary set forth in Section 5.3(c) or any other provision contained in this Agreement,

(i)           If at any time prior to the Window Shop Date, the Company Board (or a duly authorized committee thereof) may (A) make an Adverse Recommendation Change, or (B) terminate this Agreement pursuant to Section 7.1(d)(ii) to accept such Superior Proposal, but only if, in either case of clause (A) or (B), (1) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change in response to the receipt of such Superior Proposal not involving a material breach of this Section 5.3 would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company provides Parent prior written notice of its intent to make an Adverse Recommendation Change or to terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action (which notice shall include a summary of the material terms of the Superior Proposal, the relevant proposed transaction agreements and any financing commitments relating thereto) (an “Adverse Recommendation Change Notice”) (it being understood that such Adverse Recommendation Change Notice shall not in itself be deemed an Adverse Recommendation Change), (3) during such four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate in good faith with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change or the termination of this Agreement pursuant to Section 7.1(d)(ii); (4) at the end of such four (4) Business Day period and taking into account any modifications to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer, the Company Board (or a duly authorized committee thereof) determines in good faith (after consultation with outside legal counsel) that the failure to make such an Adverse Recommendation Change or the failure to terminate this Agreement pursuant to Section 7.1(d)(ii) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and (5) in the event of any change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period in such case shall be two (2) Business Days. Any termination of this Agreement pursuant to Section 7.1(d)(ii) to enter into a definitive agreement for a Superior Proposal shall not relieve the Company of the obligation to pay the Termination Fee in full in accordance with Section 7.3(a).

(ii)           other than in connection with a Superior Proposal, the Company Board (or a duly authorized committee thereof) may make an Adverse Recommendation Change in response to an Intervening Event, if and only if: (A) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (B) the Company then provides an Adverse Recommendation Change Notice to Parent at least four (4) Business Days prior to the taking of such action and not later than thirty (30) days after the Agreement Date and describing the Intervening Event that is the basis for such action in reasonable detail (it being understood that such Adverse Recommendation Change Notice shall not itself be deemed an Adverse Recommendation Change); (C) during the four (4) Business Day period following Parent’s receipt of the Adverse Recommendation Change Notice related to the Intervening Event, the Company shall, and shall cause its financial and legal advisors and other Representatives to, negotiate with Parent (if Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement that Parent proposes to make as would obviate the basis for an Adverse Recommendation Change; and (D) following the end of such four (4) Business Day period, the Company Board (or a duly authorized committee thereof) shall then have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in a written, binding and irrevocable offer in response to the Adverse Recommendation Change Notice, that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e)           Nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by or otherwise complying with Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, however, that nothing in this Section 5.3(e) shall be deemed to modify or supplement the definition of (or the requirements pursuant to this Section 5.3 with respect to an) Adverse Recommendation Change.

5.4           Stockholder Consent; Preparation of Information Statement.

(a)           Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company’s stockholders, the Company shall seek and shall use its reasonable best efforts to obtain an irrevocable (except as provided in this Section 5.4) written consent, in the form attached hereto as Exhibit C, from HIG AERT, LLC (such written consent, as duly executed and delivered by such stockholder, the “Stockholder Consent”). As soon as practicable upon receipt of the Stockholder Consent, the Company shall provide Parent with a copy of such Stockholder Consent, certified as true and complete by an executive officer of the Company. If such Stockholder Consent is not delivered to the Company and Parent within two (2) Business Days after the execution of this Agreement (the “Stockholder Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.1(b)(iii). In connection with the Stockholder Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, and the Company’s certificate of incorporation, bylaws or like organizational documents.

(b)           As promptly as reasonably practicable after the date of this Agreement (and in any event within fifteen (15) days after the date hereof), the Company shall, with the assistance of Parent, prepare and file with the SEC the Information Statement. The Information Statement shall also contain (i) the notice of action by written consent required by Section 228(e) of the DGCL and (ii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement and each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Information Statement promptly following request therefor from the Company. The Company shall promptly provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement by the SEC and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. After the Information Statement has been cleared by the SEC, or, if applicable, eleven (11) calendar days after the date of the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement (or, if such day is not a Business Day, the first Business Day thereafter), the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders of record in accordance with Sections 228 and 262 of the DGCL. Notwithstanding anything to the contrary herein, if the Company Board (or a duly authorized committee thereof) makes an Adverse Recommendation Change in accordance with Section 5.3(d), HIG AERT, LLC may revoke the Stockholder Consent in its sole discretion and thereafter none of the obligations set forth in Section 5.4(a) or this Section 5.4(b) shall apply to any Person.

(c)           Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Information Statement or the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Body in connection with the Merger and the other transactions contemplated by this Agreement.

(d)           In the event the Stockholder Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.4(a), then as soon as practicable after the conclusion of the Stockholder Consent Delivery Period, the Company shall prepare and file with the SEC a proxy statement related to the Merger and this Agreement (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the DGCL and the Company Charter Documents to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of this Agreement, including the Merger (the “Company Stockholders Meeting”), as soon as practicable following the Agreement Date, and (ii) subject to an Adverse Recommendation Change, use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement. From and after the Agreement Date, unless this Agreement is validly terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have effected an Adverse Recommendation Change. The consultation and cooperation provisions with respect to the preparation, filing and dissemination of the Information Statement shall apply to the preparation, filing and dissemination of any Proxy Statement, mutatis mutandis.

5.5           Reasonable Best Efforts to Complete.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause each of the conditions to the Merger set forth in Article VI to be satisfied as promptly as practicable after the Agreement Date; (ii) without limitation of Section 5.6, obtain, as promptly as practicable after the Agreement Date, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary to consummate the Merger and the other transactions contemplated hereby; and (iii) resist, contest, appeal and remove any Legal Proceeding and to have vacated, lifted, reversed or overturned any Restraint, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the transactions contemplated hereby (including any Legal Proceeding or Restraint in connection with the matters contemplated by Section 5.6). In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action that is intended to prevent, impair, materially delay or otherwise adversely affect the consummation of the Merger or the other transactions contemplated hereby or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, none of the Company, Parent or Merger Sub shall be required prior to the Effective Time to pay any consent or other similar fee or consideration or otherwise assume or incur or agree to assume or incur any obligation, liability or commitment that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body) under any Contract.

(b)           In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall provide such information and execute such further instruments and written assurances as may be reasonably requested by the other parties and assist and cooperate with the other parties, in each case in accordance with the terms of this Agreement, in order to carry into effect the intents and purposes of, and to consummate the transactions contemplated by, this Agreement as promptly as practicable after the Agreement Date.

(c)           Each party agrees, on behalf of itself and its Affiliates, that, between the Agreement Date and the Effective Time, it shall not, and shall cause its Affiliates not to, directly or indirectly, (i) acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or division or part thereof, or any securities or collection of assets, if doing so would, or such party reasonably anticipates it would, (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) take or agree to take any other action that it expects will (A) result in any material delay in obtaining, or materially increase the risk of not obtaining, any Consent of any Governmental Body required in connection with the transactions contemplated hereby (including the Merger) or (B) restrict, prevent, prohibit, impede, or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

5.6           Antitrust Filings.

(a)           If required, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form (which form shall specifically request early termination of the waiting period prescribed by the HSR Act) relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the Agreement Date but in no event later than five (5) Business Days following the Agreement Date. Each of Parent and the Company shall: (i) cooperate and coordinate with the other in the making of such filings; (ii) promptly, but in no event later than fifteen (15) Business Days after the date hereof, make any filings, and use reasonable efforts to timely obtain any consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under foreign Antitrust Laws; (iii) supply the other with any information and documentary material that may be required in order to make such filings; and (iv) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any applicable foreign Governmental Body. Without limiting the generality of the foregoing or any other provision of this Agreement, Parent and the Company shall take any and all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable after the filings contemplated by the first sentence of this Section 5.6(a), and to avoid any impediment to the consummation of the Merger under any Antitrust Laws, including: (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, conduct of business restrictions, a sale or disposition of such assets or businesses as are required to be divested or a license or grant of commercialization rights to businesses, product lines, fields of use, divisions, business arrangements, Contracts, assets or interests therein of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and its Affiliates); (B) amending any venture or other arrangement of Parent or its Affiliates (including the Surviving Corporation and its Affiliates); and (C) otherwise taking or committing to take actions after the Closing with respect to one or more of the businesses, product lines, fields of use, or assets of Parent and its Affiliates (including the Surviving Corporation and its Affiliates), in each case, as may be required in order to enable the consummation of the transactions contemplated hereby, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Outside Date) and to otherwise avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby, including the Merger. Further, and for the avoidance of doubt, Parent will not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Company (which, in the case of the extension of the waiting period, consent shall not be unreasonably withheld, conditioned or delayed). Parent shall be responsible for all filing fees payable in connection with such filings and for any local counsel fees.

(b)           Parent and the Company shall, on behalf of the parties hereto, jointly control and lead all communications with any Governmental Body relating to Antitrust Laws, subject to compliance with this Section 5.6. Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from any Governmental Body regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Body with respect to the transactions contemplated by this Agreement in relation to any of the filings contemplated by this Section 5.6, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Body, the parties hereto agree to: (i) give each other reasonable advance notice of all substantive meetings and conference calls with any Governmental Body relating to the Merger; (ii) give each other an opportunity to participate in each of such meetings and conference calls; (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Body regarding the Merger; (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body; (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Body regarding the Merger; (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Body relating to the Merger; and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.1(a). Any such disclosures, rights to participate or provisions of information by one party to the other shall be made on an outside counsel-only basis at the request of any party.

5.7           Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned, or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of the OTCQB or any other applicable stock exchange or stock market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.7 shall not apply to any release or announcement made or proposed to be made by the Company in compliance with Section 5.3(e). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.7, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.7 and provided that such public statements do not reveal Evaluation Material (as defined in the Confidentiality Agreement) or material non-public information regarding this Agreement or the transactions contemplated hereby.

5.8           Director and Officer Liability.

(a)           For six (6) years after the Effective Time, the Surviving Corporation (or any successor thereto) shall indemnify, defend, and hold harmless the present and former, and any other Persons who become prior to the Effective Time, directors and officers of the Company (the “Indemnified Parties”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or provided under the Company Charter Documents as in effect on the Agreement Date.

(b)           For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors and officers and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company Charter Documents in existence as of the Agreement Date.

(c)           Prior to the Effective Time, the Company shall purchase a six (6) year fully prepaid non-cancellable “tail” or “run-off” directors and officers liability insurance (including fiduciary liability) policy from a carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of fiduciary duty or any other matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred prior to the Effective Time covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those contained in such policy in effect on the Agreement Date. In the event any such policy is not available on a fully prepaid basis, then the Company shall, prior to the Effective Time, purchase such policy for as long a term as is then available, and Parent shall or shall cause the Surviving Corporation or any successor thereto, for the remaining period up to and including six (6) years after the Closing Date, purchase and keep such policy available at all times during such period; provided, however, that if the premiums required to be paid by Parent (or the Surviving Corporation or any successor thereto) for such insurance policy for any one year period would exceed 300% of the current annual premium paid by the Company for the directors’ and officers’ liability insurance in effect as of the date hereof, then Parent or the Surviving Corporation (or any successor thereto) shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to 300% of the Company’s current premium for its insurance policy as of the date hereof.

(d)           From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to: (i) each indemnification agreement between the Company and any Indemnified Party; and (ii) any advancement of costs or expenses or indemnification provisions and any exculpation provision set forth in the Company Charter Documents as in effect on the Agreement Date. If, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent (or any successors thereto), as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause “(i)” or “(ii)” of this Section 5.8(d), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such claim is fully and finally resolved.

(e)           If Parent or the Surviving Corporation or any of their successors or assigns, as the case may be, (A) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer or otherwise convey all or substantially all of its properties and assets to any other Person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, shall assume in writing all of the obligations set forth in this Section 5.8.

(f)           Except as required by applicable Law, the obligations set forth in this Section 5.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Parties (or any other Person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c)) without the prior written consent of such affected Indemnified Parties or other Person who is a beneficiary under the “tail” or “runoff” policy referred to in Section 5.8(c). Each of the Indemnified Parties or other Persons who are beneficiaries under the “tail” or “runoff” policy referred to in Section 5.8(c) (and, if and to the extent applicable, their heirs and representatives) are intended to be third party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties (and, if and to the extent applicable, their heirs and representatives) under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that such Persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents of the Company, any and all indemnification agreements of or entered into by the Company, or applicable Law (whether at law or in equity).

(g)           Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) calendar days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

5.9           Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a)           upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein for purposes of the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto, and provided further, that failure to give any such notice shall not be treated as a breach of covenant for the purposes of Section 7.1(c)(ii)(A) or Section 7.1(d)(i)(A), as applicable;

(b)           of any material written communication from any Governmental Body related to the Merger; and

(c)           of any Legal Proceeding commenced and served upon it that challenges the Merger or would reasonably be expected to delay or materially impair the Closing of the Merger.

5.10           Employee Matters.

(a)           In the event any individual who is employed by the Company (including the Surviving Corporation or its Subsidiaries) immediately prior to the Effective Time (each, a “Covered Employee”) first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (the “New Plans”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any preexisting condition exclusions, “actively-at-work” requirements and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any New Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any New Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the New Plan, in satisfying any applicable deductible or out-of-pocket requirements under the New Plan.

(b)           As of the Effective Time and thereafter, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or, to the extent previously recognized by the Company, any predecessor entities of the Company) for vesting and eligibility purposes, and for purposes of calculating vacation and other paid time off benefits, under any New Plans. In no event shall anything contained in this Section 5.10(b) result in any duplication of benefits for the same period of service.

(c)           As of the Effective Time, the Company shall take all necessary actions to provide for full vesting of all amounts credited to the account of each Covered Employee under the Company’s 401(k) plan.

(d)          Nothing in this Section 5.10 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.10 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time; provided, however, that Parent otherwise complies with its obligations under this Section 5.10.

5.11           Confidentiality. The parties acknowledge that Parent and Company have previously executed a Confidentiality Agreement, effective as of July 7, 2016, and that Parent and William Blair & Co. on behalf of the Company have previously entered into a First Amendment to Confidentiality Agreement, dated September 28, 2016 (as so amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time, except as expressly modified herein.

5.12           Stockholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any stockholder litigation against the Company or its directors or officers relating to this Agreement, the Merger or the other transactions contemplated hereby and shall keep Parent reasonably informed regarding any such stockholder litigation; (b) the Company shall give Parent the opportunity, at Parent’s sole cost and expense, to participate in the defense or settlement of any stockholder litigation that arises after the Agreement Date against the Company or its directors or officers as a result of this Agreement or the transactions contemplated hereby; and (c) neither the Company nor Parent shall agree to any settlement without the other party’s consent to such settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company shall not be obligated to agree to any settlement unless such settlement includes a full release of any director or executive officer of the Company that was a party to such litigation.

5.13           Section 16 Exemption. The Company shall take all such steps as may be required to cause the transactions contemplated by Article II, and any other dispositions of equity securities of the Company by any director or executive officer of the Company who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14           Takeover Laws. In the event that any state Takeover Law is or becomes applicable to any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such law on this Agreement and the transactions contemplated by this Agreement.

5.15           Post-Closing Reports. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the applicable Company Shares under the Exchange Act promptly after the Effective Time. The Surviving Corporation will use all commercially reasonable efforts to cause the applicable Company Shares to be deregistered under the Exchange Act as soon as practicable after the Effective Time.

5.16           Terminations and Releases. On the Closing Date, the Company shall deliver to Parent a release of the Company from any fees or expenses payable to (a) William Blair & Co. under the Engagement Letter, dated July 20, 2016, between the Company and William Blair & Co. and (b) H.I.G. Capital, LLC under the Advisory Services Agreement, dated March 18, 2011, between the Company and H.I.G. Capital, LLC.

5.17           Data Room CD-ROM. Promptly after the date hereof, the Company shall deliver to Parent a CD-ROM reflecting the full and complete contents of the “Project ASCENT” Intralinks data room maintained by the Company as of the date of this Agreement.

5.18           Filing of Annual Report on Form 10-K. The Company will file its Annual Report on Form 10-K for the year ended December 31, 2016 as soon as practicable after execution and delivery this Agreement.

ARTICLE VI.
CONDITIONS TO MERGER

6.1           Conditions to Obligations of all Parties.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or, if permitted by applicable Law, written waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a)           All applicable Governmental Authorizations shall have been obtained.

(b)         No Governmental Body shall have enacted, issued, promulgated or entered any Law or Restraint which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or other restraining or prohibiting consummation of such transactions.

(c)           Either the Stockholder Consent or the Company Stockholder Approval shall have been obtained.

(d)           The Information Statement shall have been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least twenty (20) days prior to the Closing Date.

6.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a)           (i) The representations and warranties of the Company contained in Sections 3.3(a), 3.4(a)-(c) (except for de minimis inaccuracies), and 3.21 of this Agreement shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time, (ii) the representations and warranties of the Company contained in Section 3.5(g) of this Agreement shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) as of the Effective Time as though made on and as of the Effective Time, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) as of the Effective Time as though made on and as of the Effective Time, except where the failure of such representations and warranties described in this clause (iii) to be true and correct has not had, individually or in the aggregate, a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date need only be true and correct (subject, in the case of the representations and warranties described in clauses (ii) and (iii), to such qualifications) as of such specified date.

(b)           The Company shall have performed in all material respects with its obligations or covenants contained in this Agreement at or prior to the Closing.

(c)           Since the Agreement Date, there shall not have occurred any event that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)          The Company shall have provided to Parent a certificate dated the Closing Date signed on its behalf by the chief financial officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e)           At least two Business Days prior to Closing, the Company shall have delivered to Parent a payoff letter from each holder of the types of Company Indebtedness specified in clauses (i) and (ii) of the definition of “Indebtedness” indicating that upon payment of a specific amount, such Indebtedness shall be paid in full and, if applicable, any related security interest shall be automatically released and Parent or its designees shall, to the extent applicable, be authorized to file releases of all Encumbrances relating thereto on the assets and properties of the Company, including, to the extent applicable Uniform Commercial Code termination statements, or such other customary documents or endorsements necessary to evidence the release of the securities interests of all holders.

6.3           Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, of the following conditions:

(a)           The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than such representations and warranties that are made as of a specific date, which need only be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect”) has not had, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and Merger Sub shall have performed in all material respects with its obligations or covenants contained in this Agreement at or prior to the Closing.

(c)           Parent shall have provided to the Company a certificate dated the Closing Date signed on its behalf by the chief financial officer of Parent to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)           Simultaneously with the Closing, Parent shall, on behalf of the Company, pay the amounts reflected in the payoff letters described in Section 6.2(e) to the lenders named therein in the manner set forth therein.

ARTICLE VII.
TERMINATION

7.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of the Company Stockholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company, upon written notice to the other party, if:

(i)           the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on May 31, 2017 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of the Effective Time to occur by the Outside Date is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

(ii)           any Governmental Body of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States, or (B) issued or granted any Restraint that is in effect as of immediately prior to the Effective Time and which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Restraint is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such Restraint is attributable to a failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform in any material respect its obligations under this Agreement;

(iii)           on or prior to the Outside Date, the Stockholder Consent has not been obtained and the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken;

(c)           by Parent, upon written notice to the Company, if:

(i)           the Company Board shall have made an Adverse Recommendation Change; it being understood that any actions permitted to be taken by the Company or the Company Board under Section 5.3(b) shall not give rise to a right to terminate under this Section 7.1(c)(i);

(ii)           (A) there shall have been a breach of any covenant or agreement on the part of the Company set forth in this Agreement; or (B) any representation or warranty of the Company set forth in Article III shall have been inaccurate when made or, if not made as of a specific date, shall have become inaccurate, that would, in either case of clauses “(A)” or “(B)”, result in the conditions set forth in Section 6.2(a) or Section 6.2(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date;

(iii)         Either (x) the Stockholder Consent shall not have been obtained and delivered to Parent within the Stockholder Consent Delivery Period, or (y) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a final vote on the approval of this Agreement was taken;

(d)           by the Company, upon written notice to Parent, if:

(i)           (A) there shall have been a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement; or (B) any representation or warranty of Parent and Merger Sub set forth in Article IV shall have been inaccurate when made or shall have become inaccurate, that would, in either case of clauses “(A)” or “(B)”, result in the conditions set forth in Section 6.3(a) or Section 6.3(b) not being satisfied, and in the case of both clauses (A) and (B), such breach or inaccuracy is not curable by the Outside Date, or, if curable, is not cured by the Outside Date; or

(ii)         the Company Board shall have effected an Adverse Recommendation Change with respect to a Superior Proposal or an Intervening Event (other than an Intervening Event that would reasonably be expected to have a material adverse effect on the Parent and its Subsidiaries, taken as a whole) in accordance with, and in compliance with the requirements of, Section 5.3 and concurrently with the termination hereunder, the Company shall have (A) entered into a Company Acquisition Agreement, if such Adverse Recommendation Change relates to a Superior Proposal, and (B) and paid the Termination Fee in accordance with Section 7.3(a).

7.2           Effect of Termination. The party desiring to terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party and such termination shall become effective immediately upon delivery of such notice. In the event this Agreement is terminated as provided in Section 7.1, this Agreement shall become void and be of no further force or effect; provided, however, that Section 5.11 (together with the Confidentiality Agreement), this Section 7.2, Section 7.3, and Article VIII shall survive termination of this Agreement, and, except as provided in such Sections, there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers, other Representatives or Affiliates, whether arising before or after such termination, based on, arising out of, or relating to this Agreement or the negotiation, execution, performance, or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided, however, that no party shall be relieved or released from any liabilities or damages arising out of any fraud or willful and material breach of any representations and warranties set forth in this Agreement or any material breach of any covenant set forth in this Agreement, in each case, that occurred prior to such termination, in which case the aggrieved party shall be entitled to all remedies available to such party in law and equity. Without limiting the meaning of a material breach, the parties acknowledge and agree that any failure by Parent or Merger Sub to consummate the Merger and other transactions contemplated hereby after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger) shall constitute a material breach of a covenant set forth in this Agreement.

7.3           Expenses; Termination Fee; Reverse Termination Fee.

(a)           In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or by the Company pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent the Termination Fee; it being understood that in no event shall the Company be required to pay to the Termination Fee on more than one occasion.  The Termination Fee payable pursuant to this Section 7.3(a) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(c)(i) and (ii) substantially concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 7.1(d)(ii) if Parent shall have provided wiring instructions for payment of the Termination Fee as of such termination, or if Parent has not then provided such wiring instructions, then such payment of the Termination Fee shall be made promptly following delivery of such wiring instructions by Parent (even if after such termination).  All payments under this Section 7.3(a) shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.  Notwithstanding anything to the contrary set forth in this Agreement, including Section 8.8, Parent’s right to receive payment of the Termination Fee shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and its Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder.

(b)           In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(b)(i) or (ii) Section 7.1(d)(i), and in the case of clause (i), both (A) the conditions to the Closing set forth in Sections 6.1 and 6.2 are satisfied or capable of being satisfied or are waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing), and (B) either Parent or Merger Sub has failed to satisfy its obligations to effect the Closing by the date the Closing is required to have occurred pursuant to Section 2.2, then Parent shall pay to the Company the Reverse Termination Fee; it being understood that in no event shall the Parent be required to pay to the Reverse Termination Fee on more than one occasion.  The Reverse Termination Fee payable pursuant to this Section 7.3(b) shall be paid (i) no later than two (2) Business Days following termination pursuant to Section 7.1(b)(i) and (ii) substantially concurrently (or the next Business Day if payment is not feasible on the date of termination) with any termination pursuant to Section 7.1(d)(i) if the Company shall have provided wiring instructions for payment of the Reverse Termination Fee as of such termination, or if the Company has not then provided such wiring instructions, then such payment of the Reverse Termination Fee shall be made promptly following delivery of such wiring instructions by the Company (even if after such termination).  All payments under this Section 7.3(b) shall be made by wire transfer of immediately available funds to an account designated in writing by the Company. The Company’s right to receive payment of the Reverse Termination Fee shall constitute the sole and exclusive remedy of the Company or its stockholders against the Parent, Merger Sub and their respective Affiliates and Representatives for all losses and damages suffered as a result of the failure of the Merger to be consummated hereunder. For the avoidance of doubt, nothing herein shall preclude the Company’s right to enforce payment of the Reverse Termination Fee, if applicable, pursuant to this Section 7.3(b).

ARTICLE VIII.
MISCELLANEOUS PROVISIONS

8.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile; or (d) on the date delivered if sent by email (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) (provided confirmation of email receipt is obtained), in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number, with email as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Oldcastle Architectural, Inc.
Suite 600 - 900 Ashwood Parkway
Atlanta, GA 30338
Attention: Mr. Tim Ortman, President
Facsimile No.: (866) 742-3566
Email: tim.ortman@oldcastle.com

with a copy to (which copy shall not constitute notice):

Oldcastle Law Group
Suite 700 - 900 Ashwood Parkway
Atlanta, GA 30338
Attention: John Tinstman, Esq.
Facsimile No.: (770) 392-5305
Email: john.tinstman@oldcastlelaw.com

and to:

Kilpatrick, Townsend & Stockton LLP
1100 Peachtree Street, N.E., Suite 2800
Atlanta, GA 30309
Attention: Richard Cicchillo, Jr., Esq.
Facsimile No.: (404) 541-3156
Email: rcicchillo@kilpatricktownsend.com

if to the Company:

Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, AR 72764
Attention: Timothy Morrison
Facsimile No: (479) 756-7410
Email: TimothyMorrison@aert.com

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Attention: Rob R. Carlson
Facsimile No: (650) 320-1830
Email: robcarlson@paulhastings.com

8.2           No Survival. None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Upon the Effective Time, Parent, Merger Sub, Surviving Corporation, and its Subsidiaries shall be deemed to have waived, relinquished and released the Company Board and Company Stockholders, and each of their representatives, from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, which might have asserted or alleged against them at any time by reason of or arising out of the environmental condition of the real property owned, leased, subleased, licensed, or otherwise occupied by Company prior to or as of the Agreement Date, including without limitation, for releases of Hazardous Substances; provided, however, this sentence shall not apply to any claims arising out of any actions by such Persons in violation of Law. This Section 8.2 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.

8.3           Amendment or Supplement. At any time prior to the Effective Time, this Agreement and any exhibit attached hereto, may be amended or supplemented in any and all respects only by a written agreement signed by all of the parties hereto; provided, however, that if in connection with any amendment or supplement, the Stockholder Consent or Company Stockholder Approval is required under the DGCL, after the Stockholder Consent or Company Stockholder Approval has been obtained there shall be no amendment or supplement that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

8.4           Waiver. Except as otherwise provided in this Agreement, any provision of this Agreement may be waived prior to the Effective Time, if, but only if, such waiver is in writing and is signed by each party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights provided by Law.

8.5          Entire Agreement; No Third Party Beneficiary. This Agreement, any exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement, and the Confidentiality Agreement, constitute the entire agreement, and supersedes and cancels all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any Person, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (a) the rights of Company Stockholders to receive the applicable Per Share Merger Consideration provided in Article II; (b) the Persons covered by Section 5.8; and (c) the right of the Company on behalf of its stockholders to recover the Reverse Termination Fee in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VII).

8.6           Governing Law; Jurisdiction. This Agreement, and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent the laws of Delaware are mandatorily applicable to the Merger (including for the avoidance of doubt any laws relating to appraisal or dissenters’ rights) and the Company Stockholder Approval. The parties hereto agree that all actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, the Merger or the other transactions contemplated hereby shall be brought and heard in the Court of Chancery of the State of Delaware (or if the Court of Chancery lacks jurisdiction, any court in the State of Delaware), and the parties irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 8.6 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of process in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 8.1 or by any other manner permitted by applicable Law or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER SUCH ACTION OR LEGAL PROCEEDING IS BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

8.7           Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

8.8           Specific Enforcement. Notwithstanding Section 7.3(b), the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond or similar collateral in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that or otherwise assert that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its respective obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

8.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business, and other purposes of such invalid or unenforceable term or provision.

8.11           Construction.

(a)          Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

(b)           For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Annexes” are intended to refer to Sections of this Agreement and Exhibits and Annexes to this Agreement.

8.12             Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.13           Disclosure Schedule. Any matter disclosed in any section of the Disclosure Schedule shall qualify: (a) the correspondingly numbered and/or lettered section or paragraph of this Agreement; and (b) any other sections and paragraphs in this Agreement to the extent that it is reasonably apparent that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

8.14           Ownership of Attorney-Client Confidences. All communications involving attorney-client confidences between the Company or its Affiliates and Paul Hastings LLP in the course of the negotiation, documentation, and consummation of the transactions contemplated by this Agreement (other than in connection with shareholder litigation against the Company arising out of such transactions) shall be deemed to be attorney-client confidences that belong solely to H.I.G. AERT, LLC, a Delaware limited liability company, and its Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Paul Hastings LLP relating to the engagement. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing contained in this Section 8.14 waives or transfers any attorney-client or other privilege to the extent relating to Paul Hastings LLP’s representing the Company with respect to any of on-going or routine matters relating to Company’s operations, businesses, assets or liabilities (other than principally in preparation for or in connection with the transactions contemplated by this Agreement), and such attorney-client and other privileges shall continue to be the privilege of the Company.

8.15           Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, each of which shall be deemed an original.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

OLDCASTLE ARCHITECTURAL, INC.

By:	/s/ Tim Ortman
Name:	Tim Ortman
Title:	President

OLDCASTLE ASCENT MERGER SUB, INC.

By:	/s/ Tim Ortman
Name:	Tim Ortman
Title:	President

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ Tim Morrison
Name:	Tim Morrison
Title:	CEO and Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES E CONVERTIBLE PREFERRED STOCK OF
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

March 16, 2017

Advanced Environmental Recycling Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby executes and adopts the following Certificate of Amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation and does hereby certify as follows:

FIRST:
The name of the Corporation is Advanced Environmental Recycling Technologies, Inc., the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 2, 1988, and the date of filing of its original Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock with the Secretary of State of the State of Delaware was March 17, 2011.

SECOND:
Section 8 of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock is amended by adding the following as a new subsection (d):

“In the event of a Fundamental Transaction occurring prior to August 1, 2017, for the purposes of determining the amount to which each Holder of Series E Preferred Stock is entitled pursuant to Section 8(a), “Conversion Rate” shall mean 19,152.27.”

THIRD:
The foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242(b) of the General Corporation Law of the State of Delaware, Article Fourth of the Certificate of Incorporation of the Corporation, as amended, and Section 21(b) of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation.

FOURTH:
The effective time of the amendment herein certified shall be the date of filing.

IN WITNESS WHEREOF, the undersigned has executed this amendment of the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Corporation as of the date first written above.

Advanced Environmental Recycling Technologies, Inc.

By:
Name: Timothy Morrison
Title: Chairman and Chief Executive Officer

  (Signature Page to Certificate of Amendment)

Exhibit B

Amendment No. 1 to the Bylaws
of
Advanced Environmental Recycling Technologies, Inc.,
a Delaware corporation (the “Corporation”)
by
Written Consent of the Board of Directors of the Company (the “Board”)

Certain capitalized terms not otherwise defined herein shall have the meanings ascribed to such term in the Bylaws of the Corporation (as the same may be amended, restated or otherwise modified, the “Bylaws”).

PRELIMINARY STATEMENT

WHEREAS, the Board wishes to amend the Bylaws to alter certain provisions; and

WHEREAS, pursuant to section 6.19 of the Bylaws, the Bylaws may be amended by the Board, and the Board has consented to the execution of this Amendment No. 1 in accordance with the terms of the Bylaws.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.
Addition of Section 6.20. Article VI is hereby amended by adding a new Section 6.20 to the end thereof:

6.20. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of Delaware, (iv) any action asserting a claim against the Corporation or its directors, officers or employees governed by the internal affairs doctrine, or (v) any action to interpret, apply, enforce or determine the validity of these Bylaws or the Certificate of Incorporation, except for, as to each of clauses (i) through (v) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or (b) for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Section 6.20 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 6.20 (including, without limitation, each portion of any sentence of this Section 6.20 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.20. Failure to enforce this Section 6.20 would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce this Section 6.20.

2.
Entire Agreement. This Amendment No. 1, the Bylaws and the other agreements and documents referred to herein and therein contain the complete agreement and understanding among the parties with respect to the subject matter hereof, and terminate, supersede, and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

3.
Governing Law. This Amendment No. 1 shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

* * * *

Exhibit C

Advanced Environmental Recycling Technologies, Inc.
Form of
Written Consent of Stockholder
In Lieu of Meeting

The undersigned (the “Stockholder”), being the holder of (i) a majority of the voting power of the issued and outstanding shares of common stock and (ii) all of the issued and outstanding preferred stock of Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably consents in writing, pursuant to Section 228(a) and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by the Company’s bylaws and certificate of incorporation, to the following actions and adoption of the following resolutions by written consent dated as of March ___, 2017 in lieu of a meeting of stockholders of the Company:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 16, 2017, by and among the Company, Oldcastle Architectural, Inc., a Delaware corporation (“Parent”) and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), a copy of which has been provided to the undersigned Stockholder and is attached hereto as Annex A (capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share of the Company (such shares, collectively, the “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than shares for which Company stockholders have exercised their statutory rights of appraisal) will be converted into the right to receive $0.135936 in cash, and each share of preferred stock, par value $0.01 per share of the Company (such shares, collectively, the “Preferred Shares”; together with the Common Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $2,603.483278 in cash, subject in each case to any withholding of taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the Board of Directors of the Company has received the opinion of William Blair & Co., dated as of the date of the Merger Agreement, addressed to the Board of Directors of the Company, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares pursuant to the terms and subject to the conditions set forth in the Merger Agreement is fair, from a financial point of view, to such holders;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that the Merger Agreement is in the best interests of the Company and its stockholders and declared the Merger Agreement and the transactions contemplated thereby advisable, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iii) resolved to recommend adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the holders of the Shares, upon the terms and subject to the conditions set forth therein;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL;

WHEREAS, pursuant to the Merger Agreement and in accordance with Section 251(d) of the DGCL, the Board of Directors of the Company has the power to terminate the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, pursuant to Section 5.4(b) the Merger Agreement, in the event the Board of Directors of the Company terminates the Merger Agreement under certain circumstances after the Company Stockholder Approval is obtained by this written consent, this written consent may be revoked.

NOW, THEREFORE, BE IT RESOLVED as follows:

RESOLVED, that the Merger Agreement and the transactions contemplated thereby, including the Merger, are hereby adopted, authorized, accepted and approved in all respects, and that the undersigned Stockholder hereby votes all of the Shares of the Company held by such Stockholder and entitled to vote thereon in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; provided, however, that this written consent shall be of no further force or effect following any termination of the Merger Agreement in accordance with its terms;

FURTHER RESOLVED, that the undersigned Stockholder hereby expressly waives in all respects, and shall not assert, any and all rights of appraisal (and otherwise) under Section 262 of the DGCL in connection with the Merger;

FURTHER RESOLVED, that the undersigned Stockholder hereby waives any and all notice requirements, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent;

FURTHER RESOLVED, that this written consent shall be irrevocable except to the extent permitted by Section 5.4(b) of the Merger Agreement; and

FURTHER RESOLVED, that a copy of this written consent may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument and that this written consent shall be irrevocable and filed with the minutes of the proceedings of the stockholders of the Company.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date written above.

H.I.G. AERT, LLC

By _______________________________________________ Name: Title:

  (Signature Page to Stockholder Consent Approving the Merger)

ANNEX B

March 16, 2017

Advanced Environmental Recycling Technologies, Inc.
Board of Directors
914 N Jefferson Street
Springsdale, AR 72764

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A common stock, $0.01 par value per share (the “Common Stock”) (other than holders who have properly exercised dissentersí rights (“Dissenting Shares”)) (collectively the “Stockholders”) of Advanced Environmental Recycling Technologies, Inc. (the “Company”) of the Merger Consideration (as defined below) to be paid to the Stockholders pursuant to the Agreement and Plan of Merger, substantially in the form of the draft dated as of March 15, 2017 (the “Merger Agreement”), by and among the Company, Oldcastle Architectural, Inc. (“Parent”), and Oldcastle Ascent Merger Sub, Inc., a wholly-owned subsidiary of Parent (the “Merger Sub”). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”) and each share of Common Stock will be converted into the right to receive $0.135936 in cash (the “Merger Consideration”) upon consummation of the Merger..

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement dated March 15, 2017, and we have assumed the final form of the Merger Agreement will not differ from such draft in any material respects; (b) certain audited historical financial statements of the Company for the two fiscal years ended December 31, 2015 and 2014; (c) a draft of the Companyís Annual Report on Form 10-K, and we have assumed the final form of such filing will not differ materially from such draft in any material respects; (d) the unaudited financial statements of the Company for the year ended December 31, 2016; (e) certain internal business, operating and financial information and forecasts of the Company as prepared by the senior management of the Company (the “Forecasts”) and sensitivities prepared at the direction of and approved by the board of directors of the Company relating thereto (the “Sensitivities”); (f) information regarding publicly available financial terms of certain other business combinations we deemed relevant; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (h) current and historical market prices and trading volumes of the Common Stock; and (i) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion, including without limitation the Forecasts provided by senior management of the Company. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, and at the direction of the board of directors of the Company have also applied the Sensitivities to the Forecasts. In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby, taking into account the application of the Sensitivities, and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Companyís financial statements or other information made available to us. We express no opinion with respect to the Forecasts, the Sensitivities or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Companyís officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Companyís other Stockholders. In addition, we express no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein) including, without limitation, the form or structure of the Merger, or the tax or accounting consequences thereof. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the board of directors of the Company in connection with its consideration of the Merger contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders (other than holders of Dissenting Shares) of the Merger Consideration in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to the Stockholders by the Company with respect to the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Stockholders (other than holders of Dissenting Shares).

Very truly yours, /s/ William Blair & Company, L.L.C. WILLIAM BLAIR & COMPANY, L.L.C.

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholderís shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation. the words “stock” and “share” mean and include what is ordinarily meant by those words. and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof.

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders.

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section. or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
In the event of an amendment to a corporationís certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholderís shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholderís shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholderís shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective. or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holderís shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holderís shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date. provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holderís shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholderís demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholderís written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such personís own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholderís certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Courtís decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneyís fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation). provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholderís demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholderís demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D

UNITED STATES SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

Form 10-K

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016
Or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 1-10367

Advanced Environmental Recycling Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	71-0675758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

914 N Jefferson Street Springdale, Arkansas	72764
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(479) 756-7400

Securities registered pursuant to Section 12(b) of the Act:
None

Securities registered pursuant to Section 12(g) of the Act:

Class A common stock, $.01 par value
(Title of Class)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐      No ☑

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐      No ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑     No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or such shorter period that the registrant was required to submit and post such files). Yes ☑     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (Section 229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐      No ☑

The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the closing stock price of such common equity as of the last business day of the registrant’s most recently completed second fiscal quarter was $5,108,689 (for the purposes hereof, directors, executive officers and 10% or greater shareholders have been deemed affiliates).

Number of shares of Class A common stock outstanding at February 28, 2017: Class A — 89,631,162

DOCUMENTS INCORPORATED BY REFERENCE

Portions of our Definitive Proxy Statement for our 2017 annual meeting of stockholders, expected to be filed within 120 days of our fiscal year end, are incorporated by reference into Items 10 through 14 Part III of this Annual Report on Form 10-K.

D-i

PART I

 Item 1. Business.

Summary

Advanced Environmental Recycling Technologies, Inc. (the Company, AERT, we, our or us), founded in 1988, develops and commercializes technologies to recycle waste polyethylene plastics and develops, manufactures, and markets value-added, green building products. The majority of our products are composite building materials that are a superior replacement for traditional wood or plastic products for exterior applications in building and remodeling homes and for certain other industrial or commercial building purposes. Our products are made primarily from approximately equal amounts of recycled polyethylene plastic and waste wood fiber, which have been cleaned, sized and reprocessed utilizing our patented and proprietary technologies. Our products have been extensively tested, and are sold or distributed by leading companies such as Lowe’s Companies, Inc. (Lowe’s), BlueLinx Corp. (BlueLinx), Cedar Creek LLC (Cedar Creek) and CanWel Building Materials Ltd. (CanWel), our Canadian distributor for Lowe’s Canada. Our products are primarily used in renovation and remodeling by consumers, homebuilders, and contractors as an exterior environmentally responsible (“Green”) building alternative for decking, railing, and trim products.

We currently manufacture all of our composite products at extrusion facilities in Springdale, Arkansas. We operate a plastic recycling, blending and storage facility in Lowell, Arkansas, where we also lease a warehouse and land for inventory storage. We also operate a plastic recycling, cleaning, and reformulation facility at Watts, Oklahoma.

Products

Building on our base process and materials, we manufacture the following product lines:

●
Commercial and residential decking planks and accessories such as balusters and handrails under the MoistureShield®, MoistureShield® Pro and ChoiceDek® brands,

●
Exterior door components,

●
Green recycled plastic resin compounds.

The wood fiber content of our products gives them many properties similar to all-wood products, but we believe that the plastic content renders our products superior to both all-wood or all-plastic alternatives because:

●
Unlike wood, our products do not require preservatives or treatment with toxic chemicals or annual sealing or staining.

●
Our products are less subject to thermal contraction or expansion and have greater dimensional stability than competing all-plastic products.

●
Our products are engineered for superior moisture-resistance and will not decompose like wood.

●
Our products are less subject to rotting, cracking, warping, splintering, insect infestation, and water absorption than conventional wood materials.

●
Our products are aesthetically enhanced to provide a wood-like or grained surface appearance.

●
Our products are combined with coloring agents and/or other additives to provide various colors and aesthetics.

●
Since 2006, our products have contained a mildewcide to inhibit the growth of mold.

●
Our latest generation of products offers colors and textures to more closely resemble the natural look of wood.

Based upon our extensive product testing and successful extended field history, we offer a 25-year limited replacement warranty on our ChoiceDek® Foundations™ and a limited lifetime replacement warranty on our MoistureShield® products against rot and fungal decay, and termite and insect damage.

Marketing and Sales

General Market Strategy. Our products are designed for applications where we can add the greatest value and address market needs, i.e., for external applications where wood is prone to rot and/or requires substantial annual maintenance in the form of staining or sealing. Though we believe there are many possible applications for our wood/plastic composite technology, we have focused our resources and personnel on outdoor decking and handrail components and door and other original equipment manufacturer (OEM) components that represent the most attractive market opportunities at this time. Within these markets, we are constantly working to develop and improve strong customer relationships.

Sales and Customer Service. We provide sales support and customer service through our own marketing department, contract marketing through outside commissioned representatives, Lowe’s, and training programs for our customers and their sales associates. We also promote our decking products through interactive displays at national, regional, and local home and garden shows, as well as through in-store displays. Our in-house sales and customer support team is focused on serving commercial decking contractors and customers, and supporting the sales professionals at our regional building products distributors, as well as Lowe’s. Information and customer service are provided through the websites www.choicedek.com and www.moistureshield.com, and through a national toll-free customer assistance telephone number: 1-800-951-5117.

Cyclical Nature of Building Products Industry. Our products are used primarily in home improvement and new home construction. The home improvement and housing construction industries are subject to significant fluctuations in activity generally due to seasonal climate changes. Reductions in activity have an adverse effect on the demand for our products. We have focused a large portion of our business on the remodel and repair market segment, which we believe is less cyclical than the new homebuilding market.

Facility Upgrades/Product Innovation. In our ongoing pursuit to satisfy our customers and to keep up with changing trends in the marketplace, we continuously work to develop new products and improve existing products. We have invested significantly in our extrusion operations over the last several years. The aesthetics of our products, which are overwhelmingly composed of recycled materials, have improved with technology advances.

The composite decking business is continuously evolving. The technology used to manufacture wood/plastic composite (WPC) boards has advanced significantly over the last several years, and many contemporary products have much improved aesthetics. Going forward, it will be important for us to continue to innovate, keep in close touch with consumer trends and focus on regional market trends while remaining competitive with all-wood, all-plastic and WPC decking.

Our Brands

ChoiceDek® Decking. We currently sell our ChoiceDek® branded decking and railing products in the home improvement warehouse (HIW) market through Lowe’s. Approximately 50% of our revenue in 2016 was from ChoiceDek® products. This market segment primarily focuses on the do-it-yourself (DIY) market in which homeowners buy, build, and install their own decks. The ChoiceDek® brand is sold to consumers exclusively at Lowe’s. ChoiceDek® is promoted through in-store displays and an ongoing print and marketing campaign targeting the HIW decking market. We maintain a nationwide sales and customer service group, and Lowe’s also conducts national print and television ads for the products it carries, including from time to time, our ChoiceDek® brand of decking and railing products.

MoistureShield® Decking. Our MoistureShield® brand line (which includes Pro, Vantage, Refine and Vision) of decking products is currently sold to select primary distributors, who re-sell to lumber dealers and contractor yards for sale to local deck builders and home builders. Most of our MoistureShield® customers are purchasing, or have been exposed to, competing brands of composite decking. On this higher end segment, we believe success will require converting customers from competing products to our brands. As with all of AERT’s products, it can be installed on the ground, in the ground or in the water. Approximately 40% of our revenues in 2016 were from MoistureShield® products.

Door Component Products. We sell our MoistureShield® industrial products to door manufacturers for use as component parts in products. For example, we manufacture door rails built into doors by Therma-Tru Corporation, Northwest Hardwoods, and JELD-WEN, and door frames for Quanex Building Products. In marketing these products, we emphasize the value-added feature of the MoistureShield® composite product, which, unlike competing wood products, can be engineered to incorporate certain desired end-product characteristics that save our customers time and expense. Customers also avoid the need for chemical treatments to their final product, which are often otherwise necessary to prevent rot and sustain durability. The durability of our MoistureShield® composite components allows our customers to extend the lifetime or warranties of their products while reducing warranty claims costs. We are unable to predict the future size of the markets for MoistureShield® industrial products; however, we believe that the national door and window and commercial and residential trim markets are large, and will allow us to diversify our customer base over time as we add production capacity and focus on additional opportunities.

Competition

Our products compete with high-grade western pine, cedar and other premium woods, aluminum, high-performance plastics, and an increasing number of composites and other construction materials. We believe that our products have superior characteristics, which make them a better value for the consumer; however, they are initially more expensive than traditional wood products. Additionally, manufacturers of some competing products have long-established ties to the building and construction industry and have well-accepted products.

Sales of non-wood decking products to date represent a small portion of the decking market. Pressure treated pine, cedar, redwood and other traditional woods constitute the vast majority of annual decking sales in the United States. We therefore view manufacturers and suppliers of wood decking as our principal competitors. The wood decking industry is highly segmented with many small to medium-sized manufacturers. Wood decking is principally a commodity that competes as the low-priced product, whereas the more expensive non-wood products must compete on features and performance.

Among manufacturers of alternative decking materials, we view Trex Company, AZEK Building Products, Tamko Building Products, and Fiber Composites LLC as our primary competitors. We believe that our MoistureShield® products have superior characteristics and are competitively priced. We emphasize durability, which means that manufacturers and homebuilders using our products should see reduced warranty callbacks and higher customer satisfaction. Our product competes not only on durability, but also the ability of the customer to order a product that is custom manufactured to its specifications.

Customer Concentration

We have significant customer concentration, with two customers, Lowe’s and BlueLinx representing approximately 45% and 10%, respectively, of our revenue in 2016. A loss of Lowe’s, or a major reduction in their business, would cause a significant reduction in our liquidity. We continue to broaden our distribution network by adding new distributors for our MoistureShield® brand which will reduce our customer concentration.

Intellectual Property and Proprietary Technology

Our products are built for hostile external environmental conditions. Our recycling processes focus on intensive cleaning and reformulating of our raw materials prior to extrusion. Our extrusion process is unique and focuses on total encapsulation of the wood fibers. Our composite manufacturing process and our development efforts in connection with waste plastics reclamation technologies involve patents and many trade secrets that we consider to be proprietary. We have also developed certain methods, processes, and equipment designs for which we have sought additional patent protection.

Our patents cover plastic recycling processes, methods, and apparatus or other specially designed equipment as well as the composite product that we manufacture. We have also received patents with regard to our mixed recycled plastic resin identification and reformulation technologies. One of our patents expires in 2018, one in 2021 and the remainder expire in 2028.

We continue to update and refine our recycling processes, procedures, and technologies, and we have included these updates in our most recently issued patents and pending patent applications. We have taken additional measures to protect our intellectual property and trade secrets by restricting access to our facilities and maintaining a policy of nondisclosure, which includes requiring confidentiality and nondisclosure agreements among our associates.

Expenditures for research and development activities for the years ended December 31, 2016 and 2015 were $0.7 million and $0.6 million, respectively.

Raw Materials

Wood Fiber. The wood fiber we use is primarily waste byproduct generated by hardwood furniture, cabinet and flooring manufacturers. However, we see competition for scrap wood fiber for use as a fuel to replace other fuels for both residential and industrial applications.

Recycled Plastics. We use primarily post-consumer waste polyethylene. The largest portion of the plastic materials we use is mixed with paper and other non-plastic materials, which lessens its value to other plastic recyclers. By principally sourcing these contaminated waste plastics prior to processing; we produce a usable but lower-cost feedstock for our composite extrusion lines. We believe our investments in recycling technology and infrastructure creates a significant raw material cost advantage compared to several of our virgin resin-based competitors while offering a more competitive green building product.

Competition for Raw Materials. As the wood/plastic composites industry grows, we compete for raw materials with other plastic recyclers or plastic resin producers. We believe that our ability to use more contaminated polyethylene limits the number of competitors. Nonetheless, we expect to continue to encounter new entrants into the plastics reclamation business. We increased our capacity for processing waste plastic in recent years, which reduced our dependence on outside suppliers and gave us more control over our costs.

Industry Standards

Our decking and railing products comply with the International Building Code and the International Residential Code as well as the 1997 Uniform Building Code™ (UBC) and the BOCA® National Building Code/1999 (BNBC). The International Code Council – Evaluation Service (ICC-ES) publishes evaluation reports for building products. These evaluation reports inform the consumer, commercial and residential markets, that the products listed in such reports comply with the UBC and BNBC when they are used in the prescribed application and installed according to the manufacturer’s installation instructions. In 2009, we converted from the legacy evaluation report, NER-596, to ESR-2388 from ICC-ES. In Canada, compliance of our products to the UBC and BNBC is documented in evaluation report CCMC 13191-R from the Canadian Construction Materials Center. We utilize an independent third-party to ensure continuing compliance of our products with applicable building codes.

The Company has also received from ICC-ES a Verification of Attributes Report, also known as VAR-1015, that verifies the content of recycled materials in our decking, railing and OEM products.

Employees

Due to the seasonality of our business and timing of orders received from our largest customers, the number of permanent employees is adjusted throughout the course of the year. At December 31, 2016 we had 351 full-time employees compared to 401 full-time employees at December 31, 2015.

Proposed Merger

On March 16, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Oldcastle Architectural, Inc., a Delaware corporation (Parent), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (Merger Sub), under which Merger Sub will merge with and into the Company (the Merger) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the Common Stock) will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, if any, and each issued and outstanding share of preferred stock, par value $0.01 per share, of the Company (the Preferred Stock) will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, if any, in each case other than any shares of Common Stock and Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. Consummation of the Merger is subject to satisfaction or waiver of certain customary closing conditions. The Merger is expected to close during the second quarter of 2017. See Item 9B for more information about the Merger.

Available Information

We post on our website (www.aert.com) our periodic reports filed with the Securities Exchange Commission (SEC) on Forms 10-K, 10-Q, and 8-K and amendments to these reports filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with the SEC.

Item 1A. Risk Factors.

The ownership of the Company's common stock involves a number of risks and uncertainties. Potential investors should carefully consider the risks and uncertainties described below and the other information in this Annual Report on Form 10-K before deciding whether to invest in the Company's securities. The Company's business, financial condition or results of operations could be materially adversely affected by any of these risks. The risks described below are not the only ones facing the Company. Additional risks that are currently unknown to the Company or that the Company currently considers to be immaterial may also impair its business or adversely affect its financial condition, results of operations, liquidity and/or the market price of the Company's common stock.

Risks Relating to the Proposed Merger

The announcement and pendency of the Merger may have a material adverse effect on our business.

Uncertainty about the effect of the Merger on our employees, suppliers, customers and other parties may have a material adverse effect on our business. Although we intend to take steps designed to reduce any adverse effects, these uncertainties could impair our ability to retain and motivate key personnel and could cause customers, suppliers and others that deal with us to defer entering into contracts, or making other decisions, concerning doing business with us or seek to change existing business relationships with us. The pursuit of the Merger and the preparation for the integration may place a significant burden on our management and resources. In addition, we have diverted, and will continue to divert, significant management resources towards the completion of the Merger. The diversion of management's attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect our financial results. In addition, the Merger Agreement restricts us from taking certain actions without the consent of Parent. These uncertainties and restrictions could disrupt or adversely affect our business and prevent us from pursuing otherwise attractive business opportunities that may arise prior to the completion of the Merger or termination of the Merger Agreement.

Stockholders may file lawsuits challenging the Merger, which may name us and/or our board of directors as defendants. We cannot assure you as to the outcome of such lawsuits, including the amount of costs associated with defending any such claim or any other liabilities that may be incurred in connection with the litigation of any such claim. One of the conditions to the closing of the Merger is the absence of any order, injunction or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the Merger. Accordingly, if any plaintiff in any lawsuit is successful in obtaining an injunction prohibiting the parties from completing the Merger on the agreed-upon terms, such an injunction may delay the consummation of the Merger in the expected time-frame, or may prevent the Merger from being consummated altogether. Whether or not any plaintiffís claim is successful, this type of litigation may result in significant costs and diverts management's attention and resources, which could adversely affect the operation of our business.

There may be unexpected delays in the completion of the Merger, or the Merger may not be completed at all.

The consummation of the Merger is subject to the satisfaction of customary closing conditions. Certain events may delay the completion of the Merger or result in a termination of the Merger Agreement. Some of these events are outside the control of either party. We may incur significant additional costs in connection with any delay in completing the Merger or the termination of the Merger Agreement, in addition to significant transaction costs, including legal, financial advisory, accounting and other costs we have already incurred.

We can neither assure you that the conditions to the completion of the Merger will be satisfied or waived or that any adverse change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the Merger Agreement will not occur, and we cannot provide any assurances as to whether or when the Merger will be completed.

Failure to complete the Merger in a timely manner or at all could negatively affect our stock price and future business and financial results.

Delays in completing the Merger or the failure to complete the Merger at all could negatively affect our future business and financial results, and, in that event, the market price of our common stock may decline significantly. If the Merger is not completed for any reason, we will be subject to several risks, including the diversion of managementís attention and resources from operational matters and other strategic opportunities while working to implement the Merger, any of which could materially adversely affect our business, financial condition, results of operations and the value of our stock price. A failed transaction may result in negative publicity and a negative impression of us in the investment community. Further, any disruptions to our business resulting from the announcement and pendency of the Merger, including any adverse changes in our relationships with our customers, suppliers and employees, could continue or accelerate in the event of a failed transaction. In addition, if we do not complete the Merger, we may be required to pay a termination fee of approximately $4.7 million under certain circumstances set forth in the Merger Agreement.

In addition, we have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transition costs in connection with the Merger. We will be required to pay such costs relating to the transaction whether or not the Merger is consummated.

We will incur significant transaction and Merger-related transition costs.

We have incurred significant costs in connection with negotiating the Merger and expect that we will continue to incur significant costs in connection with completing the Merger and integrating the operations of the two companies. Some of these costs are payable regardless of whether the transaction is completed. If the Merger is not completed, we will not receive any benefit from these expenditures.

Risks Related to Our Business

The demand for our products is influenced by general economic conditions and may be adversely affected by general economic downturns or declines in construction and/ or home remodeling activity.

Our products are sold in the home improvement and new home construction markets. These markets are subject to significant fluctuations in activity and periodic downturns caused by general economic conditions. Slowdowns in the economy, construction, and/or home remodeling activity may result in a reduction of the demand for our products and adversely affect our profitability. A worsening of the current economic climate, including deterioration of the credit markets and/or consumer confidence, will negatively impact the Company's sales and profitability.

The loss of one or more of our key customers could cause a substantial reduction in our revenues and profits.

We could be materially adversely affected if we were to lose one or more of our large existing customers. Our principal customer for our decking material is Lowe's, which accounted for approximately 45% of our sales in 2016. A loss of any one of our large customers would adversely affect our sales and profitability.

We may be unable to secure an adequate quantity of quality raw materials at economical prices.

Our products are constructed primarily from scrap wood fiber and scrap polyethylene. The markets for such scrap materials are dynamic. The global demand for these materials has increased significantly and we expect demand to continue to increase. The largest component of our raw material costs is scrap polyethylene. Our future profitability is contingent on us being able to manage raw material costs under these circumstances.

Weather

Sales of decking and accessories are subject to weather and seasonality trends associated with outdoor construction and accordingly adverse weather could have a negative impact on sales.

 Item 2. Properties.

AERT currently manufactures all of our composite products at extrusion facilities in Springdale, Arkansas, and we operate a plastic recycling, blending and storage facility in Lowell, Arkansas, where we also lease a warehouse and land for inventory storage. We also operate a plastic recycling, cleaning, and reformulation facility in Watts, Oklahoma.

The recycling and extrusion facilities typically operate continuously with occasional shutdowns for holidays and maintenance. We are constantly searching for improvements and efficiencies to our production process and currently are exploring alternative recycling technology at our Lowell facility.

Our extrusion facility in Springdale, Arkansas and our processing facilities in Lowell, Arkansas and Watts, Oklahoma are currently mortgaged in favor of Webster Business Credit Corporation (WBCC) pursuant to the Credit and Security Agreement dated October 30, 2015 with WBCC. See Notes 4 and 5 of the Notes to Financial Statements included in the financial supplement (the Financial Supplement) at pp. F-1 through F-22, which is attached to this Annual Report on Form 10-K (this Annual Report) and incorporated herein by reference.

 Item 3. Legal Proceedings.

AERT is involved from time to time in litigation arising in the normal course of business that is not disclosed in its filings with the SEC. In management’s opinion, the Company is not involved in any litigation that we expect to materially impact the Company’s results of operations or financial condition.

 Item 4. Mine Safety Disclosures.

Not applicable

PART II

 Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

The Company’s Class A common stock is currently quoted on the OTCQB and trades under the symbol “AERT”. As of February 28, 2017, there were 1,356 holders of record of our Class A common stock.

We have not previously paid cash dividends on our Class A common stock and there are currently restrictions with our various debt obligations and our Series E preferred stock designation that would prevent the payment of such dividends for the foreseeable future. The following table sets forth the range of high and low quarterly bid information of our Class A common stock for the years ended December 31, 2016 and 2015. These over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal 2016	High	Low
First Quarter	$0.10	$0.06
Second Quarter	0.09	0.06
Third Quarter	0.09	0.06
Fourth Quarter	0.15	0.07

Fiscal 2015	High	Low
First Quarter	$0.11	$0.07
Second Quarter	0.11	0.07
Third Quarter	0.09	0.02
Fourth Quarter	0.13	0.06

No repurchases of Class A common stock took place during 2016 or 2015.

Equity Compensation Plan Information

The following table provides information as of December 31, 2016, regarding shares outstanding and available for issuance under the Company’s equity compensation plans. No awards were made in 2016 pursuant to the Company’s 2012 Stock Incentive Plan, which was approved by security holders at the Company’s annual shareholders’ meeting on June 27, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options,warrants and rights	Weighted average exercise price of outstanding options,warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
Equity compensation plans approved by security holders	-	N/A	40,000,000
Equity compensation plans not approved by security holders	-	N/A	-
	-		40,000,000

 Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Proposed Merger

On March 16, 2017, the Company entered into an Agreement and Plan of Merger with Parent and Merger Sub, under which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, if any, and each issued and outstanding share of Preferred Stock will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, if any, in each case other than any shares of Common Stock and Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights. Consummation of the Merger is subject to satisfaction or waiver of certain customary closing conditions. The Merger is expected to close during the second quarter of 2017. See Item 9B for more information about the Merger. For the year ended December 31, 2016, the Company recognized approximately $0.4 million of transaction-related expenses, primarily for legal and financial advisory services.

2016 Summary

Results of Operations
Two-Year Comparison
 (Dollars in thousands, except share and per share data)

	December 31,
	2016	2015	% Change
Net sales	$85,347	$82,671	3.2%
Cost of goods sold	62,910	65,595	(4.1%)
% of net sales	73.7%	79.3%
Gross margin	22,437	17,076	31.4%
% of net sales	26.3%	20.7%

Selling and administrative costs	13,448	13,012	3.4%
% of net sales	15.8%	15.7%
Loss on impairment of building	2,834	-	*
(Gain) Loss from asset disposition	72	(1)	*
Operating income	6,083	4,065	49.6%
% of net sales	7.1%	4.9%

Other income and expense:
Other income	1,112	13	*
Other expense	(356)	-	*
Net interest expense	(2,870)	(3,356)	(14.5%)
Net income before income tax	3,969	722	449.7%
% of net sales	4.7%	0.9%
Income tax provision	(105)	-	*
Net income	3,864	722	435.2%
Dividends on preferred stock	(1,675)	(1,578)	6.1%
Net income (loss) applicable to common stock	$2,189	$(856)	355.7%
% of net sales	2.6%	(1.0%)

*Not meaningful as a percentage change.

Sales

Net sales for the year ended December 31, 2016 were up $2.7 million, or 3.2% from the year ended December 31, 2015. This increase was primarily due to increased ChoiceDek sales to Lowe’s and an increase in Original Equipment Manufacturer (OEM) sales.

Cost of Goods Sold and Gross Margin

Cost of goods sold decreased $2.7 million, or 4.1% for the year ended December 31, 2016 as compared to 2015. As a percentage of sales, cost of goods sold decreased 5.6 percentage points, reflecting lower labor and overhead costs resulting from new cost saving capital projects, improved manufacturing efficiencies resulting in higher yields, along with process enhancements and lower raw material and freight costs.

Selling and Administrative Costs

Selling and administrative costs for the year ended December 31, 2016 were up $0.4 million, or 3.4%, as compared to 2015. This increase resulted from increased salaries and wages, and advertising and promotional costs.

As a percentage of sales, selling and administrative costs for the year ended December 31, 2016 were 15.8% compared to 15.7% for 2015. The major components of selling and administrative costs were employee compensation, advertising and promotion, professional fees, and commissions.

Earnings

Net income was up $3.1 million for the year ended December 31, 2016 compared to the year ended December 31, 2015. This increase was primarily due to higher gross margins for the year and a net insurance recovery in 2016 of $1.1 million from the final settlement of all claims related to the 2013 fire at the Springdale plant. Offsetting this increase was a $2.8 million loss on impairment of fixed assets at our Watts, Oklahoma facility, (as discussed below under Buildings and Equipment), a $0.4 million increase in selling and administrative costs as described above, and a $0.4 million increase in other professional expenses.

Interest expense decreased $0.5 million, or 14.5%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, in part due to decreased borrowing on the WBCC revolver loan, lower PIK (payment-in-kind) interest on the H.I.G. AERT, LLC Series B note due to a payment of principal in 2015, and lower interest rates resulting from the financing agreement with WBCC.

Liquidity and Capital Resources

Liquidity refers to the liquid financial assets available to fund our business operations and pay for near-term obligations as well as unused borrowing capacity under our revolving credit facility. Our cash requirements have historically been satisfied through a combination of cash flows from operations and debt financings.

On October 30, 2015, we signed a Credit and Security Agreement (the WBCC Agreement) with Webster Business Credit Corporation (WBCC), a state banking institution organized under the laws of the State of Connecticut. The WBCC Agreement provides us with access to working capital to fund business operations, and gives the Company access to a line of credit with limits of $15.0 million between January 1 and May 31, and $8.5 million for the remainder of the year. The Company had no outstanding borrowing under the WBCC line of credit as of December 31, 2016.

 For further information regarding the WBCC Agreement, see Notes 4 and 5 of the Notes to Financial Statements included in the financial supplement (the Financial Supplement), which is attached to this Annual Report on Form 10-K (this Annual Report) and incorporated herein by reference.

 We believe that our internally generated cash from operations together with the WBCC Agreement will be sufficient to meet our cash and liquidity requirements for at least the next twelve months.

Cash Flows

Cash Flows from Operations

Cash provided by operations for the year ended December 31, 2016 was $14.7 million, an increase of $10.4 million from the year ended December 31, 2015. This increase was primarily due to a change in net income applicable to common stock of $3.0 million, a change in current assets and liabilities of $5.0 million, that was due in part to a decrease in inventory of $2.5 million compared to an increase in inventory for the year ended December 31, 2015, and asset impairment of $2.9 million.

Changes to our revenue and cost of raw materials significantly impact the Company’s liquidity. We are in the remodeling industry, which is influenced by consumer confidence and changes in housing values. Our business is subject to general economic conditions, and we cannot accurately predict cyclical economic changes or the impact on consumer buying.
We have significant customer concentration, with two customers, Lowe’s and BlueLinx representing approximately 45% and 10%, respectively, of our revenue in 2016. A loss of Lowe’s, or a major reduction in their business, would cause a significant reduction in our liquidity. We are currently working to broaden our distribution network by adding new distributors for our MoistureShield® and MoistureShield® Pro brands, which would reduce our customer concentration.

Cash Flows from Investing Activities

Cash used in investing activities during the year ended December 31, 2016 was $3.5 million compared to cash used in investing activities of $2.7 million during the year ended December 31, 2015. This change was primarily due to purchases of capital assets for a new product line and continuous improvements to air quality in our production facilities.

Cash Flows from Financing Activities

Cash used in financing activities was $9.7 million for the year ended December 31, 2016 compared to $1.6 million of cash used in financing activities for the year ended December 31, 2015. The increase was due to the repayment of the WBCC revolver loan of $7.5 million and net debt payments of $2.2 million.

Working Capital

The Company had working capital of $15.1 million at December 31, 2016, compared to working capital of $6.8 million at December 31, 2015. Although current assets decreased $0.2 million from the previous year-end, current liabilities decreased by $8.6 million from December 31, 2015. This change is primarily due to a $7.5 million decrease in outstanding borrowings under the WBCC line of credit during 2016, and a $0.8 million decrease in accrued liabilities due to the payment of employee incentives in December 2016.

Property, Plant and Equipment

The changes in our property, plant, and equipment for the year ended December 31, 2016 were due primarily to the following:

●
Construction in progress was $2.7 million in 2016 compared to $1.8 million in 2015 due to the addition of a liquid polymer coating line.
●
Buildings and leasehold improvements were $14.4 million at the end of 2016 compared to $17.1 at the end of 2015. The decrease was due to an impairment recorded for the Watts, Oklahoma facility. (See Buildings and Equipment, below).
●
Machinery and equipment increased $1.8 million for the year ended December 31, 2016, of which $0.9 million was spent on fiber storage facilities and $0.4 million was spent on dust collection equipment.

Debt

In addition to transactions with H.I.G. AERT LLC on March 18, 2011, and the obligations pledged to the WBCC Agreement, as discussed in Note 5 of the Notes to Financial Statements included in the Financial Supplement, we continue to explore financing options, including various financial assistance programs sponsored by state and federal governments.

Oklahoma Energy Program Loan

On July 14, 2010, the Company entered into a loan agreement with the Oklahoma Department of Commerce (ODOC) whereby ODOC agreed to a 15-year, $3.0 million loan to AERT at a fixed interest rate of 3.0% (the ODOC Loan). The ODOC Loan was made pursuant to the American Recovery and Reinvestment Act State Energy Program for the State of Oklahoma award number 14215 SSEP09, and funded the second phase of AERTís recycling facility in Watts, Oklahoma. The balance on the ODOC Loan at December 31, 2016 was $2.2 million.

Webster Business Credit Corporation

On October 30, 2015, AERT entered into the WBCC Agreement, which includes the WBCC revolver loan, a $5.5 million machinery and equipment loan (WBCC M&E Loan), a $7.2 million real estate loan (WBCC RE Loan), a $1.5 million asset-based loan (WBCC Term Loan) and a prospective $1.2 million capital expenditure loan (WBCC CAPEX Loan).

The purpose of the WBCC Agreement was to refinance a portion of the Company’s senior and subordinated debt, to cover the costs and expenses associated with the loan transactions and to provide working capital to fund business operations. The WBCC Agreement expires on October 30, 2020. The WBCC Agreement requires that WBCC hold a senior security interest on the majority of AERT’s property, plant, equipment and real estate.

Payments on the principal portion of the WBCC M&E Loan, WBCC RE Loan and WBCC Term Loan commenced on December 1, 2015 and will be made in 60 equal monthly installments of $0.12 million plus interest. The final installment of $7.0 million is due and payable on October 30, 2020.

AERT borrows under the WBCC Agreement at the domestic base rate, which at December 31, 2016 was 3.75% plus an applicable margin. At its option, the Company may convert any of the loans under the WBCC Agreement to a LIBOR rate plus an applicable margin loan. Domestic base rate conversions to LIBOR rate loans must be made in minimum increments of $250,000. For further information, See Note 4 and 5 of the Notes to the Financial Statements included in the Financial Supplement.

H.I.G. Long Term Debt

In 2011, we consummated related recapitalization transactions with H.I.G. AERT, LLC (H.I.G.), an affiliate of H.I.G. Capital L.L.C. H.I.G. exchanged secured debt in us for a combination of new debt (Series A Note and Series B Note issued pursuant to that certain Credit Agreement dated March 18, 2011, between us, H.I.G. Capital L.L.C., the lending party and H.I.G. as administrative agent (Credit Agreement), and equity. As a result, H.I.G. owns approximately 85% of our outstanding common equity securities on a fully diluted, as converted basis.

The Credit Agreement contains provisions requiring mandatory payments upon the Series A Note and Series B Note equal to 50% of our “Excess Cash Flow” (as defined in the Credit Agreement) and equal to 100% of proceeds from most non-ordinary course asset dispositions, additional debt issuances or equity issuances (subject to certain exceptions in each case or as H.I.G. otherwise agrees), and contains covenant restrictions on the incurrence of additional debt, liens, leases or equity issuances.

The Series A Note matures on April 30, 2021 (as amended by the Fourth Amendment to the Credit Agreement), and currently bears cash interest at 4.0% per annum and payment in kind (PIK) interest of 3.25% per annum. Payment of cash interest, however, has been waived until March 31, 2017, and, in lieu of such cash interest, PIK interest is accrued and added to the principal of the Series A Note quarterly.

The Series B Note matures on April 30, 2021 (as amended by the Fourth Amendment to the Credit Agreement), and, at our option, either (i) currently bears cash interest at 10.0% per annum or (ii) bears cash interest at 4.0% per annum and PIK interest equal to 5.25% per annum and added to the outstanding principal amount of the Series B Note. The Series B Note ranks equally to the Series A Note. Payment of cash interest has been waived until March 31, 2017, and, in lieu of such cash interest, PIK interest is accrued and added to the principal of the Series B Note quarterly. On October 30, 2015, we used some of the proceeds received from the loans under the WBCC Agreement to make an $11.0 million payment on the Series B Note. For further information, see Note 5 of the Notes to the Financial Statements included in the Financial Supplement.

Debt Covenants

The Company is subject to customary covenants included in the credit agreements with H.I.G. AERT LLC (the Credit Agreement) and the WBCC Agreement. Both agreements provide for a fixed charge coverage ratio (FCCR), and an annual limitation on capital expenditures. The H.I.G. AERT LLC agreement provides for a leverage ratio and a minimum consolidated EBITDA (earnings before interest, taxes, depreciation and amortization). As of December 31, 2016, we were in compliance with all of the covenants under both Credit Agreements.

On December 31, 2016, H.I.G. AERT LLC, the holder of all of the issued and outstanding shares of our Series E preferred stock, waived the events of default under the Credit Agreement resulting from AERT failing to pay the required cash interest on the Series A and B notes, as discussed above. In addition, on December 31, 2016, H.I.G. AERT LLC waived its right to deliver a triggering event redemption notice on the Series E preferred stock solely as a result of the specified events of default.

Pursuant to the terms of the Merger Agreement, all of the Company's outstanding indebtedness under the ODOC Loan, the WBCC Agreement and the Credit Agreement (including the indebtedness under the Series A Note and the Series B Note) will be repaid in connection with the consummation of the Merger.

Off Balance-Sheet Arrangements

As of the date of this Annual Report, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported on our financial statements. The estimates made in applying the accounting policies described below are material to the financial statements and notes thereto due to the level of judgment involved in arriving at those estimates.

Accounts Receivable

Trade accounts receivable are stated at the amount management expects to collect from outstanding balances. Payments of accounts receivable are allocated to the specific invoices identified on the customer’s remittance advice. Accounts receivable are carried at the original invoice amount less an estimated reserve. Management reviews all overdue accounts receivable balances and estimates the portion, if any, of the balance that may not be collected and provides an allowance. Balances that remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction in trade accounts receivable. Recoveries of trade receivables previously written off are recorded when received.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market, which provides reasonable assurance that inventory values are presented at their current utility. Material, labor, and factory overhead necessary to produce the inventories are included in cost.

Buildings and Equipment

Property additions and betterments include capitalized interest and acquisition, construction and administrative costs allocable to construction projects and property purchases. The depreciation of buildings and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Gains or losses on sales or other dispositions of property are credited or charged to income in the period incurred. Repairs and maintenance costs are charged to income in the period incurred, unless it is determined that the useful life of the respective asset has been extended.

For purposes of testing impairment, we group our long-lived assets at the same level for which there are identifiable cash flows independent of other asset groups. Currently, there is only one level of aggregation for our assets. We also periodically review the lives assigned to our assets to ensure that our initial estimates do not exceed any revised estimated periods from which we expect to realize cash flows from the asset. If a change were to occur in any of the above-mentioned factors or estimates, the likelihood of a material change in our reported results would increase.
Recoverability of assets to be held and used in operations is measured by a comparison of the carrying amount of our assets to the undiscounted future net cash flows expected to be generated by the assets. The factors used to evaluate the future net cash flows, while reasonable, require a high degree of judgment and the results could vary if the actual results are materially different than the forecasts. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.
Buildings and equipment are stated at cost and depreciated over the estimated useful life of each asset using the straight-line method. Estimated useful lives are: buildings — 15 to 30 years, leasehold improvements — 2 to 6 years, and machinery and equipment — 3 to 10 years.

We assess the impairment of long-lived assets, consisting of property, plant, and equipment, whenever events or circumstances indicate that the carrying value may not be recoverable. Examples of such events or circumstances include:
●
an asset group's inability to continue to generate income from operations and positive cash flow in future periods;
●
loss of legal ownership or title to an asset;
●
significant changes in our strategic business objectives and utilization of the asset(s); and
●
the impact of significant negative industry or economic trends.

During 2016, management evaluated the economics of increasing the recycling capacity at the Lowell plant as a means of consolidating all plastic recycling operations at the facility. This evaluation, consisting of a series of tests, was completed in the fourth quarter of 2016. We evaluated the results and management decided to move production from our Watts, Oklahoma facility to the Lowell facility in 2017. As of the filling date for this Form 10-K, there have been no changes to our manufacturing process as it relates to the Watts facility.

However, future plans involve temporarily idling the Watts facility, at which time we will segregate the land and building on the balance sheet. Should we determine the period of idleness to be more than temporary, we will transfer the land and building to other assets and cease depreciation in accordance with ASC 320. In addition, the significant change in operations at Watts may impact compliance with covenants on the associated debt obtained in the construction of the facility, which may render that debt due and payable upon the facility becoming idle. Such debt is expected to be repaid in full pursuant to the terms of the Merger Agreement.

As a result of the anticipated change in usage of the Watts land and buildings, management determined it necessary to assess the associated assets for impairment. We performed a recoverability test for those assets and determined that impairment of the building was necessary. We estimated the current fair value of the facility using the cost approach which resulted in a charge of $2.8 million being recognized during the fourth quarter of 2016.

Revenue Recognition

The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, shipment has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. The Company typically recognizes revenue at the time product is shipped or when segregated and billed under a bill and hold arrangement. For sales to Lowe’s, we recognize revenue when the product is delivered to Lowe’s in accordance with their agreement.

Estimates of expected sales discounts are calculated by applying the appropriate sales discount rate to all unpaid invoices that are eligible for the discount. The Company’s sales prices are determinable given that the Company’s sales discount rates are fixed and given the predictability with which customers take sales discounts.

Uncertainties, Issues and Risks

An investment in our securities involves a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following factors that could adversely affect our business and results of operations, among others, and seek professional advice. There are many factors that could adversely affect our business and results of operations. These factors include, but are not limited to, general economic conditions, decline in demand for our products, business or industry changes, critical accounting policies, government rules and regulations, environmental concerns, litigation, new products / product transition, product obsolescence, competition, acts of war, terrorism, public health issues, concentration of customer base, loss of a significant customer, availability of raw material (plastic) at a reasonable price, management's failure to execute effectively, manufacturing inefficiencies, high scrap rates, inability to obtain adequate financing (i.e. working capital), equipment breakdowns, low stock price, and fluctuations in quarterly performance.

Forward-looking Information

In addition, this Annual Report contains certain estimates, predictions, projections and other “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve various risks and uncertainties. Such forward-looking statements, which are often identified by words such as “believes”, “anticipates”, “expects”, “estimates”, “should”, “may”, “will” and similar expressions, represent our expectations or beliefs concerning future events. Numerous assumptions, risks, and uncertainties could cause actual results to differ materially from the results discussed in the forward-looking statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect management's current judgment regarding the direction of the business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect the sales volumes, growth strategies, future profitability and operating results, the pending Merger, or that otherwise could cause actual results to differ materially from those expressed in any forward-looking statement include the following: market, political or other forces affecting the pricing and availability of plastics and other raw materials; accidents or other unscheduled shutdowns affecting us, our suppliers' or our customers' plants, machinery, or equipment; competition from products and services offered by other enterprises; our ability to refinance short-term indebtedness; state and federal environmental, economic, safety and other policies and regulations, any changes therein, and any legalor regulatory delays or other factors beyond our control; execution of planned capital projects; weather conditions affecting our operations or the areas in which our products are marketed; adverse rulings, judgments, or settlements in litigation or other legal matters;the timing and ability to complete the Merger; the outcome of legal and regulatory proceedings that may be instituted following the announcement of our entering into the Merger Agreement; risks that the Merger disrupts current plans and operations including potential impairments to our ability to retain and motivate key personnel; the diversion of management's attention from ongoing business operations and opportunities as a result of the Merger;and the amounts of costs, fees, and expenses relating to the Merger. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Prospective investors in our securities should carefully consider the information contained herein or in the documents incorporated herein by reference.

The foregoing discussion contains certain estimates, predictions, projections and other forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) that involve various risks and uncertainties.

 Item 8. Financial Statements and Supplementary Data.

The financial statements required by this item appear in the Financial Supplement, which is attached hereto and incorporated herein by reference.

 Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

 Item 9A. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our Chief Executive Officer, Timothy D. Morrison, who is our principal executive officer, and our Chief Financial Officer, J. R. Brian Hanna, who is our principal financial and accounting officer, have reviewed and evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the Exchange Act)) as of December 31, 2016. Based upon this evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that, as of December 31, 2016, the end of the period covered by this report, our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by AERT in the reports that it files or submits under the Exchange Act and are effective in ensuring that information required to be disclosed by AERT in such reports is accumulated and communicated to AERT’s management, including AERT’s Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2016, using the criteria issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based on that evaluation, management believes that our internal control over financial reporting was effective as of December 31, 2016.

This annual report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by its registered public accounting firm pursuant to rules of the SEC that permit it to provide only management’s report in this annual report.

Changes in Internal Control over Financial Reporting

During the fourth quarter ended December 31, 2016, there have been no changes in our internal controls over financial reporting that have materially affected, or that are reasonably likely to materially affect, our internal control over financial reporting.

 Item 9B. Other Information.

Entry into Agreement and Plan of Merger and Stockholder Written Consent

On March 16, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement), by and among the Company, Oldcastle Architectural, Inc., a Delaware corporation (Parent), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (Merger Sub). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, upon consummation of the Merger, Merger Sub will merge with and into the Company (the Merger), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. The Merger is expected to close during the second quarter of 2017.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of Common Stock will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, if any, and each issued and outstanding share of Preferred Stock will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, if any, in each case other than any shares of Common Stock and Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights.

In connection with the execution of the Merger Agreement, H.I.G. AERT, LLC (the Preferred Stockholder), holder of all of the issued and outstanding shares of Preferred Stock, and holder of approximately 85% of the voting power of the issued and outstanding shares of the Company's stock, delivered a written consent (a form of which is attached to the Merger Agreement as Exhibit C) (the Written Consent) adopting the Merger Agreement subject to a right to withdraw such consent if the Company's Board of Directors (the Board) takes certain actions, including (i) withholding, withdrawing or rescinding (or modifying or qualifying in a manner adverse to Parent or Merger Sub), its recommendation of the Merger; (ii) adopting, approving or recommending, or publicly proposing to adopt, approve or recommend, any Acquisition Proposal (as defined below) involving the Company; and (iii) making any public statement inconsistent with its recommendation of the Merger. No further approval of the stockholders of the Company is required to adopt the Merger Agreement or approve the Merger. The Company will file with the SEC as promptly as reasonably practicable, and mail to its stockholders, an information statement describing the Merger Agreement and the transactions contemplated thereby, including the Merger.

Under the Merger Agreement, consummation of the Merger is subject to satisfaction or waiver of certain customary closing conditions, including, among others: (i) the absence of any order, preliminary or permanent injunction or other judgment, order or decree issued by a court or other legal restraint or prohibition that prohibits or makes illegal the consummation of the Merger; (ii) subject to certain materiality exceptions, the accuracy of the partiesí respective representations and warranties and compliance with the partiesí respective covenants; (iii) the receipt of certain consents, waivers and approvals of governmental entities required to be obtained in connection with the Merger Agreement; and (iv) the information statement to be filed by the Company with the SEC in connection with the Merger shall have been cleared by the SEC and shall have been mailed to stockholders of the Company (in accordance with Regulation 14C under the Securities Exchange Act of 1934, as amended) at least 20 days prior to the closing.

Subject to certain exceptions, the Merger Agreement prohibits the Company and its directors, officers, employees and other representatives from, among other things, directly or indirectly soliciting, initiating, endorsing, encouraging or facilitating any inquiry, proposal or offer that is reasonably likely to lead to an unsolicited takeover proposal from a third party (an Acquisition Proposal). Notwithstanding the foregoing, the Merger Agreement provides that the Company may, prior to the date that is 30 calendar days after the date of the Merger Agreement (the Window Shop Date), subject to the terms and conditions set forth in the Merger Agreement, furnish information to, and engage in discussions and negotiations with, a third party that makes an Acquisition Proposal, in each case, if (i) the Company or any of its representatives receives an unsolicited bona fide written Acquisition Proposal, and (ii) the Board determines in good faith that such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement) and that the failure to do so would be inconsistent with the directorsí fiduciary duties to the stockholders of the Company. The Merger Agreement also contains a “fiduciary-out” provision that provides that, in the event that the Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal and the Company complies with certain notice and other conditions set forth in the Merger Agreement (including providing Parent with a four-day period to improve the terms of the Merger Agreement to obviate the need to consider the Superior Proposal), the Company may, prior the Window Shop Date, terminate the Merger Agreement to accept such Superior Proposal. In such event, the Company must pay Parent a termination fee of approximately $4.7 million (the Termination Fee) substantially contemporaneously with such termination. The Merger Agreement also provides that at any time prior to the Window Shop Date, the Board may make an Adverse Recommendation Change (as defined in the Merger Agreement) to accept such Superior Proposal. In such event, the Parent may terminate the Merger Agreement and the Company must pay Parent the Termination Fee.

The Merger Agreement contains certain provisions giving each of Parent and the Company rights to terminate the Merger Agreement under certain circumstances. Upon termination of the Merger Agreement, under specified circumstances (including those described above), the Company will be required to pay Parent the Termination Fee. Upon termination of the Merger Agreement, under certain other specified circumstances, the Parent will be required to pay the Company a reverse termination fee of approximately $7.0 million.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Merger Sub. Among other things, the Company has agreed to conduct its business in the ordinary course of business consistent with past practice in all material respects until the Merger is consummated.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.3, and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company's public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Parent or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

On March 17, 2017, the Company issued a press release announcing that it has entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Amendment to the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock

On March 16, 2017, the Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company (the Certificate of Designations) was amended to add a provision which states that in the event of a Fundamental Transaction (as defined in the Certificate of Designations) with respect to the Company (including a merger transaction whereby the Company would merge with or into any other person) on or before August 1, 2017, the conversion rate per share of Series E Convertible Preferred Stock would be a fixed number of 19,152.27 per such Preferred Share. The foregoing description of the amended Certificate of Designations does not purport to be complete and is subject to and qualified in its entirety by reference to the amendment to the Certificate of Designations, a copy of which is attached hereto as Exhibit 4.2, and the terms of which are incorporated herein by reference.

Amendment to the Bylaws

On March 16, 2017, the Board adopted an amendment to the Company's Bylaws to add a new forum selection provision which provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim against the Company or its directors, officers or employees arising pursuant to any provision of the Bylaws, the Certificate of Incorporation of the Company, or the General Corporation Law of the State of Delaware, (iv) any action asserting a claim against the Company or its directors, officers or employees governed by the internal affairs doctrine, or (v) any action to interpret, apply, enforce or determine the validity of the Bylaws or the Certificate of Incorporation of the Company, subject in each case to certain exceptions as set forth in the Bylaws. The provision further provides that any person or entity purchasing or otherwise acquiring any interest in the shares of the capital stock of the Company shall be deemed to have notice of and consented to such provision.

The foregoing description of the amendment to the Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the amendment to the Bylaws, a copy of which is attached hereto as Exhibit 3.3, and the terms of which are incorporated herein by reference.

Transaction Bonuses

On January 5, 2017, the Advanced Environmental Recycling Technologies, Inc. Key Employee Incentive Plan for Transaction Bonuses (the Transaction Bonus Plan) was amended to modify the bonus allocation percentages of participants in the Transaction Bonus Plan. On March 16, 2017, in connection with the Merger, the Transaction BonusPlan was amended and restated to include a provision which provides that participants in the Transaction Bonus Plan shall forfeit a certain portion of their bonus amount in the event participants violate certain Restrictive Covenants (as defined in the Transaction Bonus Plan) in their employment agreements with Parent, as applicable, which employment agreements are contingent on, and effective upon, the consummation of the Merger. The portion of the bonus that is subject to forfeiture by a participant is calculated as follows: (i) the entire bonus if the violation occurs prior to the 60th day following a Transaction (as defined in the Transaction Bonus Plan); (ii) two-thirds of the bonus if the violation occurs on or after the 60th day following a Transaction and before the termination of the participantís employment with the Company; and (iii) two-thirds of the bonus, multiplied by a fraction, the numerator of which is the number of full or partial months remaining in the participantís covenant not to compete at the time of the violation and the denominator of which is the total number of months post-termination of employment in the participantís covenant not to compete, if the violation occurs after the 60th day following a Transaction and after the participantís termination of employment with the Company.

In connection with the consummation of the Merger, certain of our executive officers will receive transaction bonuses pursuant to the terms of the Transaction Bonus Plan. Pursuant to the terms of the Transaction Bonus Plan, certain members of the Company's management are entitled to cash bonuses upon the consummation of a qualifying transaction, half payable within ten business days after the consummation of such transaction, subject to their continued employment on such payment date, and half payable within the ten-day period beginning 60 days following the consummation of such transaction, subject to either (i) their continued employment on such 60th day following the consummation of the transaction or (ii) termination of their employment by the Company (or a successor in the transaction) without Cause (as defined in the Transaction Bonus Plan) after the consummation of the transaction. The total bonus pool amount for such bonuses is based on the Enterprise Value (as defined in the Transaction Bonus Plan) of the transaction and is calculated as follows: (i) no bonus pool amount for a transaction with an Enterprise Value below $65 million; (ii) a bonus pool amount of $2 million for a transaction with an Enterprise Value equal to or greater than $65 million; and (iii) a bonus pool amount of $2 million plus 10% of the incremental portion of the Enterprise Value in excess of $65 million for a transaction with an Enterprise Value above $65 million. Upon consummation of the Merger, each of Timothy D. Morrison (Chief Executive Officer), J.R. Brian Hanna (Chief Financial Officer) and Randall D. Gottlieb (President) will be entitled to receive transaction bonuses of approximately $1.9 million, $1.1 million, and $1.1 million, respectively, pursuant to the Transaction Bonus Plan.

The foregoing description of the Transaction Bonus Plan does not purport to be complete and is subject to and qualified in its entirety by reference to Transaction Bonus Plan, a copy of which is attached hereto as Exhibit 10.27, and the terms of which are incorporated herein by reference.

Departure of Director

On October 28, 2016, Brian James resigned from his position as a director of the Company.  Mr. James resignation as a director of the Company was in connection with his resignation from an affiliate of H.I.G. AERT, LLC, which appointed Mr. James to the Company's board of directors, and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Additional Information and Where to Find It

The Company will prepare an information statement for its stockholders containing the information with respect to the Merger specified in Schedule 14C promulgated under the Exchange Act and describing the proposed Merger. When completed, a definitive information statement will be mailed to the Company's stockholders. Stockholders are urged to carefully read the information statement regarding the proposed Merger and any other relevant documents in their entirety when they become available because they will contain important information about the proposed Merger. You may obtain copies of all documents filed with the SEC regarding the proposed Merger, free of charge, at the SEC's website, http://www.sec.gov, or on the Investor Relations section of the Company's website (www.aert.com), or by directing a request to the Company by mail or telephone to 914 N. Jefferson Street, Springdale, Arkansas, 72764, Attention: Investor Relations, (479) 203-5084.

PART III

 Item 10. Directors, Executive Officers and Corporate Governance.

The information required by this Item 10 is incorporated herein by reference to the information set forth in the Company's definitive proxy statement for its 2017 annual meeting of stockholders which we expect to be filed within 120 days after the end of our last fiscal year (2017 Proxy Statement).

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all our officers, directors and employees. Our Code of Business Conduct and Ethics is available free of charge on the Company’s corporate governance website: http://www.aert.com/corporate-goveranace/. We intend to satisfy the disclosure requirements of Form 8-K regarding any amendment to, or a waiver from, any provision of our Code of Business Conduct and Ethics by posting such amendment or waiver on our website.

 Item 11. Executive Compensation.

The information required by this Item 11 is incorporated herein by reference to the information set forth in the 2017 Proxy Statement.

 Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The information required by this Item 12 is incorporated herein by reference to the information set forth in the 2017 Proxy Statement. In addition, disclosure regarding equity compensation plan information in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities” of Part II of this report is herein incorporated by reference.

 Item 13. Certain Relationships and Related Transactions, and Director Independence.

The information required by this Item 13 is incorporated herein by reference to the information set forth in the 2017 Proxy Statement.

 Item 14. Principal Accounting Fees and Services.

The information required by Item 14 is incorporated herein by reference to the information set forth in the 2017 Proxy Statement.

 PART IV

 Item 15. Exhibits and Financial Statement Schedules.

The Financial Statements included in the Financial Supplement and listed in the accompanying Index to Financial Statements and the Report of Independent Registered Public Accounting Firm thereof are filed as part of this report and the Financial Supplement is hereby incorporated by reference. All schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

The exhibits listed in the accompanying Index to Exhibits are filed or incorporated by reference as part of this report and such Index is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL
RECYCLING TECHNOLOGIES, INC.

/s/ TIMOTHY D. MORRISON
Timothy D. Morrison,
Chief Executive Officer and Chairman of the Board
Principal Executive Officer

/s/ J. R. BRIAN HANNA
J. R. Brian Hanna,
Chief Financial Officer and Principal Accounting Officer

Date: March 17, 2017

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, The undersigned directors and officers of Advanced Environmental Recycling Technologies, Inc. hereby constitute and appoint Timothy D. Morrison our true and lawful attorney-in-fact and agent with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this report on Form 10-K to be filed with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact and agent shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY D. MORRISON	Chairman	March 17, 2017
Timothy D. Morrison

/s/ RANDALL D. GOTTLIEB	President and Director	March 17, 2017
Randall D. Gottlieb

/s/BOBBY J. SHETH	Secretary and Director	March 17, 2017
Bobby J. Sheth

/s/ MICHAEL R. PHILLIPS	Director	March 17, 2017
Michael R. Phillips

/s/ TODD J. OFENLOCH	Director	March 17, 2017
Todd J. Ofenloch

/s/ VERNON J. RICHARDSON	Director	March 17, 2017
Vernon J. Richardson

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

 INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets	F-3 to F-4
Statements of Operations	F-5
Statements of Stockholders’ Deficit	F-6
Statements of Cash Flows	F-7
Notes to Financial Statements	F-8 to F-23

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Advanced Environmental Recycling Technologies, Inc.

We have audited the accompanying balance sheets of Advanced Environmental Recycling Technologies, Inc. as of December 31, 2016 and 2015, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Environmental Recycling Technologies, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 12 to the financial statements, subsequent to December 31, 2016, the Company entered into an Agreement and Plan of Merger. Our opinion is not modified with respect to this matter.

/s/ HoganTaylor LLP
Fayetteville, Arkansas
March 17, 2017

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

BALANCE SHEETS
(In thousands except share and per share data)

	December 31,	December 31,
	2016	2015
Assets		(as adjusted)
Current assets:
Cash	$1,733	$216
Trade accounts receivable, net of allowance of $200 at December 31, 2016
and $239 at December 31, 2015	4,925	4,352
Accounts receivable - related party	-	26
Inventories	18,455	20,968
Prepaid expenses	1,630	1,412
Total current assets	26,743	26,974

Land, buildings and equipment:
Land	2,164	2,220
Buildings and leasehold improvements	14,444	17,071
Machinery and equipment	56,310	54,493
Construction in progress	2,701	1,753
Total land, buildings and equipment	75,619	75,537
Less accumulated depreciation	52,263	47,990
Net land, buildings and equipment	23,356	27,547

Other assets:
Debt issuance costs, net of accumulated amortization
of $102 at December 31, 2016 and $14 at December 31, 2015	335	420
Other assets	374	379
Total other assets	709	799
Total assets	$50,808	$55,320

The accompanying notes are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

BALANCE SHEETS
(In thousands except share and per share data)
(Continued)

	December 31,	December 31,
	2016	2015
		(as adjusted)
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable – trade	$5,944	$6,190
Accounts payable – related parties	29	29
Current maturities of long-term debt	2,022	2,046
Other accrued liabilities	3,623	4,438
Working capital line of credit	-	7,503
Total current liabilities	11,618	20,206

Long-term debt, less current maturities	36,992	37,020
Less unamortizezd debt issuance costs	489	729
Total Long-term debt less unamortized debt issuance costs
and current maturities	36,503	36,291

Commitments and Contingencies (See Note 10)

Series E cumulative convertible preferred stock, $0.01 par value; 30,000 shares authorized, 20,524 shares issued and outstanding at December 31, 2016 and 2015, including accrued unpaid dividends of $8,449 and $6,774 at
December 31, 2016 and 2015, respectively	28,973	27,298

Stockholders' deficit:
Class A common stock, $.01 par value; 525,000,000 shares authorized;
89,631,162 shares issued and outstanding at December 31, 2016 and
2015, respectively	897	897

Additional paid-in capital	53,660	53,660
Accumulated deficit	(80,843)	(83,032)
Total stockholders' deficit	(26,286)	(28,475)
Total liabilities and stockholders' deficit	$50,808	$55,320

The accompanying notes are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS
 (in thousands, except share and per share data)

	Year Ended
	December 31,	December 31,
	2016	2015
Net sales	$85,347	$82,671
Cost of goods sold	62,910	65,595
Gross margin	22,437	17,076

Selling and administrative costs	13,448	13,012
Loss on impairment of building	2,834	-
(Gain) Loss from asset disposition	72	(1)

Operating income	6,083	4,065

Other income and expenses:
Other income	1,112	13
Other expense	(356)	-
Net interest expense	(2,870)	(3,356)
Net income before income tax	3,969	722
Income tax provision	(105)	-
Net income	3,864	722
Dividends on preferred stock	(1,675)	(1,578)
Net income (loss) applicable to common stock	$2,189	$(856)

Gain (loss) per share of common stock (basic and diluted)	$0.00	$(0.01)

Weighted average common shares outstanding (basic and diluted)	463,763,755	89,631,162

The accompanying notes are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands, except share data)

			Additional
	Class A Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance - December 31, 2014	89,631,162	$897	$53,660	$(82,176)	$(27,619)
Net loss applicable to common stock	-	-	-	(856)	(856)
Balance - December 31, 2015	89,631,162	$897	$53,660	$(83,032)	$(28,475)
Net income applicable to common stock	-	-	-	2,189	2,189
Balance - December 31, 2016	89,631,162	$897	$53,660	$(80,843)	$(26,286)

The accompanying notes are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS
(In thousands, except share and per share data)
	Year Ended
	December 31,	December 31,
	2016	2015
Cash flows from operating activities:
Net income (loss) applicable to common stock	$2,189	$(856)
Adjustments to reconcile net loss to net cash provided
by operating activities:
Depreciation and amortization	5,263	5,043
Dividends on preferred stock	1,675	1,578
Accrued interest converted to long-term debt	1,767	2,623
Loss on impairment of building	2,834	-
(Gain) loss from fixed asset disposition	72	(1)
Change in accounts receivable allowance	(39)	191
Changes in other assets	211	-
Changes in other current assets and current liabilities	727	(4,251)
Net cash provided by operating activities	14,699	4,327

Cash flows from investing activities:
Purchases of land, buildings and equipment	(3,555)	(2,662)
Proceeds from disposition of equipment	71	4
Net cash used in investing activities	(3,484)	(2,658)

Cash flows from financing activities:
Proceeds from the issuance of notes	-	13,157
Payments on notes	(2,194)	(18,593)
Net borrowing (payments) on line of credit	(7,504)	3,878
Debt issuance costs	-	(7)
Net cash used in financing activities	(9,698)	(1,565)

Increase in cash	1,517	104
Cash, beginning of period	216	112
Cash, end of period	$1,733	$216

The accompanying notes are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1: Description of the Company

Advanced Environmental Recycling Technologies, Inc. (the Company, AERT, we, our or us), founded in 1988, recycles polyethylene plastic and develops, manufactures, and markets composite building materials that are used in place of traditional wood or plastic products for exterior applications in building and remodeling homes and for certain other industrial or commercial building purposes. The Company’s products are made primarily from approximately equal amounts of waste wood fiber, which have been cleaned, sized and reprocessed, and recycled polyethylene plastics that have been cleaned, processed, and reformulated utilizing our patented and proprietary technologies. Our products have been extensively tested, and are sold by leading companies such as Lowe’s Companies, Inc. (Lowe’s), BlueLinx Corp. (BlueLinx), Cedar Creek LLC (Cedar Creek), and CanWel Building Materials Ltd. (CanWel), our Canadian distributor for Lowe’s Canada. The Company’s products are primarily used in renovation and remodeling by consumers, homebuilders, and contractors as an exterior environmentally responsible building alternative for decking, railing, and trim products.

AERT currently manufactures all of our composite products at extrusion facilities in Springdale, Arkansas, and we operate a plastic recycling, blending and storage facility in Lowell, Arkansas, where we also lease warehouses and land for inventory storage. We currently operate a plastic recycling, cleaning and reformulation facility in Watts, Oklahoma where we clean, reformulate, and recycle polyethylene plastic scrap as a means to reduce the Company’s costs of recycled plastics.

Note 2: Summary of Significant Accounting Policies

Revenue Recognition

The Company recognizes revenue when the title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, shipment has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. The Company typically recognizes revenue at the time product is shipped or when segregated and billed under a bill and hold arrangement. For sales to Lowe’s, we recognize revenue when the product is delivered to Lowe’s in accordance with their agreement. The following table sets forth the amount of discounts, rebates and returns for the periods indicated (in thousands):

Year ended December 31,
2016	2015
$3,515	$4,104

Estimates of expected sales discounts are calculated by applying the appropriate sales discount rate to all unpaid invoices that are eligible for the discount. The Company’s sales prices are determinable given that the Company’s sales discount rates are fixed and given the predictability with which customers take sales discounts.

Shipping and Handling

The Company records shipping fees billed to customers in net sales and records the related expenses in cost of goods sold.

Operating Costs

The cost of goods sold line item in the Company’s statements of operations includes costs associated with the manufacture of our products, such as labor, depreciation, repairs and maintenance, utilities, leases, and raw materials, including the costs of raw material delivery, warehousing and other distribution related costs. The selling and administrative costs line item in the Company’s statements of operations includes costs associated with sales, marketing, and support activities like accounting and information technology. The types of costs incurred in those areas include labor, advertising, travel, commissions, outside professional services, leases, and depreciation.

Statements of Cash Flows

In order to determine net cash provided by (used in) operating activities, net income (loss) has been adjusted by, among other things, changes in current assets and current liabilities, excluding changes in cash, current maturities of long-term debt and current notes payable. Those changes, shown as an (increase) decrease in current assets and an increase (decrease) in current liabilities, are as follows (in thousands):

	Year Ended
	December 31,
	2016	2015
Receivables	$(506)	$(193)
Inventories	2,513	(6,652)
Prepaid expenses	(218)	390
Accounts payable	(247)	1,631
Accrued liabilities	$(815)	$573
Change in current assets and liabilities	$727	$(4,251)
Cash paid for interest.	$756	$729
Cash paid for income taxes	$-	-

Supplemental Disclosures of Non-Cash Investing and Financing Activities (in thousands)
	Year ended
	December 31,	December 31,
	2016	2015
Notes payable for financing manufacturing equipment	$375	$2,322
Notes payable for financing insurance policies	$-	$817
Notes payable for debt issuance costs	$-	$1,119

Buildings and Equipment

Buildings and equipment are stated at cost and depreciated over the estimated useful life of each asset using the straight-line method. Estimated useful lives are: buildings — 15 to 30 years, leasehold improvements — 2 to 6 years, and machinery and equipment — 3 to 10 years. Depreciation expense recognized by the Company for each of the years ended December 31, 2016 and 2015 was $4.9 million and $4.7 million, respectively. Assets under capital leases are reported in buildings and equipment and office equipment and amortized over the shorter of the primary lease term or estimated future lives.

Gains or losses on sales or other dispositions of property are credited or charged to income in the period incurred. Repairs and maintenance costs are charged to income in the period incurred, unless it is determined that the useful life of the respective asset has been extended. Interest costs incurred during periods of construction of facilities are capitalized as part of the project cost. There was no capitalized interest for the years ended December 31, 2016 and 2015.

The Company assesses the recoverability of its investment in long-lived assets to be held and used in operations whenever events or circumstances indicate that their carrying amounts may not be recoverable. Such assessment requires that the future cash flows associated with the long-lived assets be estimated over their remaining useful lives. An impairment loss may be required when the future cash flows are less than the carrying value of such assets.

During 2016, management evaluated the economics of increasing the recycling capacity at the Lowell plant as a means of consolidating all plastic recycling operations at the facility. This evaluation, consisting of a series of tests, was completed in the fourth quarter of 2016. We evaluated the results and management decided to move production from our Watts, Oklahoma facility to the Lowell facility in 2017. As of the filing date of this Form 10-K, there have been no changes to our manufacturing process as it relates to the Watts facility.

However, future plans involve temporarily idling the Watts facility, at which time we will segregate the land and building on the balance sheet. Should we determine the period of idleness to be more than temporary, we will transfer the land and building to other assets and cease depreciation in accordance with ASC 320. In addition, the significant change in operations at Watts may impact compliance with covenants on the associated debt obtained in the construction of the facility, which may render that debt due and payable upon the facility becoming idle. Such debt is expected to be repaid in full pursuant to the terms of the Merger Agreement (as defined in Note 12).

As a result of the anticipated change in usage of the Watts land and building, management determined it necessary to assess the associated assets for impairment. We performed a recoverability test for those assets and determined that impairment of the building was necessary. We estimated the current fair value of the facility using the cost approach which resulted in a charge of $2.8 million being recognized during the fourth quarter of 2016.

Inventories

Inventories are stated at the lower of cost (first-in, first-out method) or market. Material, labor, and factory overhead necessary to produce the inventories are included in cost. Inventories consisted of the following at December 31 (in thousands):

	2016	2015
Raw materials	$4,873	$5,541
Work in progress	2,032	1,979
Finished goods.	11,550	13,448
	$18,455	$20,968

Reclassification

We adopted Accounting Standards Update (ASU) 2015-03, Interest–Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs during the first quarter of 2016. Accordingly, we have reclassified unamortized debt issuance costs between current and long-term debt based on guidance in ASU 2015-03, that allowed LOC fees to stay in other assets, and have restated our long-term obligations in our previously reported balance sheet as of December 31, 2015, as follows (in thousands):

	As presented December 31, 2015	Reclassification	As adjusted December 31, 2015
Other Assets - Debt issuance costs, net
of accumulated amortization	$1,149	$(729)	$420
Long-term debt, less unamortized debt
issuance costs and current maturities	$37,020	$(729)	$36,291

Accounts Receivable

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment within thirty days from the invoice date. Trade accounts are stated at the amount management expects to collect from outstanding balances. Payments of accounts receivable are allocated to the specific invoices identified on the customers’ remittance advice.

Accounts receivable are carried at original invoice amounts less an estimated reserve provided for returns and discounts based on a review of historical rates of returns and expected discounts. The carrying amount of accounts receivable is reduced, if needed, by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all overdue accounts receivable balances and, based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance account based on its assessment of the current status of the individual accounts. Balances which remain outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Recoveries of trade receivables previously written off are recorded when received.

On February 20, 2015, the Company entered into an accounts receivable purchase agreement (Lowe’s Companies, Inc. Supply Chain Financing Program) with a third party financial institution to sell selected accounts receivable from Lowe’s. The Company, at its sole option, may offer to sell to the financial institution all or part of the Company’s accounts receivable from Lowe’s. The financial institution, upon acceptance of the offer, advances to the Company 95% of the balance due within 15 days of the invoice date with the remaining 5% being paid under agreed upon terms. AERT pays interest on advanced amounts at an agreed-upon rate (1.66% per annum), at December 31, 2016. The Lowe’s accounts receivables are sold without recourse. The accounts receivable purchase agreement may be terminated by either party with 30-days’ notice. As of December 31, 2016 and 2015, the amount due from the financial institution was $280,000 and $93,000, respectively.

The table below presents a roll forward of our allowance for sales returns and bad debts for 2016 and 2015 (in thousands).

	Balance at	Charged to	Charged to		Balance at
	Beginning	Costs and	Other		End of
	of Year	Expenses	Accounts	Deductions1	Year
2016	$239	258	-	297	$200
2015	$48	497	-	306	$239

1Charges to the accounts are for the purposes for which the reserve was created.

Warranty Estimates

The Company offers a limited warranty on its products. Estimates of expected warranty claims are recorded as liabilities and charged to income in the period revenue is recognized. Amounts accrued for warranty claims totaled $0.56 million at December 31, 2016 and $0.65 million at December 31, 2015.

Earnings per Share

The Company utilizes the two-class method for computing and presenting earnings per share (EPS). The Company currently has one class of Common Stock and one class of cumulative participating Preferred Stock, Series E. Holders of the Series E Preferred Stock are entitled to receive per share dividends equal to 6% per annum of the “stated value of $1,000 per share of the Series E Preferred Stock”, and accrued and unpaid dividends, when declared by the Company's Board of Directors. Accrued and unpaid dividends on the Series E Preferred Stock totaled $8.4 million and $6.8 million at December 31, 2016 and 2015, respectively. In addition, holders of the Preferred Stock are entitled to participate in any dividends declared on shares of the Company's Common Stock on an as-converted basis. Therefore, the Series E Preferred Stock is considered a participating security requiring the two-class method for the computation and presentation of net income per share ñ basic.

The two-class computation method for each period segregates basic earnings per common and participating share into two categories: distributed EPS (i.e., the Series E Preferred Stock stated dividend) and undistributed EPS, which allocates earnings after subtracting the Series E Preferred Stock dividend to the total of weighted average common shares outstanding plus equivalent converted common shares related to the Series E Preferred Stock. Basic earnings per common and participating share exclude the effect of Common Stock equivalents, and are computed using the two-class computation method.

In computing diluted EPS, only potential common shares that are dilutive—those that reduce EPS or increase loss per share—are included. The exercise of options or conversion of convertible securities is not assumed if the result would be antidilutive, such as when a loss from continuing operations is reported. As a result, if there is a loss from continuing operations, diluted EPS would be computed in the same manner as basic EPS is computed, even if an entity has net income after adjusting for discontinued operations or the cumulative effect of an accounting change.

The following presents the two-class method calculation of EPS for the years ended December 31, 2016 and 2015:

BASIC AND DILUTED EARNINGS PER SHARE
(In thousands, except share and per share data)

	Year ended December 31,
	2016	2015
Net income (loss) applicable to common stock	$2,189	$(856)
Preferred stock dividend	1,675	1,578
Net income before dividends	3,864	722

Per share information:
Basic earnings (losses) per common and participating share:
Distributed earnings (losses) per share:
Common	$0.00	$0.00
Preferred	$0.00	$0.00

Earned, unpaid dividends per share:
Preferred	$81.62	$76.90

Undistributed earnings (losses) per share:
Common	$0.00	$(0.01)
Preferred	86.06	-

Total basic earnings (losses) per common and participating share:
Common	$0.00	$(0.01)
Preferred	$167.68	$76.90

Basic weighted average common shares:
Common weighted average number of shares	89,631,162	89,631,162
Participating preferred shares - if converted*	374,132,593	-
Total weighted average number of shares	463,763,755	89,631,162

Total weighted average number of preferred shares	20,524	20,524

*Although not included in the basic EPS calculation under the two-class method due to a period of loss, the Company had 363,974,428 shares of common stock issuable upon conversion of the Series E Preferred Stock outstanding at December 31, 2015.

Disclosure about Fair Value of Financial Instruments

The fair value of the Company’s long-term debt has been estimated by the Company based upon each obligation’s characteristics, including remaining maturities, interest rate, credit rating, and collateral and amortization schedule. The carrying amount approximates fair value at December 31, 2016 and 2015.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising Costs

Advertising costs are expensed in the period incurred. Advertising expense was $1.3 million for the year ended December 31, 2016 and $1.2 million for the year ended December 31, 2015.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged to expense as incurred. Such expenditures amounted to $0.7 million for the year ended December 31, 2016 and $0.6 million for December 31, 2015, and are included within selling and administrative costs on the statements of operations.

Concentration Risk

Credit Risk and Major Customers

The Company’s revenues are derived principally from national and regional building products dealers and distributors. The Company extends unsecured credit to its customers. The Company’s concentration in the building materials industry has the potential to impact its exposure to credit risk because changes in economic or other conditions in the construction industry may similarly affect the Company’s customers.

The Company has significant customer concentration. Cedar Creek represented approximately 43% and UPM-Kymmene represented approximately 16% of our accounts receivable at December 31, 2016.

For the year ended December 31, 2016, Lowe’s represented approximately 46% of the Company’s revenue compared to 40% for the year ended December 31, 2015. Our next largest customer, BlueLinx, accounted for approximately 10% of the Company’s revenue for the year ended December 31, 2016, compared to approximately 15% for the year ended December 31, 2015.

Cash

 The Company maintains bank accounts that are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At times, cash balances may be in excess of the FDIC insurance limit. The Company believes no significant concentrations of risk exist with respect to its cash.

Recent Accounting Pronouncements

In August 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 for all entities by one year. This update is effective for public business entities for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. ASU 2015-14 defers our effective date until January 2018 which is when we plan to adopt this standard. The ASU permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the cumulative catch-up transition method). The ASU also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.

Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. While we are still in the process of evaluating the effect of adoption on our financial statements and are currently assessing our contracts with customers, we do not expect a material impact on our results of operations, cash flows or financial position. We anticipate we will expand our financial statement disclosures in order to comply with the new ASU. We have not yet determined our transition method upon adoption, but plan to select a transition method by the middle of 2017.

During the fourth quarter of the year ended December 31, 2015, the FASB issued a new accounting standard which is intended to simplify the subsequent measurement of inventory, (ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory). The new standard replaces the current lower of cost or market test with a lower of cost and net realizable value test. Under the current guidance, market could be replacement cost, net realizable value or net realizable value less an approximately normal profit margin. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance should be applied on a prospective basis and is effective for the Company for the year ended 2017.  We believe ASU 2015-11 will have no impact on our financial statements.

In February, 2016, the FASB issued ASU No. 2016-02, Leases, which relates to the accounting of leasing transactions.  This standard requires a lessee to record on the balance sheet the assets and liabilities for the rights and obligations created by leases with lease terms of more than 12 months.  In addition, this standard requires both lessees and lessors to disclose certain key information about lease transactions.  This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  We are evaluating the impact the adoption of ASU 2016-02 will have on our financial statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718)”. The pronouncement was issued to simplify the accounting for share-based payment transactions, including income tax consequences, the classification of awards as either equity or liabilities, and the classification on the statement of cash flows. This pronouncement is effective for reporting periods beginning after December 15, 2016. At this time, the Company has no outstanding stock compensation and is not expected to issue any stock awards during the coming year.

      In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326). The new standard changes the impairment model for most financial assets and certain other instruments. Entities will be required to use a model that will result in the earlier recognition of allowances for losses for trade and other receivables and other instruments. For available-for-sale debt securities with unrealized losses, the losses will be recognized as allowances rather than as reductions in the amortized cost of the securities.  The amendments in this standard are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years.  The Company is currently evaluating the impact of the provisions of this new standard on its financial statements.

In August, 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The new standard addresses the classification of cash flows related to certain cash receipts and cash payments. Additionally, the standard clarifies how the predominance principle should be used when cash receipts and cash payments have aspects of more than one class of cash flows. First, an entity will apply the guidance in Topic 230 and other applicable topics. If there is not guidance for those cash receipts and cash payments, an entity will determine each separately identifiable source or sue and classify the receipt or payment based on the nature of the cash flow. If a receipts or payment has aspects for more than one class of cash flows and cannot be separated, the classification will depend on the predominant source or use. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2017. The Company is currently evaluating the impact of the provisions of this new standard on its financial statements.

Note 3: Related Party Transactions

 Advisory Services Agreement

 The Company entered into an Advisory Services Agreement with H.I.G. Capital, L.L.C. (the Advisory Services Agreement) on March 18, 2011, that provides for an annual monitoring fee between $250,000 and $500,000 and reimbursement of all other out-of-pocket fees and expenses incurred by H.I.G. Capital, L.L.C. For the year ended December 31, 2016, the Company recognized $250,000 for the annual monitoring fee compared to $375,000 for the year ended December 31, 2015.

Other

We accrued board of directors’ fees of $29,000 at December 31, 2016 and 2015, respectively.

Note 4: Line of Credit

On October 30, 2015, we signed a five-year Credit and Security Agreement (the WBCC Agreement) with Webster Business Credit Corporation (WBCC), a state banking institution organized under the laws of the State of Connecticut. The WBCC Agreement is an asset-based revolver loan capped at $8.5 million for the period June 1 to December 31 of each calendar year and capped at $15.0 million for the five months ended May 31 of each calendar year (WBCC Revolver Loan) and other long-term debt as described in Note 5 below. The WBCC Revolver Loan is secured by amounts (less reserves) equal to 85% of the qualifying accounts receivable balance and 85% of the net orderly liquidation value of the inventory.

AERT borrows on the WBCC Revolver Loan at the domestic base rate set forth in the WBCC Agreement (Domestic Base Rate), which at December 31, 2016 was 3.75% plus an applicable margin. At its option, the Company may convert the WBCC Revolver advances to short-term (30 to 90 day) loans at LIBOR plus an applicable margin. Conversion of advances at domestic base rate plus an applicable margin to short-term loans at the LIBOR rate plus an applicable margin must be made in minimum increments of $250,000 and convert back to original terms of the advances upon maturity.

As of December 31, 2016, the outstanding balances, rates and availability remaining on the WBCC Revolver Loan are as follows (dollars in thousands):

	Amount	Rate
Total availability	$8,500

Domestic Base Rate loans	$-	4.75%
LIBOR rate loans	-	3.27%
Total outstanding	$-

Remaining availability	$8,500

Note 5: Long-Term Debt

Long-term debt at December 31, 2016 and 2015, consisted of the following (in thousands):

	2016	2015
3% note payable to Oklahoma Department of
Commerce; secured by assets constructed with
the loan proceeds; matures April 1, 2027	$2,196	$2,377
H.I.G. Series A Note (a); matures on April 30, 2021	15,678	14,591
H.I.G. Series B Note (b); matures on April 30, 2021	7,783	7,102
WBCC M&E Loan (c)(d); matures on October 30, 2020	4,638	5,422
WBCC RE Loan (c)(d); matures on October 30, 2020	6,810	7,170
WBCC Term Loan (c)(d); matures on October 30, 2020	1,175	1,475
Other	734	929
Total	39,014	39,066
Less current maturities	(2,022)	(2,046)
Long-term debt, less current maturities	$36,992	$37,020

__________________
(a) Cash interest of 4% plus 3.25% PIK interest added quarterly to principal. Additions occur after quarter-end. To date, all cash interest that would have been payable on H.I.G. Series A note has been added to the principal.
(b) Cash interest of 4% plus 5.25% PIK interest added quarterly to principal. Additions occur after quarter-end. To date, all cash interest that would have been payable on H.I.G. Series B note has been added to the principal.
(c) Secured by a continuing security interest in all of the Company's assets.
(d) This note has two interest features; receive advances at prime + margin, which may be converted by the borrower in $250 thousand traunches to LIBOR + margin. See additional detail below.

Current Maturity of Long-Term Debt
(Dollars in thousands)
Year	Maturity
2017	$2,022
2018	1,870
2019	1,721
2020	8,522
2021	23,671
Thereafter	1,208
Total	$39,014

Oklahoma Energy Program Loan

On July 14, 2010, we entered into a loan agreement with the Oklahoma Department of Commerce (ODOC) whereby ODOC agreed to a 15-year, $3.0 million loan to AERT at a fixed interest rate of 3.0% (the ODOC Loan). The ODOC Loan was made pursuant to the American Recovery and Reinvestment Act State Energy Program for the State of Oklahoma, and funded the second phase of AERTís recycling facility in Watts, Oklahoma. Payments on the loan began May 1, 2012. The balance on the ODOC Loan at December 31, 2016 was $2.2 million.

ODOC, under award number 14215 SSEP09, advanced $3.0 million to AERT throughout 2010, 2011 and 2012. As of December 31, 2012, a total of $3.0 million was spent on contract labor, contract materials, and equipment. In addition, as of December 31, 2012, matching funds of $9.2 million were contributed (in-kind) to the project by AERT.

H.I.G. Long Term Debt

In connection with the recapitalization of March 2011, the Company entered into a Securities Exchange Agreement with H.I.G. (the Exchange Agreement), and a Credit Agreement with H.I.G. (the Credit Agreement), each dated March 18, 2011. Pursuant to the Exchange Agreement and the Credit Agreement, in exchange for the Company’s debt, H.I.G. was issued:

●
a Series A Term Note (Series A Note) in the aggregate principal amount of $10,000,000,
●
a Series B Senior Term Note (Series B Note, and collectively with the Series A Note, the Notes) in the aggregate principal amount of $9,000,000 (or such lesser amount as is actually borrowed thereunder),
●
and 20,524.149 shares of Series E Convertible Preferred Stock, par value $0.01 per share, of the Company (the Series E Preferred Stock).

The Company issued the Notes and Series E Preferred Stock to H.I.G. in exchange for the following:

●
$6,806,656 of principal plus accrued interest owed under the Allstate Promissory Note, dated July 1, 2009, issued by the Company,
●
$13,281,084 of principal plus accrued interest owed under the Adair County Industrial Authority Solid Waste Recovery Facilities Revenue Bonds issued in 2007,
●
$10,436,409 of principal plus accrued interest owed under the City of Springdale Arkansas, Industrial Development Refunding Revenue Bonds issued in 2008,
●
$2,096,667 of principal plus accrued interest owed under the Secured Promissory Note (2010 Note) issued on December 20, 2010, and
●
H.I.G. making approximately $6.9 million in additional new capital available to the Company.

In addition, immediately prior to the closing of the foregoing transactions, the Company and the holders of the Company’s convertible preferred stock, Series D (the “Series D Preferred Stock”) consummated the exchange of 748,772 shares of Series D Preferred Stock and warrants exercisable for 3,787,880 shares of Common Stock for 36,313,377 shares of Common Stock.

As a result, upon consummation of the foregoing transactions on March 18, 2011 (the Closing), H.I.G. held $17,596,667 outstanding principal of senior secured debt of the Company and owned approximately 80% of the outstanding common equity securities of the Company on a fully diluted, as converted basis. Pursuant to the Exchange Agreement, until such time as H.I.G. no longer owns at least 20% of the Company’s outstanding Common Stock on a fully diluted basis, H.I.G. has the right to purchase securities in any subsequent issuance or sale of securities by the Company in an amount equal to the greater of (i) H.I.G.’s ownership percentage as of the business day prior to its receipt of notice of the proposed issuance or sale by the Company or (ii) 51%.

Pursuant to the Credit Agreement, the Company issued to H.I.G. the Notes, which are secured by a grant of a security interest in all of the Company’s assets in accordance with the terms of a Security Agreement, Patent Security Agreement, Copyright Security Agreement and Trademark Security Agreement, each dated March 18, 2011. The Series A Note matures on April 30, 2021, (as amended by the Fourth Amendment to the Credit Agreement) and currently bears cash interest at 7.25% per annum. Payment of cash interest, however, has been waived until March 31, 2017, and in lieu of such cash interest, payment in kind (PIK) interest is accrued and added to the principal of the Series A Note quarterly.

Upon the Closing, H.I.G. converted the $2,000,000 principal amount of the 2010 Note and accrued interest thereon into borrowings under the Series B Note. In addition, an additional $5.5 million was funded and drawn under the Series B Note at Closing.

The Series B Note matures on April 30, 2021, (as amended by the Fourth Amendment to the Credit Agreement) and, at the Company’s option, either (i) bears cash interest at 9.25% per annum or (ii) bears cash interest at 4.00% per annum, plus a rate of interest equal to 5.25% per annum payable in kind and added to the outstanding principal amount of the Series B Term Note. The Series B Note ranks pari passu to the Series A Note. Payment of cash interest, however, has been waived until March 31, 2017, and in lieu of such cash interest payment in kind (PIK) interest is accrued and added to the principal of the Series B Note quarterly. On October 30, 2015, we used proceeds received from WBCC from the WBCC Agreement to make an $11.0 million partial payment of the Series B Note.

The Credit Agreement contains provisions requiring mandatory payments upon the Notes equal to 50% of the Company’s “Excess Cash Flow” (as defined in the Credit Agreement) and equal to 100% of proceeds from most non-ordinary course asset dispositions, additional debt issuances or equity issuances (subject to certain exceptions in each case or as H.I.G. otherwise agrees), and contains covenant restrictions on the incurrence of additional debt, liens, leases or equity issuances (subject to certain exceptions in each case or as H.I.G. otherwise agrees).

On May 23, 2011, AERT and H.I.G. amended the Credit Agreement to allow loans once repaid or prepaid to be re-borrowed at the sole discretion of the Administrative Agent (First Amendment). On October 20, 2011, AERT and H.I.G. amended (Second Amendment) the Credit Agreement to provide the Company with an additional $3.0 million to be drawn, as needed. The Company drew down $1.0 million on May 23, 2011, $2.0 million on October 21, 2011, and $1.0 million on November 18, 2011 to help fund operations. A Third Amendment to the agreement was executed on November 15, 2012, which allowed AloStar Bank of Commerce first priority in liens and updated the H.I.G. debt covenants.

On October 30, 2015, the Company and H.I.G. entered into the Fourth Amendment to the Credit Agreement. The Fourth Amendment addressed the following changes:

1.
The maturity date of the Credit Agreement was extended to April 30, 2021,
2.
Series A Note PIK interest rate was reduced to 3.25%, cash interest remains 4%
3.
Series B Note PIK interest rate was reduced to 5.25%, cash interest remains 4%
4.
Debt covenant requirements were restated as follows:
a.
Leverage ratio was amended from 3.0:1.0 to 7.50:1.0 for the year ended December 31, 2015. The leverage ratio will continue to decline in periods thereafter,
b.
Fixed charge coverage ratio was amended form 1.5:1.0 to 1.05:1.0 for the year ended December 31, 2015 and periods thereafter,
c.
Minimum EBITDA was amended from $10 million to $5.6 million for the year ended December 31, 2015 and periods thereafter,
d.
Capital expenditures ceiling was amended from $2.5 million to $4.0 million for the year ended December 31, 2015 and periods thereafter.
5.
WBCC is given first priority in liens.

The Fourth Amendment excepted the WBCC loans discussed below from negative covenants regarding future indebtedness restrictions placed on the Company.

Webster Business Credit Corporation

On October 30, 2015, AERT entered into the WBCC Agreement for the WBCC Revolver Loan, a $5.5 million machinery and equipment loan (WBCC M&E Loan), a $7.2 million real estate loan (WBCC RE Loan), a $1.5 million asset-based loan (WBCC Term Loan) and a prospective $1.2 million capital expenditure loan (WBCC CAPEX Loan).

The purpose of the WBCC Agreement was to refinance a portion of the Company’s senior and subordinated debt, to cover the costs and expenses associated with the loan transactions and to provide working capital to fund business operations. The WBCC Agreement expires on October 30, 2020. The WBCC Agreement requires that WBCC hold first security interest on the majority of AERT’s property, plant, equipment and real estate. The uses of the funds received under the WBCC Agreement at closing were as follows:

(in thousands)
AloStar Revolver Loan (retired)	$7,538
H.I.G. Series B Note (partial payoff)	11,000
Banc of America Leasing & Capital LLC	755
Deferred financing costs	1,119
Total use of funds	$20,412

Payments on the principal portion of the WBCC M&E Loan, WBCC RE Loan and WBCC Term Loan commenced on December 1, 2015 and will be made in 60 equal monthly installments of $0.12 million plus interest. The final installment of $7.0 million is due and payable on October 30, 2020.

AERT borrows under the WBCC Agreement at the domestic base rate, which at December 31, 2016 was 3.75% plus an applicable margin. At its option, the Company may convert any of the loans under the WBCC Agreement to a LIBOR rate plus an applicable margin loan. Domestic base rate conversions to LIBOR rate loans must be made in minimum increments of $250,000.

As of December 31, 2016, outstanding Domestic Base Rate loans and LIBOR rate loans were (in thousands):

	WBCC M&E Loan		WBCC RE Loan		WBCC Term Loan
	Amount	Rate	Amount	Rate	Amount	Rate
Domestic Base Rate loans	$66	5.00%	$30	5.25%	$25	6.00%
LIBOR rate loans	4,572	3.52%	6,780	3.77%	1,150	4.52%
Total	$4,638		$6,810		$1,175

Only ten LIBOR rate loans may be outstanding at any time. Loan interest periods are available for one, two or three months. The applicable margin for each loan is as follows:

Loan	Domestic Rate	LIBOR Rate
WBCC Revolver Loan	1.00%	2.50%
WBCC M&E Loan	1.25%	2.75%
WBCC CAPEX Loan	1.25%	2.75%
WBCC RE Loan	1.50%	3.00%
WBCC Term Loan	2.25%	3.75%

Advances on the WBCC CAPEX Loan will be subject to an amount equal to 80% of the hard cost of the equipment to be purchased and must be greater than $25,000. There were no borrowings outstanding on the WBCC CAPEX Loan at December 31, 2016.

Loans under the WBCC Agreement are subject to the following debt covenants: (a) fixed charge coverage ratio of greater than 1.10:1.0, and (b) maximum capital expenditures annually of $4.0 million.

Pursuant to the terms of the Merger Agreement, all of the Company's outstanding indebtedness under the ODOC Loan, the WBCC Agreement and the H.I.G. Credit Agreement (including the indebtedness under the Series A Note and the Series B Note) will be repaid in connection with the consummation of the Merger.

Note 6: Equity

Series E Preferred Stock

Pursuant to the Exchange Agreement, the Company issued 20,524.149 shares of newly authorized Series E Preferred Stock to H.I.G. at the Closing. The Series E Preferred Stock was authorized by the filing of a Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company filed on March 17, 2011 with the Delaware Secretary of State (the Series E Designation). Pursuant to the Series E Designation, holders of the Series E Preferred Stock are entitled to receive per share dividends equal to 6% per annum of the stated value of $1,000 per share of Series E Preferred Stock when declared by the Company’s Board of Directors. In addition, holders of the Series E Preferred Stock are entitled to participate in any dividends declared on shares of the Common Stock on an as-converted basis. Shares of the Series E Preferred Stock and all accrued dividends thereon are convertible at any time at the holder’s election into shares of the Common Stock (the conversion Shares) at a conversion price of $0.075 per share, subject to customary anti-dilution adjustments. The Series E Preferred Stock ranks senior to all other equity securities of the Company. Holders of the Series E Preferred Stock have the right to vote their ownership interests in the Series E Preferred Stock on an as-converted basis. In addition, holders of the Series E Preferred Stock also have the right to elect four of the Company’s seven directors while they hold outstanding shares of Series E Preferred Stock representing at least 20% of the outstanding shares of Common Stock on an as-converted basis. If the outstanding shareholding of Series E Preferred Stock at any time represents less than 20% of the outstanding shares of Common Stock on an as-converted basis, the holders of the Series E Preferred Stock will have the right to elect one of the Company’s seven directors. The Series E Designation contains customary protective voting provisions and other rights customarily granted to holders of preferred equity securities.

The Series E Preferred Stock is not redeemable except under certain conditions which may be out of the control of the Company. An event of default under the Series A and B Notes, for example, the failure to meet specified financial covenants, may trigger a redemption right to the holders of the Series E Preferred Stock. As a result, the carrying value of the Series E Preferred Stock is reported in temporary equity.

On December 31, 2016, H.I.G., the holder of all of the issued and outstanding shares of Series E Preferred Stock, waived the specified events of default as a result of AERT failing to pay the cash interest on the Series A and B term loans. In addition, on December 31, 2016, H.I.G. waived its right to deliver a triggering event redemption notice on the Series E Preferred stock solely as a result of the specified events of default.

The initial conversion price of the Series E Preferred Stock is fixed and will remain the conversion price subject to the anti-dilution adjustments described below. The conversion price of the Series E Preferred Stock is subject to customary weighted-average anti-dilution adjustments, which will be made (subject to certain exceptions) in the event that AERT:

●
issues or sells shares of the Common Stock for consideration per share less than a price equal to the current market price in effect immediately prior to such issue or sale;
●
pays dividends or other distributions on the Common Stock in shares of the Common Stock;
●
subdivides, splits or combines the shares of Common Stock;
●
subject to certain exceptions and limitations, issues options, rights or warrants entitling the holders to purchase shares of the Common Stock at less than the then-current market price (as defined in the certificate of designations for the Series E Preferred Stock);
●
issues or sells any securities that are convertible into or exercisable or exchangeable for common stock and the lowest price per share for which one share of the Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the then-current market price;
●
makes changes to the terms of outstanding options, warrants, or convertible securities (including those that were outstanding as of March 18, 2011, the original issue date of the Series E Preferred Stock) and that would result in a dilutive effect on the Series E Preferred Stock; in general, in such event the adjustment shall be calculated as if the changed terms had been in effect from the initial issuance of such securities and such securities issued before March 18, 2011 shall be treated as if newly issued as of the date of such change; provided that no adjustment will be made in such case if such adjustment would result in an increase in the conversion price then in effect; or
●
takes any action that would result in dilution of the Series E Preferred Stock but is not specifically provided for in the Series E Designations (including granting of stock appreciation rights, phantom stock rights or other rights with equity features), in which case the Company’s Board of Directors shall in good faith determine and implement an appropriate adjustment in the conversion price so as to protect the rights of the holders of the Series E Preferred Stock, subject to certain qualifications.

Common Stock

There have been no changes to the Common Stock during 2016.

Note 7: Equity Incentive Plan

The Company’s 2012 Stock Incentive Plan (2012 Plan) is an equity-based incentive compensation plan that is used to distribute awards to qualified employees. The 2012 Plan was approved by our Board of Directors on March 3, 2012 and our Stockholders at the 2012 annual meeting of stockholders held in Springdale, Arkansas on June 27, 2012.

As of December 31, 2016, no awards have been made.

Note 8: Leases

At December 31, 2016, the Company was obligated under various operating leases covering certain buildings and equipment that expire between 2017 and 2019. Operating lease expense was $1.2 million for the year ended December 31, 2016 as compared to $1.6 million for the year ended December 31, 2015.

Future minimum lease payments required under operating leases as of December 31, 2016, are as follows (in thousands):

Year	Amount
2017	$349
2018	47
2019	4
Total minimum payments required:	$400

Note 9: Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The Company recorded an income tax provision of $105,000 for the year ended December 31, 2016, related to alternative minimum tax. There was no income tax provision for state and federal income for the year ended December 31, 2015.

The income tax provisions for 2016 and 2015 differ from the amounts computed by applying the US federal statutory rate of 34% to income as a result of the following (in thousands):

	2016		2015
	Amount	Percent	Amount	Percent
Income tax at the U.S. federal statutory rate	$1,350	34.0	$245	34.0
Permanent differences	17	0.4	16	2.2
Change in valuation allowance	(1,262)	(31.8)	(261)	(36.2)
Income tax provision	$105	2.6	$-	0.0

The tax effects of significant temporary differences representing deferred tax assets and liabilities were as follows (in thousands):

	2016		2015
	Current	Long-Term	Current	Long-Term
Deferred tax assets —
Net operating loss carryforwards	$-	$7,500	$-	$9,520
Accrued expenses	558	-	930	-
Valuation allowance	(285)	(6,479)	(816)	(8,440)
Other	367	42	440	45
Total deferred tax assets	640	1,063	554	1,125
Deferred tax liability —
Depreciation	-	1,063	-	1,125
Prepaid expenses	640	-	554	-
Total deferred tax liabilities	640	1,063	554	1,125
Net deferred tax	$-	$-	$-	$-

As of December 31, 2016, the Company had net operating loss (NOL) carryforwards for federal and state income tax purposes of $52.0 million which are available to reduce future taxable income. If not utilized, the NOL carryforwards will expire between 2017 and 2031.

In March 2011, H.I.G. AERT, LLC acquired a controlling interest in the Company, which resulted in a significant restriction on the utilization of the Company’s NOL carryforwards. It is estimated that the utilization of future NOL carryforwards will be limited per Section 382 of the Internal Revenue Code of 1986, as amended (IRC 382), to approximately $0.8 million per year for the next 17 years. The impact of this limitation is that approximately $27.3 million in NOLs will expire before the Company can use them. Of the remaining $24.3 million in NOLs, $15.2 million is subject to the IRC 382 restriction and $9.0 million is available to reduce taxable income for the year ended December 31, 2016 and subsequent years. The Company anticipates that 2016 taxable income will reduce the available current carryforward to approximately $3.9 million.

As there is insufficient evidence that the Company will be able to generate adequate future taxable income to enable it to realize its NOL carryforwards prior to expiration, the Company maintains a valuation allowance to recognize its deferred tax assets only to the extent of its deferred tax liabilities.

Based upon a review of its income tax filing positions, the Company believes that its positions would be sustained upon an audit and does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded. The Company recognizes interest related to income taxes as interest expense and recognizes penalties as operating expense. The Company is subject to routine audits by various taxing jurisdictions. The Company is no longer subject to income tax examinations by taxing authorities for years before 2013, except in the States of California and Colorado, for which the 2012 tax year is still subject to examination.

Note 10: Commitments and Contingencies

Legal Proceedings

AERT is involved from time to time in litigation arising in the normal course of business that is not disclosed in its filings with the SEC. In management's opinion, the Company is not involved in any litigation that is expected to materially impact the Company's results of operations or financial condition.

Note 11: 401(k) Plan

The Company sponsors the A.E.R.T. 401(k) Plan (the Plan) for the benefit of all eligible employees. The Plan provides that the Company may elect to make discretionary-matching contributions equal to a percentage of each participant’s voluntary contribution. The Company may also elect to make a profit sharing contribution to the Plan. For the year ended December 31, 2016, the Board of Directors approved a discretionary match of 37.5% of the first 4% of salary voluntarily contributed, which was $75,000.

Note 12: Subsequent Event

On March 16, 2017, the Company entered into an Agreement and Plan of Merger (the Merger Agreement) with Oldcastle Architectural, Inc., a Delaware corporation (Parent), and Oldcastle Ascent Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (Merger Sub), under which Merger Sub will merge with and into the Company (the Merger) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the Common Stock) will be converted into the right to receive $0.135936 in cash, less any required withholding taxes, if any, and each issued and outstanding share of preferred stock, par value $0.01 per share, of the Company (the Preferred Stock) will be converted into the right to receive $2,603.483278 in cash, less any required withholding taxes, if any, in each case other than any shares of Common Stock and Preferred Stock owned by the Company (which will automatically be canceled with no consideration paid therefor) and those shares of Common Stock with respect to which stockholders properly exercised appraisal rights and have not effectively withdrawn or lost their appraisal rights.

Also, on March 17, 2017, following the execution and delivery of the Merger Agreement, H.I.G. AERT, LLC, holder of approximately 85% of the voting power of the issued and outstanding shares of the Company's stock, executed a written consent adopting the Merger Agreement and approving the Merger. No further approval of the stockholders of the Company is required to adopt the Merger Agreement or approve the Merger. Consummation of the Merger is subject to satisfaction or waiver of certain customary closing conditions. The Merger is expected to close during the second quarter of 2017.

If the Merger is not completed, we may be required to pay a termination fee of approximately $4.7 million under certain circumstances set forth in the Merger Agreement. We estimate transaction costs relating to the Merger, including transaction bonuses, will range from approximately $12 million to $13 million. If the Merger is not completed, the majority of these transaction costs will not be incurred by the Company.

Exhibit	INDEX TO EXHIBITS
No.	Description of Exhibit

2.1
Securities Exchange Agreement dated as of March 18, 2011 by and among the Company and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

2.2
Series D Preferred Stock Exchange Agreement dated as of March 18, 2011 by and among the Company and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

2.3*
Agreement and Plan of Merger, dated as of March 16, 2017, by and among the Company, Oldcastle Architectural, Inc. and Oldcastle Ascent Merger Sub, Inc. (Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of the omitted schedules upon request by the SEC.)

3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

3.2	Bylaws of the Company, as amended, incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

3.3*	Amendment to Bylaws of the Company

4.1
Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company, incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed with the SEC on March 22, 2011.

4.2*	Amendment to Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of the Company

10.1
Loan Agreement dated July 1, 2010 by and between the Company and the Oklahoma Department of Commerce, incorporated herein by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012

10.2
Promissory Note issued by the Company to the Oklahoma Department of Commerce dated July 1, 2010, incorporated herein by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2012

10.3†
Indemnity Agreement dated as of March 18, 2011 by and between the Company and Michael Phillips, incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.4
Advisory Services Agreement dated as of March 18, 2011 by and between the Company and H.I.G. Capital, L.L.C., incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.5
Registration Rights Agreement dated as of March 18, 2011 by and among the Company and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.6
Credit Agreement dated as of March 18, 2011 among the Company, the lenders party thereto and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.7
Security Agreement dated as of March 18, 2011 by and between the Company and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.8
Series A Term Note issued by the Company to H.I.G. AERT, LLC dated March 18, 2011, incorporated herein by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on March 22, 2011

10.9
Amended and Restated Series B Term Note issued by the Company to H.I.G. AERT, LLC dated October 20, 2011, incorporated herein by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2011

10.10
First Amendment to Credit Agreement dated as of May 23, 2011 among the Company, the lenders party thereto and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.11
Second Amendment to Credit Agreement dated as of October 20, 2011 among the Company, the lenders party thereto and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.12
Third Amendment to Credit Agreement dated as of November 15, 2012 among the Company, the lenders party thereto and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.13
Fourth Amendment to Credit Agreement dated as of October 30, 2015 among the Company, the lenders party thereto and H.I.G. AERT, LLC, incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.14†
Employment Agreement dated January 1, 2012 between the Company and Tim Morrison, incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2012

10.15†
Employment Agreement dated January 1, 2012 between the Company and Brian Hanna, incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2012

10.16†
Advanced Environmental Recycling Technologies, Inc. 2011 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.17
Accounts Receivable Purchase Agreement dated February 20, 2015 between the Company and the Bank of Montreal, incorporated herein by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2015

10.18
Credit and Security Agreement dated as of October 30, 2015 between the Company and the Webster Business Credit Corporation, incorporated herein by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.19
Amendment No. 1 to the Credit and Security Agreement dated as of March 25, 2016 between the Company and the Webster Business Credit Corporation, incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2016

10.20	Waiver of Series A & B Interest dated January 20, 2016, incorporated herein by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.21	Waiver of Triggering Event Redemption Notice dated January 20, 2016, incorporated herein by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K filed with the SEC on March 10, 2016

10.22
Waiver of “Special Events Default” per Series A & B Term Loan Interest dated April 13, 2016, incorporated herein by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on May 13, 2016

10.23
Waiver of “Special Events Default” per Series A & B Term Loan Interest dated July 1, 2016 incorporated herein by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on August 11, 2016

10.24
Waiver of “Special Events Default” per Series A & B Term Loan Interest dated September 30, 2016 incorporated herein by reference to the Company's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2016

10.25*	Waiver of Series A & B Interest dated December 31, 2016

10.26*	Waiver of Triggering Event Redemption Notice dated December 31, 2016

10.27*†	Advanced Environmental Recycling Technologies, Inc. Key Employee Incentive Plan for Transaction Bonuses, as amended and restated

23.1*	Consent of Independent Registered Public Accounting Firm

31.1*	Certification per Sarbanes-Oxley Act of 2002 (Section 302) by the Company’s chief executive officer and director

31.2*	Certification per Sarbanes-Oxley Act of 2002 (Section 302) by the Company’s chief financial officer and principal accounting officer

32.1**	Certification per Sarbanes-Oxley Act of 2002 (Section 906) by the Company’s chief executive officer and director

32.2**	Certification per Sarbanes-Oxley Act of 2002 (Section 906) by the Company’s chief financial officer and principal accounting officer

99.1	Press Release, dated March 17, 2017

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith
**	Furnished herewith
†	Management contract or compensatory plan or arrangement